Exhibit 99.1

ITEM 1.	BUSINESS
Our Company
          Dr Pepper Snapple Group, Inc. is a leading integrated brand owner, manufacturer and distributor of non-alcoholic beverages in the United States, Canada and Mexico with a diverse portfolio of flavored (non-cola) carbonated soft drinks (“CSD”) and non-carbonated beverages (“NCB”), including ready-to-drink teas, juices, juice drinks and mixers. We have some of the most recognized beverage brands in North America, with significant consumer awareness levels and long histories that evoke strong emotional connections with consumers. References in this Current Report on Form 8-K to “we”, “our”, “us”, “DPS” or “the Company” refer to Dr Pepper Snapple Group, Inc. and its subsidiaries, unless the context requires otherwise.
          The following table provides highlights about our company:

• #1 flavored CSD company in the United States
• More than 75% of our volume from brands that are either #1 or #2 in their category
• #3 North American liquid refreshment beverage business
• $5.7 billion of net sales in 2008 from the United States (89%), Canada (4%) and Mexico and the Caribbean (7%)
History of Our Business
          We have built our business over the last 25 years through a series of strategic acquisitions. In the 1980’s through the mid-1990’s, we began building on our then existing Schweppes business by adding brands such as Mott’s, Canada Dry and A&W and a license for Sunkist. We also acquired the Peñafiel business in Mexico. In 1995, we acquired Dr Pepper/Seven Up, Inc., having previously made minority investments in the company. In 1999, we acquired a 40%, interest in Dr Pepper/ Seven Up Bottling Group, Inc., (“DPSUBG”), which was then our largest independent bottler, and increased our interest to 45% in 2005. In 2000, we acquired Snapple and other brands, significantly increasing our share of the United States NCB market segment. In 2003, we created Cadbury Schweppes Americas Beverages by integrating the way we managed our four North American businesses (Mott’s, Snapple, Dr Pepper/Seven Up and Mexico). During 2006 and 2007, we acquired the remaining 55% of DPSUBG and several smaller bottlers and integrated them into our Packaged Beverages segment, thereby expanding our geographic coverage.
Formation of Our Company and Separation from Cadbury
          In 2008, Cadbury Schweppes plc (“Cadbury Schweppes”) separated its beverage business in the United States, Canada, Mexico and the Caribbean (the “Americas Beverages business”) from its global confectionery business by contributing the subsidiaries that operated its Americas Beverages business to us. The separation involved a number of steps, and as a result of these steps:
•	On May 1, 2008, Cadbury plc (“Cadbury plc”) became the parent company of Cadbury Schweppes. Cadbury plc and Cadbury Schweppes are hereafter collectively referred to as “Cadbury” unless otherwise indicated.

•	On May 7, 2008, Cadbury plc transferred its Americas Beverages business to us and we became an independent publicly-traded company listed on the New York Stock Exchange under the symbol “DPS”. In return for the transfer of the Americas Beverages business, we distributed our common stock to Cadbury plc shareholders. As of the date of distribution, a total of 800 million shares of our common stock, par value $0.01 per share, and 15 million shares of our undesignated preferred stock were authorized. On the date of distribution, 253.7 million shares of our common stock were issued and outstanding and no shares of preferred stock were issued.
          We were incorporated in Delaware on October 24, 2007. Prior to separation Dr Pepper Snapple Group, Inc. did not have any operations. Refer to Note 4 of the Notes to the Audited Consolidated Financial Statements for further information.

Products and Distribution
          We are a leading integrated brand owner, manufacturer and distributor of non-alcoholic beverages in the United States, Mexico and Canada and we also distribute our products in the Caribbean. In 2008, 89% of our net sales were generated in the United States, 4% in Canada and 7% in Mexico and the Caribbean. We sold 1.6 billion equivalent 288 ounce cases in 2008. The following table provides highlights about our key brands:

•	#1 in its flavor category and #2 overall flavored CSD in the United States
•	Distinguished by its unique blend of 23 flavors and loyal consumer following
•	Flavors include regular, diet and cherry
•	Oldest major soft drink in the United States, introduced in 1885

•	A leading ready-to-drink tea in the United States
•	A full range of tea products including premium, super premium and value teas
•	Brand also includes premium juices, juice drinks and enhanced waters
•	Founded in Brooklyn, New York in 1972

• • •	#2 lemon-lime CSD in the United States Flavors include regular, diet and cherry antioxidant The original “Un-Cola,” created in 1929

•	#1 apple juice and #1 apple sauce brand in the United States
•	Juice products include apple and other fruit juices, Mott’s Plus and Mott’s for Tots
•	Apple sauce products include regular, unsweetened, flavored and organic
•	Brand began as a line of apple cider and vinegar offerings in 1842

• • •	#1 orange CSD in the United States Flavors include orange, diet and other fruits Licensed to us as a soft drink by the Sunkist Growers Association since 1986

•	#1 fruit punch brand in the United States
•	Brand includes a variety of fruit flavored and reduced calorie juice drinks
•	Developed originally as an ice cream topping known as “Leo’s Hawaiian Punch” in 1934

• • •	#1 root beer in the United States Flavors include regular and diet root beer and cream soda A classic all—American beverage first sold at a veteran’s parade in 1919

• • •	#1 ginger ale in the United States and Canada Brand includes club soda, tonic, green tea ginger ale and other mixers Created in Toronto, Canada in 1904 and introduced in the United States in 1919

• • •	#2 ginger ale in the United States and Canada Brand includes club soda, tonic and other mixers First carbonated beverage in the world, invented in 1783

• •	#1 grapefruit CSD in the United States and a leading grapefruit CSD in Mexico Founded in 1938

•	Leading spicy tomato juice brand in the United States, Canada and Mexico
•	Key ingredient in Canada’s popular cocktail, the Bloody Caesar
•	Created in 1969

• • •	#1 carbonated mineral water brand in Mexico Brand includes Flavors, Twist and Naturel Mexico’s oldest mineral water

• • •	#1 portfolio of mixer brands in the United States #1 Bloody Mary brand (Mr & Mrs T) in the United States Leading mixers (Margaritaville and Rose’s) in their flavor categories
          The market and industry data in this Current Report on Form 8-K is from independent industry sources, including The Nielsen Company and Beverage Digest. See “Market and Industry Data” below for further information.
          The Sunkist soda, Rose’s and Margaritaville logos are registered trademarks of Sunkist Growers, Inc., Cadbury Ireland Limited and Margaritaville Enterprises, LLC, respectively, in each case used by us under license. All other logos in the table above are registered trademarks of DPS or its subsidiaries.
          In the CSD market in the United States and Canada, we participate primarily in the flavored CSD category. Our key brands are Dr Pepper, 7UP, Sunkist, A&W and Canada Dry, and we also sell regional and smaller niche brands. In the CSD market we are primarily a manufacturer of beverage concentrates and fountain syrups. Beverage concentrates are highly concentrated proprietary flavors used to make syrup or finished beverages. We manufacture beverage concentrates that are used by our own manufacturing operations, as well as sold to third party bottling companies. According to The Nielsen Company, we had a 19.7% share of the United States CSD market in 2008 (measured by retail sales), which increased from 19.4% in 2007. We also manufacture fountain syrup that we sell to the foodservice industry directly, through bottlers or through third parties.
          In the NCB market segment in the United States, we participate primarily in the ready-to-drink tea, juice, juice drinks and mixer categories. Our key NCB brands are Snapple, Mott’s, Hawaiian Punch and Clamato, and we also sell regional and smaller niche brands. We manufacture most of our NCBs as ready-to-drink beverages and distribute them through our own distribution network and through third parties or direct to our customers’ warehouses. In addition to NCB beverages, we also manufacture Mott’s apple sauce as a finished product.

          In Mexico and the Caribbean, we participate primarily in the carbonated mineral water, flavored CSD, bottled water and vegetable juice categories. Our key brands in Mexico include Peñafiel, Squirt, Clamato and Aguafiel. In Mexico, we manufacture and sell our brands through both our own bottling operations and third party bottlers, as we do in our United States CSD business. In the Caribbean, we distribute our products solely through third party distributors and bottlers.
          In 2008, we bottled and/or distributed approximately 44% of our total products sold in the United States (as measured by volume). In addition, our bottling and distribution businesses distribute a variety of brands owned by third parties in specified licensed geographic territories.
Our Strengths
          The key strengths of our business are:
          Strong portfolio of leading, consumer—preferred brands. We own a diverse portfolio of well-known CSD and NCB brands. Many of our brands enjoy high levels of consumer awareness, preference and loyalty rooted in their rich heritage, which drive their market positions. Our diverse portfolio provides our bottlers, distributors and retailers with a wide variety of products and provides us with a platform for growth and profitability. We are the #1 flavored CSD company in the United States. In addition, we are the only major beverage concentrate manufacturer with year-over-year market share growth in the CSD market in each of the last five years. Our largest brand, Dr Pepper, is the #2 flavored CSD in the United States, according to The Nielsen Company, and our Snapple brand is a leading ready-to-drink tea. Overall, in 2008, more than 75% of our volume was generated by brands that hold either the #1 or #2 position in their category. The strength of our key brands has allowed us to launch innovations and brand extensions such as Dr Pepper Cherry, 7UP Cherry Antioxidant, Canada Dry Green Tea Ginger Ale, Mott’s for Tots and Snapple value teas.
          Integrated business model. We believe our brand ownership, manufacturing and distribution are more integrated than the United States operations of our principal competitors and that this differentiation provides us with a competitive advantage. Our integrated business model strengthens our route-to-market by creating a third consolidated bottling system in addition to the Coca-Cola affiliated and PepsiCo affiliated systems. Our manufacturing and distribution system enables us to improve focus on our brands, especially certain of our brands such as 7UP, Sunkist, A&W and Snapple, which do not have a large presence in the Coca-Cola affiliated and PepsiCo affiliated bottler systems. Our integrated business model also provides opportunities for net sales and profit growth through the alignment of the economic interests of our brand ownership and our manufacturing and distribution businesses. For example, we can focus on maximizing profitability for our company as a whole rather than focusing on profitability generated from either the sale of concentrates or the bottling and distribution of our products. Additionally, our integrated business model enables us to be more flexible and responsive to the changing needs of our large retail customers by coordinating sales, service, distribution, promotions and product launches and allows us to more fully leverage our scale and reduce costs by creating greater geographic manufacturing and distribution coverage.
          Strong customer relationships. Our brands have enjoyed long-standing relationships with many of our top customers. We sell our products to a wide range of customers, from bottlers and distributors to national retailers, large foodservice and convenience store customers. We have strong relationships with some of the largest bottlers and distributors, including those affiliated with Coca-Cola and PepsiCo, some of the largest and most important retailers, including Wal-Mart, Safeway, Kroger and Target, some of the largest food service customers, including McDonald’s, Yum! Brands and Burger King, and convenience store customers, including 7-Eleven. Our portfolio of strong brands, operational scale and experience across beverage segments has enabled us to maintain strong relationships with our customers.
          Attractive positioning within a large and profitable market. We hold the #1 position in the United States flavored CSD beverage markets by volume according to Beverage Digest. We are also a leader in Canada and Mexico beverage markets. We believe that these markets are well-positioned to benefit from emerging consumer trends such as the need for convenience and the demand for products with health and wellness benefits. Our portfolio of products is biased toward flavored CSDs, which continue to gain market share versus cola CSDs, as well as growing categories such as teas, energy drinks and juices.
          Broad geographic manufacturing and distribution coverage. As of December 31, 2008, we had 20 manufacturing facilities and approximately 200 distribution centers in the United States, as well as four manufacturing facilities and approximately 25 distribution centers in Mexico. These facilities use a variety of manufacturing processes. We have strategically located manufacturing and distribution capabilities, enabling us to better align our operations with our customers, reduce transportation costs and have greater control over the timing and coordination of new product launches. In addition, our warehouses are generally located at or near bottling plants and geographically dispersed to ensure our products are available to meet consumer demand. We actively manage transportation of our products using our own fleet of more than 5,000 delivery trucks, as well as third party logistics providers on a selected basis.
          Strong operating margins and stable cash flows. The breadth of our brand portfolio has enabled us to generate strong operating margins which have delivered stable cash flows. These cash flows enable us to consider a variety of alternatives, such as investing in our business and reducing debt.
          Experienced executive management team. Our executive management team has over 200 years of collective experience in the food and beverage industry. The team has broad experience in brand ownership, manufacturing and distribution, and enjoys strong relationships both within the industry and with major customers. In addition, our management team has diverse skills that support our operating strategies, including driving organic growth through targeted and efficient marketing, reducing operating costs, enhancing distribution efficiencies, aligning manufacturing and distribution interests and executing strategic acquisitions.
Our Strategy
          The key elements of our business strategy are to:
          Build and enhance leading brands. We have a well-defined portfolio strategy to allocate our marketing and sales resources. We use an on-going process of market and consumer analysis to identify key brands that we believe have the greatest potential for profitable sales growth. We intend to continue to invest most heavily in our key brands to drive profitable and sustainable growth by strengthening consumer awareness, developing innovative products and brand extensions to take advantage of evolving consumer trends, improving distribution and increasing promotional effectiveness.
          Focus on opportunities in high growth and high margin categories. We are focused on driving growth in our business in selected profitable and emerging categories. These categories include ready-to-drink teas, energy drinks and other beverages. We also intend to capitalize on opportunities in these categories through brand extensions, new product launches and selective acquisitions of brands and distribution rights. For example, we believe we are well-positioned to enter into new distribution agreements for emerging, high-growth third party brands in new categories that can use our manufacturing and distribution network. We can provide these new brands with distribution capability and resources to grow, and they provide us with exposure to growing segments of the market with relatively low risk and capital investment.
          Increase presence in high margin channels and packages. We are focused on improving our product presence in high margin channels, such as convenience stores, vending machines and small independent retail outlets, through increased selling activity and significant investments in coolers and other cold drink equipment. We intend to significantly increase the number of our branded coolers and other cold drink equipment over the next few years, which we believe will provide an attractive return on investment. We also intend to increase demand for high margin products like single-serve packages for many of our key brands through increased promotional activity.
          Leverage our integrated business model. We believe our integrated brand ownership, manufacturing and distribution business model provides us opportunities for net sales and profit growth through the alignment of the economic interests of our brand ownership and our manufacturing and distribution businesses. We intend to leverage our integrated business model to reduce costs by creating greater geographic manufacturing and distribution coverage and to be more flexible and responsive to the changing needs of our large retail customers by coordinating sales, service, distribution, promotions and product launches. For example, we intend to concentrate more of our manufacturing in multi-product, regional manufacturing facilities, including opening a new plant in Southern California and investing in expanded capabilities in several of our existing facilities within the next several years.
          Strengthen our route-to-market. In the near term, strengthening our route-to-market will ensure the ongoing health of our brands. We are rolling out handheld technology and upgrading our IT infrastructure to improve route productivity and data integrity and standards. With third party bottlers, we continue to deliver programs that maintain priority for our brands in their systems.

          Improve operating efficiency. We completed a series of restructurings in our organization from 2006 to 2008. We believe these restructurings have reduced our selling, general and administrative expenses and improved our operating efficiency. In addition, the integration of acquisitions into our Bottling Group has created the opportunity to improve our manufacturing, warehousing and distribution operations. For example, we have been able to create multi-product manufacturing facilities (such as our Irving, Texas facility) which provide a region with a wide variety of our products at reduced transportation and co-packing costs.
Our Business Operations
          As of December 31, 2008, our operating structure included three business segments: Beverage Concentrates, Packaged Beverages and Latin America Beverages. Segment financial data for 2008, 2007 and 2006, including financial information about foreign and domestic operations, is included in Note 23 of the Notes to our Audited Consolidated Financial Statements.
Beverage Concentrates
          Our Beverage Concentrates segment is principally a brand ownership business. In this segment we manufacture beverage concentrates and syrups in the United States and Canada. Most of the brands in this segment are CSD brands. In 2008, our Beverage Concentrates segment had net sales of approximately $983 million. Key brands include Dr Pepper, 7UP, Sunkist, A&W, Canada Dry, Schweppes, Squirt, RC, Crush, Diet Rite, Sundrop, Welch’s, Vernors and Country Time and the concentrate form of Hawaiian Punch.
          We are the industry leader in flavored CSDs with a 38.4% market share in the United States for 2008, as measured by retail sales according to The Nielsen Company. We are also the third largest CSD brand owner as measured by 2008 retail sales in the United States and Canada and we own a leading brand in most of the CSD categories in which we compete.
          Almost all of our beverage concentrates are manufactured at our plant in St. Louis, Missouri. The beverage concentrates are shipped to third party bottlers, as well as to our own manufacturing systems, who combine them with carbonation, water, sweeteners and other ingredients, PET containers, glass bottles and aluminum cans, and sell it as a finished beverage to retailers. Concentrate prices historically have been reviewed and adjusted at least on an annual basis.
          Syrup is shipped to fountain customers, such as fast food restaurants, who mix the syrup with water and carbonation to create a finished beverage at the point of sale to consumers. Dr Pepper represents most of our fountain channel volume.
          Our Beverage Concentrates brands are sold by our bottlers, including our own Packaged Beverages segment, through all major retail channels including supermarkets, fountains, mass merchandisers, club stores, vending machines, convenience stores, gas stations, small groceries, drug chains and dollar stores. Unlike the majority of our other CSD brands, 73% of Dr Pepper volumes are distributed through the Coca-Cola affiliated and PepsiCo affiliated bottler systems.
          Coca-Cola and Pepsi affiliated systems each constituted approximately 20% of the net sales of our Beverage Concentrates segment.
     Packaged Beverages
     Our Packaged Beverages segment is principally a brand ownership, manufacturing and distribution business. In this segment, we primarily manufacture and distribute packaged beverages and other products, including our brands, third party owned brands and certain private label beverages, in the United States and Canada. In 2008, our Packaged Beverages segment had net sales of approximately $4.3 billion. Key NCB brands in this segment include Snapple, Mott’s, Hawaiian Punch, Clamato, Yoo-Hoo, Mr and Mrs T, Rose’s and Margaritaville. Key CSD brands in this segment include Dr Pepper, 7UP, Sunkist, A&W, Canada Dry, Squirt, Diet Rite and Venom Energy.
     Approximately 82% of our 2008 Packaged Beverages net sales of branded products come from our own brands, with the remaining from the distribution of third party brands such as Monster energy drink, FIJI mineral water and AriZona tea. A portion of our sales also comes from bottling beverages and other products for private label owners or others for a fee. Although the majority of our Packaged Beverages’ net sales relate to our brands, we also provide a route-to-market for third party brand owners seeking effective distribution for their new and emerging brands. These brands give us exposure in certain markets to fast growing segments of the beverage industry with minimal capital investment.

     Our Packaged Beverages’ products are manufactured in several facilities across the United States and are sold or distributed to retailers and their warehouses by our own distribution network or by third party distributors. The raw materials used to manufacture our products include aluminum cans and ends, glass bottles, PET bottles and caps, paper products, sweeteners, juices, water and other ingredients.
     We sell our Packaged Beverages’ products both through our Direct Store Delivery system (“DSD”) (formerly, the Bottling Group), supported by a fleet of more than 5,000 trucks and approximately 12,000 employees, including sales representatives, merchandisers, drivers and warehouse workers, as well as through our Warehouse Direct delivery system (“WD”) (formerly, the Finished Goods segment), which includes the sales to all major retail channels, including supermarkets, fountain channel, mass merchandisers, club stores, vending machines, convenience stores, gas stations, small groceries, drug chains and dollar stores.
     In 2008, Wal-Mart Stores, Inc., the largest customer of our Packaged Beverages segment, accounted for approximately 15% of our net sales in this segment.
Latin America Beverages
          Our Latin America Beverages segment is a brand ownership, manufacturing and distribution business. This segment participates mainly in the carbonated mineral water, flavored CSD, bottled water and vegetable juice categories, with particular strength in carbonated mineral water and grapefruit flavored CSDs. In 2008, our Latin America Beverages segment had net sales of $422 million with our operations in Mexico representing approximately 90% of the net sales of this segment. Key brands include Peñafiel, Squirt, Clamato and Aguafiel.
          In Mexico, we manufacture and distribute our products through our bottling operations and third party bottlers and distributors. In the Caribbean, we distribute our products through third party bottlers and distributors. In Mexico, we also participate in a joint venture to manufacture Aguafiel brand water with Acqua Minerale San Benedetto. We provide expertise in the Mexican beverage market and Acqua Minerale San Benedetto provides expertise in water production and new packaging technologies.
          We sell our finished beverages through all major Mexican retail channels, including the “mom and pop” stores, supermarkets, hypermarkets, and on premise channels.
Bottler and Distributor Agreements
          In the United States and Canada, we generally grant perpetual, exclusive license agreements for CSD brands and packages to bottlers for specific geographic areas. These agreements prohibit bottlers from selling the licensed products outside their exclusive territory and selling any imitative products in that territory. Generally, we may terminate bottling agreements only for cause and the bottler may terminate without cause upon giving certain specified notice and complying with other applicable conditions. Fountain agreements for bottlers generally are not exclusive for a territory, but do restrict bottlers from carrying imitative product in the territory. Many of our brands such as Snapple, Mistic, Stewart’s, Nantucket Nectars, Yoo-Hoo and Orangina, are licensed for distribution in various territories to bottlers and a number of smaller distributors such as beer wholesalers, wine and spirit distributors, independent distributors and retail brokers. We may terminate some of these distribution agreements only for cause and the distributor may terminate without cause upon certain notice and other conditions. Either party may terminate some of the other distribution agreements without cause upon giving certain specified notice and complying with other applicable conditions.
Customers
          We primarily serve two groups of customers: 1) bottlers and distributors and 2) retailers.
          Bottlers buy beverage concentrates from us and, in turn, they manufacture, bottle, sell and distribute finished beverages. Bottlers also manufacture and distribute syrup for the fountain foodservice channel. In addition, bottlers and distributors purchase finished beverages from us and sell them to retail and other customers. We have strong relationships with bottlers affiliated with Coca-Cola and PepsiCo primarily because of the strength and market position of our key Dr Pepper brand.
          Retailers also buy finished beverages directly from us. Our portfolio of strong brands, operational scale and experience in the beverage industry has enabled us to maintain strong relationships with major retailers in the United States, Canada and Mexico. In 2008, our largest retailer was Wal-Mart Stores, Inc., representing approximately 11% of our net sales.
Seasonality
          The beverage market is subject to some seasonal variations. Our beverage sales are generally higher during the warmer months and also can be influenced by the timing of holidays as well as weather fluctuations.
Competition
          The liquid refreshment beverage industry is highly competitive and continues to evolve in response to changing consumer preferences. Competition is generally based upon brand recognition, taste, quality, price, availability, selection and convenience. We compete with multinational corporations with significant financial resources. Our two largest competitors in the liquid refreshment beverage market are Coca-Cola and PepsiCo, each representing more than 30% of the U.S. liquid refreshment beverage market by volume, according to Beverage Digest. We also compete against other large companies, including Nestlé, S.A. and Kraft Foods, Inc. As a bottler, we compete with bottlers such as Coca-Cola Enterprises, Pepsi Bottling Group and PepsiAmericas and a number of smaller bottlers and distributors. We also compete with a variety of smaller, regional and private label manufacturers, such as Cott Corp. We have lower exposure to some of the faster growing non-carbonated and bottled water segments in the overall liquid refreshment beverage market and as a result, although we have increased our market share in the overall United States CSD market, we have lost share in the overall United States liquid refreshment beverage market over the past several years. In Canada and Mexico, we compete with many of these same international companies as well as a number of regional competitors.
Intellectual Property and Trademarks
          Our Intellectual Property. We possess a variety of intellectual property rights that are important to our business. We rely on a combination of trademarks, copyrights, patents and trade secrets to safeguard our proprietary rights, including our brands and ingredient and production formulas for our products.
          Our Trademarks. Our trademark portfolio includes more than 2,000 registrations and applications in the United States, Canada, Mexico and other countries. Brands we own through various subsidiaries in various jurisdictions include Dr Pepper, 7UP, A&W, Canada Dry, RC, Schweppes, Squirt, Crush, Peñafiel, Aguafiel, Snapple, Mott’s, Hawaiian Punch, Clamato, Mistic, Nantucket Nectars, Mr & Mrs T, ReaLemon, Venom and Deja Blue. We own trademark registrations for all of these brands in the United States, and we own trademark registrations for some but not all of these brands in Canada and Mexico. We also own a number of smaller regional brands. Some of our other trademark registrations are in countries where we do not currently have any significant level of business. In addition, in many countries outside the United States, Canada and Mexico, our rights in many of our brands, including our Dr Pepper trademark and formula, have been sold to third parties including, in certain cases, to competitors such as Coca-Cola.
          Trademarks Licensed from Others. We license various trademarks from third parties, which licenses generally allow us to manufacture and distribute on a country-wide basis. For example, we license from third parties the Sunkist, Welch’s, Country Time, Orangina, Stewart’s, Rose’s, Holland House and Margaritaville trademarks. Although these licenses vary in length and other terms, they generally are long-term, cover the entire United States and include a royalty payment to the licensor.
          Licensed Distribution Rights. We have rights in certain territories to bottle and/or distribute various brands we do not own, such as Arizona tea and FIJI mineral water. Some of these arrangements are relatively shorter in term, are limited in geographic scope and the licensor may be able to terminate the agreement upon an agreed period of notice, in some cases without payment to us.

          Intellectual Property We License to Others. We license some of our intellectual property, including trademarks, to others. For example, we license the Dr Pepper trademark to certain companies for use in connection with food, confectionery and other products. We also license certain brands, such as Dr Pepper and Snapple, to third parties for use in beverages in certain countries where we own the brand but do not otherwise operate our business.
          Cadbury Schweppes Name. We have removed “Cadbury” from the names of our companies after our separation from Cadbury. Cadbury can continue to use the “Schweppes” name as part of its companies’ names outside of the United States, Canada and Mexico (and for a transitional period, inside of the United States, Canada and Mexico).
Marketing
          Our marketing strategy is to grow our brands through continuously providing new solutions to meet consumers’ changing preferences and needs. We identify these preferences and needs and develop innovative solutions to address the opportunities. Solutions include new and reformulated products, improved packaging design, pricing and enhanced availability. We use advertising, media, merchandising, public relations and promotion to provide maximum impact for our brands and messages.
Manufacturing
          As of December 31, 2008, we operated 24 manufacturing facilities across the United States and Mexico. Almost all of our CSD beverage concentrates are manufactured at a single plant in St. Louis, Missouri. All of our manufacturing facilities are either regional manufacturing facilities, with the capacity and capabilities to manufacture many brands and packages, facilities with particular capabilities that are dedicated to certain brands or products, or smaller bottling plants with a more limited range of packaging capabilities. We intend to build and open a new, multi-product manufacturing facility in Southern California within the next two years.
          We employ approximately 5,000 full-time manufacturing employees in our facilities, including seasonal workers. We have a variety of production capabilities, including hot fill, cold-fill and aseptic bottling processes, and we manufacture beverages in a variety of packaging materials, including aluminum, glass and PET cans and bottles and a variety of package formats, including single-serve and multi-serve packages and “bag-in-box” fountain syrup packaging.
          In 2008, 88% of our manufactured volumes were related to our brands and 12% to third party and private-label products. We also use third party manufacturers to package our products for us on a limited basis.
          We owned property, plant and equipment, net of accumulated depreciation, totaling $935 million and $796 million in the United States and $55 million and $72 million in international locations as of December 31, 2008 and 2007, respectively.
Warehousing and Distribution
          As of December 31, 2008, our distribution network consisted of approximately 200 distribution centers in the United States and approximately 25 distribution centers in Mexico. Our warehouses are generally located at or near bottling plants and are geographically dispersed to ensure product is available to meet consumer demand. We actively manage transportation of our products using combination of our own fleet of more than 5,000 delivery trucks, as well as third party logistics providers.
Raw Materials
          The principal raw materials we use in our business are aluminum cans and ends, glass bottles, PET bottles and caps, paper products, sweeteners, juice, fruit, water and other ingredients. The cost of the raw materials can fluctuate substantially. In addition, we are significantly impacted by changes in fuel costs due to the large truck fleet we operate in our distribution businesses.
          Under many of our supply arrangements for these raw materials, the price we pay fluctuates along with certain changes in underlying commodities costs, such as aluminum in the case of cans, natural gas in the case of glass bottles, resin in the case of PET bottles and caps, corn in the case of sweeteners and pulp in the case of paperboard packaging. Manufacturing costs for our Packaged Beverages segment, where we manufacture and bottle finished beverages, are higher as a percentage of our net sales than our Beverage Concentrates segment as the Packaged Beverages segment requires the purchase of a much larger portion of the packaging and ingredients. Although we have contracts with a relatively small number of suppliers, we have generally not experienced any difficulties in obtaining the required amount of raw materials.
          When appropriate, we mitigate the exposure to volatility in the prices of certain commodities used in our production process through the use of futures contracts and supplier pricing agreements. The intent of the contracts and agreements is to provide predictability in our operating margins and our overall cost structure.
Research and Development
          Our research and development team is composed of scientists and engineers in the United States and Mexico who are focused on developing high quality products which have broad consumer appeal, can be sold at competitive prices and can be safely and consistently produced across a diverse manufacturing network. Our research and development team engages in activities relating to product development, microbiology, analytical chemistry, process engineering, sensory science, nutrition, knowledge management and regulatory compliance. We have particular expertise in flavors and sweeteners. Research and development costs amounted to $17 million in 2008 and totaled $14 million for each of 2007 and 2006, net of allocations to Cadbury. Additionally, we incurred packaging engineering costs of $4 million, $5 million, and $3 million for 2008, 2007 and 2006, respectively. These expenses are recorded in selling, general and administrative expenses in our Consolidated Statements of Operations.
Information Technology and Transaction Processing Services
          We use a variety of information technology (“IT”) systems and networks configured to meet our business needs. Prior to our separation from Cadbury, IT support was provided as a corporate service by Cadbury’s IT team and external suppliers. Post separation, we have formed our own standalone, dedicated IT function to support our business and have separated our systems, services and contracts from those of Cadbury. Our primary IT data center is hosted in Toronto, Canada by a third party provider. We also use two primary vendors for application support and maintenance, both of which are based in India and provide resources offshore and onshore.
          We use a business process outsourcing provider located in India to provide certain back office transactional processing services, including accounting, order entry and other transactional services.
Employees
          At December 31, 2008, we employed approximately 20,000 full-time employees, including seasonal workers.
          In the United States, we have approximately 17,000 full-time employees. We have many union collective bargaining agreements covering approximately 5,000 full-time employees. Several agreements cover multiple locations. These agreements often address working conditions as well as wage rates and benefits. In Mexico and the Caribbean, we employ approximately 3,000 full-time employees and are also party to collective bargaining agreements. We do not have a significant number of employees in Canada.
          We believe we have good relations with our employees.
Regulatory Matters
          We are subject to a variety of federal, state and local laws and regulations in the countries in which we do business. Regulations apply to many aspects of our business including our products and their ingredients, manufacturing, safety, labeling, transportation, recycling, advertising and sale. For example, our products, and their manufacturing, labeling, marketing and sale in the United States are subject to various aspects of the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, the Lanham Act, state consumer protection laws and state warning and labeling laws. In Canada and Mexico, the manufacture, distribution, marketing and sale of our many products are also subject to similar statutes and regulations.

          We and our bottlers use various refillable and non-refillable, recyclable bottles and cans in the United States and other countries. Various states and other authorities require deposits, eco-taxes or fees on certain containers. Similar legislation or regulations may be proposed in the future at local, state and federal levels, both in the United States and elsewhere. In Mexico, the government has encouraged the soft drinks industry to comply voluntarily with collection and recycling programs of plastic material, and we have taken steps to comply with these programs.
Environmental, Health and Safety Matters
          In the normal course of our business, we are subject to a variety of federal, state and local environment, health and safety laws and regulations. We maintain environmental, health and safety policies and a quality, environmental, health and safety program designed to ensure compliance with applicable laws and regulations. The cost of such compliance measures does not have a material financial impact on our operations.
Available Information
          Our web site address is www.drpeppersnapplegroup.com. We make available, free of charge through this web site, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission.
Market and Industry Data
          The market and industry data in this Current Report on Form 8-K is from independent industry sources, including The Nielsen Company and Beverage Digest. Although we believe that these independent sources are reliable, we have not verified the accuracy or completeness of this data or any assumptions underlying such data.
          The Nielsen Company is a marketing information provider, primarily serving consumer packaged goods manufacturers and retailers. We use The Nielsen Company data as our primary management tool to track market performance because it has broad and deep data coverage, is based on consumer transactions at retailers, and is reported to us monthly. The Nielsen Company data provides measurement and analysis of marketplace trends such as market share, retail pricing, promotional activity and distribution across various channels, retailers and geographies. Measured categories provided to us by The Nielsen Company Scantrack include flavored (non-cola) carbonated soft drinks (“CSDs”), energy drinks, single-serve bottled water, non-alcoholic mixers and non-carbonated beverages, including ready-to-drink teas, single-serve and multi-serve juice and juice drinks, and sports drinks. The Nielsen Company also provides data on other food items such as apple sauce. The Nielsen Company data we present in this report is from The Nielsen Company’s Scantrack service, which compiles data based on scanner transactions in certain sales channels, including grocery stores, mass merchandisers, drug chains, convenience stores and gas stations. However, this data does not include the fountain or vending channels, Wal-Mart or small independent retail outlets, which together represent a meaningful portion of the United States liquid refreshment beverage market and of our net sales and volume.
          Beverage Digest is an independent beverage research company that publishes an annual Beverage Digest Fact Book. We use Beverage Digest primarily to track market share information and broad beverage and channel trends. This annual publication provides a compilation of data supplied by beverage companies. Beverage Digest covers the following categories: CSDs, energy drinks, bottled water and non-carbonated beverages (including ready-to-drink teas, juice and juice drinks and sports drinks). Beverage Digest data does not include multi-serve juice products or bottled water in packages of 1.5 liters or more. Data is reported for certain sales channels, including grocery stores, mass merchandisers, club stores, drug chains, convenience stores, gas stations, fountains, vending machines and the “up-and-down-the-street” channel consisting of small independent retail outlets.
          We use both The Nielsen Company and Beverage Digest to assess both our own and our competitors’ performance and market share in the United States. Different market share rankings can result for a specific beverage category depending on whether data from The Nielsen Company or Beverage Digest is used, in part because of the differences in the sales channels reported by each source. For example, because the fountain channel (where we have a relatively small business except for Dr Pepper) is not included in The Nielsen Company data, our market share using The Nielsen Company data is generally higher for our CSD portfolio than the Beverage Digest data, which does include the fountain channel.

          In this Current Report on Form 8-K, all information regarding the beverage market in the United States is from Beverage Digest, and, except as otherwise indicated, is from 2007. All information regarding our brand market positions in the U.S. is from The Nielsen Company and is based on retail dollar sales in 2008.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     You should read the following discussion in conjunction with our audited financial statements and the related notes thereto included elsewhere in this Current Report on Form 8-K. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of various factors including the factors we describe under “Special Note Regarding Forward-Looking Statements”, “Risk Factors,” and elsewhere in this Annual Report on Form 10-K.
     The periods presented in this section are the years ended December 31, 2008, 2007 and 2006, which we refer to as “2008,” “2007” and “2006”, respectively. The following discussion and analysis includes the effects of the restatement of net sales as discussed in Note 1 of the Notes to the Audited Consolidated Financial Statements.
Business Overview
     We are a leading integrated brand owner, manufacturer and distributor of non-alcoholic beverages in the United States, Canada and Mexico with a diverse portfolio of flavored CSDs and NCBs, including ready-to-drink teas, juices, juice drinks and mixers. Our brand portfolio includes popular CSD brands such as Dr Pepper, 7UP, Sunkist, A&W, Canada Dry, Schweppes, Squirt and Peñafiel, and NCB brands such as Snapple, Mott’s, Hawaiian Punch, Clamato, Mr & Mrs T, Margaritaville and Rose’s. Our largest brand, Dr Pepper, is a leading flavored CSD in the United States according to The Nielsen Company. We have some of the most recognized beverage brands in North America, with significant consumer awareness levels and long histories that evoke strong emotional connections with consumers.
     We operate primarily in the United States, Mexico and Canada and we also distribute our products in the Caribbean. In 2008, 89% of our net sales were generated in the United States, 4% in Canada and 7% in Mexico and the Caribbean.
          Our Business Model
     We operate as a brand owner, a manufacturer and a distributor.
     Our Brand Ownership Businesses. As a brand owner, we build our brands by promoting brand awareness through marketing, advertising and promotion and by developing new and innovative products and product line extensions that address consumer preferences and needs. As the owner of the formulas and proprietary know-how required for the preparation of beverages, we manufacture, sell and distribute beverage concentrates and syrups used primarily to produce CSDs and we manufacture, sell and distribute primarily finished NCBs. Most of our sales of beverage concentrates are to bottlers who manufacture, bottle, sell and distribute our branded products into retail channels. We also manufacture, sell and distribute syrups for use in beverage fountain dispensers to restaurants and retailers, as well as to fountain wholesalers, who resell it to restaurants and retailers. In addition, we distribute finished NCBs through ourselves and through third party distributors.
     Our beverage concentrates and syrup brand ownership businesses are characterized by relatively low capital investment, raw materials and employee costs. Although the cost of building or acquiring an established brand can be significant, established brands typically do not require significant ongoing expenditures, other than marketing, and therefore generate relatively high margins. Our packaged beverages brand ownership business has characteristics of both of our beverage concentrates and syrup brand ownership businesses as well as our manufacturing and distribution businesses discussed below.
     Our Manufacturing and Distribution Businesses. We manufacture, sell and distribute finished CSDs from concentrates and finished NCBs and products mostly from ingredients other than concentrates. We sell and distribute packaged beverages and other products primarily into retail channels either directly to retail shelves or to warehouses through our large fleet of delivery trucks or through third party logistics providers.
     Our manufacturing and distribution businesses are characterized by relatively high capital investment, raw material, selling and distribution costs, in each case compared to our beverage concentrates and syrup brand ownership businesses. Our capital costs include investing in, and maintaining, our manufacturing and warehouse equipment and facilities. Our raw material costs include purchasing concentrates, ingredients and packaging materials from a variety of suppliers. Our selling and distribution costs include significant costs related to operating our large fleet of delivery trucks and employing a significant number of employees to sell and deliver finished beverages and other products to retailers. As a result of the high fixed costs associated with these types of businesses, we are focused on maintaining an adequate level of volumes as well as controlling capital expenditures, raw material, selling and distribution costs. In addition, geographic proximity to our customers is a critical component of managing the high cost of transporting finished beverages relative to their retail price. The profitability of the manufacturing and distribution businesses is also dependent upon our ability to sell our products into higher margin channels. As a result of these factors, the margins of our manufacturing and distribution businesses are significantly lower than those of our brand ownership businesses. In light of the largely fixed cost nature of the manufacturing and distribution businesses, increases in costs, for example raw materials tied to commodity prices, could have a significant negative impact on the margins of our businesses.
     Approximately 82% of our 2008 Packaged Beverages net sales of branded products come from our own brands, with the remaining from the distribution of third party brands such as Monster energy drink, FIJI mineral water and AriZona tea. In addition, a small portion of our Packaged Beverages sales come from bottling beverages and other products for private label owners or others for a fee.
     Integrated Business Model. We believe our brand ownership, manufacturing and distribution are more integrated than the United States operations of our principal competitors and that this differentiation provides us with a competitive advantage. We believe our integrated business model:
•	Strengthens our route-to-market by creating a third consolidated bottling system in addition to the Coca-Cola affiliated and PepsiCo affiliated systems. In addition, by owning a significant portion of our manufacturing and distribution network we are able to improve focus on our owned and licensed brands, especially brands such as 7UP, Sunkist, A&W and Snapple, which do not have a large presence in the Coca-Cola affiliated and PepsiCo affiliated bottler systems.

•	Provides opportunities for net sales and profit growth through the alignment of the economic interests of our brand ownership and our manufacturing and distribution businesses. For example, we can focus on maximizing profitability for our company as a whole rather than focusing on profitability generated from either the sale of concentrates or the manufacturing and distribution of our products.

•	Enables us to be more flexible and responsive to the changing needs of our large retail customers, including by coordinating sales, service, distribution, promotions and product launches.

•	Allows us to more fully leverage our scale and reduce costs by creating greater geographic manufacturing and distribution coverage.
          Trends Affecting our Business
     According to data from Beverage Digest, in 2007, the United States CSD market segment grew by 2.7% in retail sales, despite a 2.3% decline in total CSD volume. The United States NCB volume and retail sales increased by 6.4% and 9.6%, respectively, in 2007. In addition, NCBs experienced strong growth over the last five years with their volume share of the overall U.S. liquid refreshment beverage market increasing from 13.0% in 2002 to 17.0% in 2007.
     We believe the key trends influencing the North American liquid refreshment beverage market include:
•	Increased health consciousness. We believe the main beneficiaries of this trend include diet drinks, ready-to-drink teas and bottled waters.

•	Changes in lifestyle. We believe changes in lifestyle will continue to drive increased sales of single-serve beverages, which typically have higher margins.

•	Changes in economic factors. We believe changes in economic factors will impact consumers’ purchasing power which may result in a decrease in purchases of our premium beverages.

•	Growing demographic segments in the United States. We believe marketing and product innovations that target fast growing population segments, such as the Hispanic community in the United States, will drive further market growth.

•	Product and packaging innovation. We believe brand owners and bottling companies will continue to create new products and packages such as beverages with new ingredients and new premium flavors, as well as innovative convenient packaging that address changes in consumer tastes and preferences.

•	Changing retailer landscape. As retailers continue to consolidate, we believe retailers will support consumer product companies that can provide an attractive portfolio of products, a strong value proposition and efficient delivery.

•	Recent volatility in raw material costs. The costs of a substantial proportion of the raw materials used in the beverage industry are dependent on commodity prices for aluminum, natural gas, resins, corn, pulp and other commodities. Commodity prices volatility has exerted pressure on industry margins.
          Seasonality
     The beverage market is subject to some seasonal variations. Our beverage sales are generally higher during the warmer months and also can be influenced by the timing of holidays as well as weather fluctuations.
          Segments
     We previously reported our business in four segments: Beverage Concentrates, Finished Goods, Bottling Group and Mexico and the Caribbean. Effective January 1, 2009, we modified our internal reporting and operating segments to better reflect our business structure and to provide greater clarity and transparency. Accordingly, the operating segments reported within this Annual Report on Form 10-K retrospectively reflect the subsequent changes to our internal reporting structure and our operating segments: Beverage Concentrates, Packaged Beverages and Latin America Beverages.
     We have made the following changes to our financial segment information:
•	Intersegment sales. All intersegment sales are made at cost and intersegment eliminations are reported as part of the segment results. Previously, our Bottling Group purchased concentrates at an arm’s length price from our Beverage Concentrates segment and our Bottling Group segment purchased finished beverages from our Finished Goods segment. All intersegment transactions were eliminated in preparing our consolidated results of operations.

•	Allocations of certain trade and marketing costs. Trade and marketing expenditures are allocated to the Beverage Concentrates and Packaged Beverages segments based on brand volume. Previously, certain combined selling activities that supported our Beverage Concentrates and Finished Goods segments had not been proportionally allocated between those two segments.

•	Allocations of overhead and selling costs. Certain overhead costs, which are managed at a corporate level, such as information technology, back-office shared services, finance, research and development and human resources, are no longer allocated to the segments. These costs are now reported as unallocated corporate costs. Additionally, we have changed our allocation methodology for certain combined selling activities.

•	Other adjustments previously excluded from the segment profitability measures. Certain items, such as LIFO inventory adjustments, the impact of foreign exchange, and other income and expense items that previously were included in the “other” line item within adjustments are reported as a component of segment operating profit (loss) (“SOP”).
     Beverage Concentrates
     Our Beverage Concentrates segment is principally a brand ownership business. In this segment we manufacture beverage concentrates and syrups for sale primarily in the United States and Canada. Most of the brands in this segment are CSD brands. Key brands include Dr Pepper, 7UP, Sunkist, A&W, Canada Dry, Crush, Schweppes, Squirt, RC, Sundrop, Diet Rite, Welch’s, Vernors and Country Time and the concentrate form of Hawaiian Punch.

     Almost all of our beverage concentrates are manufactured at our plant in St. Louis, Missouri. The beverage concentrates are shipped to third party bottlers, as well as to our own manufacturing systems, who combine them with carbonation, water, sweeteners and other ingredients, PET containers, glass bottles and aluminum cans, and sell as a finished beverage to retailers. Concentrate prices historically have been reviewed and adjusted at least on an annual basis.
     Syrup is shipped to fountain customers, such as fast food restaurants, who mix the syrup with water and carbonation to create a finished beverage at the point of sale to consumers. Dr Pepper represents most of our fountain channel volume.
     Our Beverage Concentrates’ brands are sold by our bottlers, including our own Packaged Beverages segment, through all major retail channels including supermarkets, fountains, mass merchandisers, club stores, vending machines, convenience stores, gas stations, small groceries, drug chains and dollar stores.
     Packaged Beverages
     Our Packaged Beverages segment is principally a brand ownership, manufacturing and distribution business. In this segment, we primarily manufacture and distribute packaged beverages and other products, including our brands, third party owned brands and certain private label beverages, in the United States and Canada. Key NCB brands in this segment include Snapple, Mott’s, Hawaiian Punch, Clamato, Yoo-Hoo, Mr and Mrs T, Rose’s and Margaritaville. Key CSD brands in this segment include Dr Pepper, 7UP, Sunkist, A&W, Canada Dry, Squirt, Diet Rite and Venom Energy. Additionally, we distribute third party brands such as FIJI mineral water and AriZona tea. A portion of our sales also comes from bottling beverages and other products for private label owners or others for a fee. Although the majority of our Packaged Beverages’ net sales relate to our brands, we also provide a route-to-market for third party brand owners seeking effective distribution for their new and emerging brands. These brands give us exposure in certain markets to fast growing segments of the beverage industry with minimal capital investment.
     Our Packaged Beverages’ products are manufactured in several facilities across the United States and are sold or distributed to retailers and their warehouses by our own distribution network or by third party distributors. The raw materials used to manufacture our products include aluminum cans and ends, glass bottles, PET bottles and caps, paper products, sweeteners, juices, water and other ingredients.
     We sell our Packaged Beverages’ products both through our Direct Store Delivery system (“DSD”) (formerly, the Bottling Group), supported by a fleet of more than 5,000 trucks and approximately 12,000 employees, including sales representatives, merchandisers, drivers and warehouse workers, as well as through our Warehouse Direct delivery system (“WD”) (formerly, the Finished Goods segment), which includes the sales to all major retail channels, including supermarkets, fountain channel, mass merchandisers, club stores, vending machines, convenience stores, gas stations, small groceries, drug chains and dollar stores.
     Latin America Beverages
     Our Latin America Beverages segment is both a brand ownership, manufacturing and a distribution business. This segment participates mainly in the carbonated mineral water, flavored CSD, bottled water and vegetable juice categories, with particular strength in carbonated mineral water and grapefruit flavored CSDs. Key brands include Peñafiel, Squirt, Clamato and Aguafiel.
     In Mexico, we manufacture and distribute our products through our bottling operations and third party bottlers and distributors. In the Caribbean, we distribute our products through third party distributors. In Mexico, we also participate in a joint venture to manufacture Aguafiel brand water with Acqua Minerale San Benedetto. We provide expertise in the Mexican beverage market and Acqua Minerale San Benedetto provides expertise in water production and new packaging technologies.
     We sell our finished beverages through all major Mexican retail channels, including the “mom and pop” stores, supermarkets, hypermarkets, and on premise channels.

Significant Acquisitions
     On May 2, 2006, we acquired approximately 55% of the outstanding shares of Dr Pepper/Seven Up Bottling Group, Inc. (“DPSUBG”), which combined with our pre-existing 45% ownership, resulted in our full ownership of DPSUBG. DPSUBG’s results have been included in the individual line items within our consolidated financial statements beginning on May 2, 2006. Prior to this date, the existing investment in DPSUBG was accounted for under the equity method and reflected in the line item captioned equity in earnings of unconsolidated subsidiaries, net of tax in our consolidated statements of operations. In addition, on June 9, 2006, we acquired the assets of All American Bottling Company, on August 7, 2006, we acquired Seven Up Bottling Company of San Francisco, and on July 11, 2007, we acquired Southeast-Atlantic Beverage Corporation (“SeaBev”). Each of these acquisitions is included in our consolidated statements of operations beginning on its date of acquisition. Refer to Note 5 of the Notes to our Audited Consolidated Financial Statements for further information.
Volume
     In evaluating our performance, we consider different volume measures depending on whether we sell beverage concentrates and syrups or finished beverages.
          Beverage Concentrates Sales Volume
     In our beverage concentrates and syrup businesses, we measure our sales volume in two ways: (1) “concentrates case sales” and (2) “bottler case sales.” The unit of measurement for both concentrates case sales and bottler case sales equals 288 fluid ounces of finished beverage, or 24 twelve ounce servings.
     Concentrates case sales represent units of measurement for concentrates and syrups sold by us to our bottlers and distributors. A concentrates case is the amount of concentrates needed to make one case of 288 fluid ounces of finished beverage. It does not include any other component of the finished beverage other than concentrates. Our net sales in our concentrates businesses are based on concentrates cases sold.
     Although our net sales in our concentrates businesses are based on concentrates case sales, we believe that bottler case sales are also a significant measure of our performance because they measure sales of our finished beverages into retail channels.
          Packaged Beverages Sales Volume
     In our packaged beverages businesses, we measure volume as case sales to customers. A case sale represents a unit of measurement equal to 288 fluid ounces of packaged beverage sold by us. Case sales include both our owned-brands and certain brands licensed to and/or distributed by us.
          Volume in Bottler Case Sales
     In addition to sales volume, we also measure volume in bottler case sales (“volume (BCS)”) as sales of packaged beverages, in equivalent 288 ounce cases, sold by us and our bottlers to retailers and independent distributors.
     Bottler case sales and concentrates and packaged beverage sales volumes are not equal during any given period due to changes in bottler concentrates inventory levels, which can be affected by seasonality, bottler inventory and manufacturing practices, and the timing of price increases and new product introductions.

Recent Developments
Formation of the Company and Separation from Cadbury
     On May 7, 2008, Cadbury separated its Americas Beverages business from its global confectionery business by contributing the subsidiaries that operated its Americas Beverages business to us. In return for the transfer of the Americas Beverages business, we distributed our common stock to Cadbury plc shareholders. As of the date of distribution, a total of 800 million shares of our common stock, par value $0.01 per share, and 15 million shares of our undesignated preferred stock were authorized. On the date of distribution, 253.7 million shares of our common stock were issued and outstanding and no shares of preferred stock were issued. On May 7, 2008, we became an independent publicly-traded company listed on the New York Stock Exchange under the symbol “DPS”. We entered into a Separation and Distribution Agreement, Transition Services Agreement, Tax Sharing and Indemnification Agreement (“Tax Indemnity Agreement”) and Employee Matters Agreement with Cadbury, each dated as of May 1, 2008.
New Financing Arrangements
     During 2008, we entered into financing arrangements, including a $2.7 billion senior unsecured credit agreement that provides a $2.2 billion term loan A facility and a $500 million revolving credit facility. We completed the issuance of $1.7 billion aggregate principal amount of senior unsecured notes consisting of $250 million aggregate principal amount of 6.12% senior notes due 2013, $1.2 billion aggregate principal amount of 6.82% senior notes due 2018, and $250 million aggregate principal amount of 7.45% senior notes due 2038.
2008 Impairment
     For purposes of impairment testing, DPS assigns goodwill to the reporting unit that benefits from the synergies arising from each business combination and also assigns indefinite lived intangible assets to its reporting units. The Company defines reporting units as Beverage Concentrates, Latin America Beverages, and Packaged Beverage’s two reporting units, DSD and WD.
     Our annual impairment analysis, performed as of December 31, 2008, resulted in net non-cash impairment charges of $696 million for 2008 ($1,039 million net of tax benefit of $343 million). The pre-tax charges consisted of $278 million related to the Snapple brand and $581 million of distribution rights and $180 million of goodwill related to the DSD reporting unit. Deteriorating economic and market conditions in the fourth quarter triggered higher discount rates as well as lower volume and growth projections which drove these impairments. Indicative of the economic and market conditions, our average stock price declined 19% in the fourth quarter as compared to the average stock price from May 7, 2008, the date of our separation from Cadbury, through September 30, 2008.
Hansen Natural Distribution Agreement Termination
     In letters dated October 10, 2008, and December 11, 2008, we received formal notification from Hansen Natural Corporation (“Hansen”), terminating our agreements to distribute Monster Energy as well as other Hansen’s beverage brands in certain markets in the United States and Mexico effective November 10, 2008, and January 26, 2009, respectively. The termination of the Hansen distribution agreement in the United States reduced 2008 net sales by $23 million. During 2008, our Packaged Beverages segment generated approximately $197 million and $38 million in net sales and operating profits, respectively, from sales of Hansen brands to third parties in the United States and our Latin America Beverages segment generated approximately $19 million and $6 million in net sales and operating profits, respectively, from sales of Hansen Natural brands to third parties in Mexico.
Results of Operations
     For the periods prior to May 7, 2008, our consolidated financial statements have been prepared on a “carve-out” basis from Cadbury’s consolidated financial statements using historical results of operations, assets and liabilities attributable to Cadbury’s Americas Beverages business and including allocations of expenses from Cadbury. The historical Cadbury’s Americas Beverages information is our predecessor financial information. We eliminate from our financial results all intercompany transactions between entities included in the combination and the intercompany transactions with our equity method investees. On May 7, 2008, we became an independent company.

     References in the financial tables to percentage changes that are not meaningful are denoted by “NM.”
          Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
          Consolidated Operations
     The following table sets forth our consolidated results of operation for the years ended December 31, 2008 and 2007 (dollars in millions).

	For the Year Ended December 31,
	2008		2007		Percentage
	Dollars	Percent	Dollars	Percent	Change
Net sales	$5,710	100.0%	$5,695	100.0%	0.3%
Cost of sales	2,590	45.4	2,564	45.0	1.0

Gross profit	3,120	54.6	3,131	55.0	(0.4)
Selling, general and administrative expenses	2,075	36.3	2,018	35.5	2.8
Depreciation and amortization	113	2.0	98	1.7	15.3
Restructuring costs	57	1.0	76	1.3	(25.0)
Impairment of goodwill and intangible assets	1,039	18.2	6	0.1	NM
Other operating expense (income)	4	0.1	(71)	(1.2)	NM

(Loss) income from operations	(168)	(3.0)	1,004	17.6	NM
Interest expense	257	4.5	253	4.4	1.6
Interest income	(32)	(0.6)	(64)	(1.1)	(50.0)
Other (income) expense	(18)	(0.3)	(2)	—	NM

(Loss) income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	(375)	(6.6)	817	14.3	NM
Provision for income taxes	(61)	(1.1)	322	5.6	NM

(Loss) income before equity in earnings of unconsolidated subsidiaries	(314)	(5.5)	495	8.7	NM
Equity in earnings of unconsolidated subsidiaries, net of tax	2	—	2	—	—

Net (loss) income	$(312)	(5.5)%	$497	8.7%	NM

               Volume
     Volume (BCS) declined 2%. CSDs declined 1% and NCBs declined 7%. The absence of glaceau brand (“glaceau”) sales following the termination of the distribution agreement in 2007 negatively impacted total volumes and NCB volumes by 1 percentage point and 7 percentage points, respectively. In CSDs, Dr Pepper declined 1% primarily due to continued declines in the “Soda Fountain Classics” line. Our “Core 4” brands, which include 7UP, Sunkist, A&W and Canada Dry, declined 2%, primarily related to a 7% decline in 7UP as the brand cycled the final stages of launch support for 7UP with 100% Natural Flavors and the re-launch of Diet 7UP, partially offset by a 3% increase in Canada Dry due to the launch of Canada Dry Green Tea Ginger Ale. In NCBs, 9% growth in Hawaiian Punch, 6% growth in Clamato and 2% growth in Mott’s were more than offset by declines of 17% in Aguafiel, 7% in Snapple and the loss of glaceau distribution rights. Aguafiel declined 17% reflecting price increases and a more competitive environment. Our Snapple volumes were down 7% as the brand overlapped 5% growth in the prior year driven by aggressive promotional activity that we chose not to repeat in 2008, as well as the impact of a weakened retail environment on our premium products. In North America volume declined 2% and in Mexico and the Caribbean volume declined 4%.

               Net Sales
     Net sales increased $15 million for 2008 compared with 2007, primarily due to price increases and an increase in concentrate sales as bottlers purchased more concentrate in advance of planned concentrate price increases. Concentrate price increases will be effective in January 2009 compared with concentrate price increases which were made in February 2008. These increases were partially offset by a decline in sales volumes and an increase in discounts paid to customers. The termination of the glaceau distribution agreement on November 2, 2007, and the Hansen distribution agreement in the United States on November 10, 2008, reduced 2008 net sales by $227 million and $23 million, respectively. Net sales resulting from the acquisition of SeaBev in July 2007 added an incremental $61 million to 2008 consolidated net sales.
               Gross Profit
     Gross profit remained flat for 2008 compared with the prior year. Increased pricing largely offset the decrease in sales volumes, increased customer discounts and increased commodity costs across our segments. Gross profit for the year ended December 31, 2008, includes LIFO expense of $20 million, compared to $6 million in 2007. LIFO is an inventory costing method that assumes the most recent goods manufactured are sold first, which in periods of rising prices results in an expense that eliminates inflationary profits from net income. Gross margin was 55% for the years ended December 31, 2008 and 2007.
               (Loss) Income from Operations
     The $1,172 million decrease in income from operations for 2008 compared with 2007 was primarily driven by impairment charges of $1,039 million in 2008, a one time gain we recognized in 2007 of $71 million in connection with the termination of the glaceau distribution agreement and higher selling, general and administrative (“SG&A”) expenses in 2008, partially offset by lower restructuring costs.
     Our annual impairment analysis, performed as of December 31, 2008, resulted in non-cash impairment charges of $1,039 million for 2008. The pre-tax charges consisted of $278 million related to the Snapple brand and $581 million of distribution rights and $180 million of goodwill related to the DSD reporting unit. Deteriorating economic and market conditions in the fourth quarter triggered higher discount rates as well as lower volume and growth projections which drove these impairments. Indicative of the economic and market conditions, our average stock price declined 19% in the fourth quarter as compared to the average stock price from May 7, 2008, the date of our separation from Cadbury, through September 30, 2008. The impairment of the distribution rights was attributed to insufficient net economic returns above working capital, fixed assets and assembled workforce.
     SG&A expenses increased for 2008 primarily due to separation related costs, higher transportation costs and increased payroll and payroll related costs. In connection with our separation from Cadbury, we incurred transaction costs and other one time costs of $33 million for 2008. We incurred higher transportation costs principally due to an increase of $22 million related to higher fuel prices. These increases were partially offset by benefits from restructuring initiatives announced in 2007, lower marketing costs and $12 million in lower stock-based compensation expense.
     Restructuring costs of $57 million and $76 million for 2008 and 2007, respectively, were primarily due to a plan announced in October 2007 intended to create a more efficient organization that resulted in the reduction of employees in the Company’s corporate, sales and supply chain functions and the continued integration of our Bottling Group business into existing businesses. Restructuring costs for 2007 were higher due to higher costs associated with the organizational restructuring as well as additional costs recognized for the integration of technology facilities and the closure of a facility.
     The loss of the glaceau distribution agreement reduced 2008 income from operations by $40 million, excluding the one time gain from the payment we received on termination.

               Interest Expense, Interest Income and Other Income
     Interest expense increased $4 million reflecting our capital structure as a stand-alone company, principally relating to our term loan A and unsecured notes. Interest expense for 2008 contained $26 million related to our bridge loan facility, including $21 million of financing fees expensed when the bridge loan facility was terminated. In 2008, we incurred $160 million less interest expense related to debt owed to Cadbury and $19 million related to third party debt settlement.
     The $32 million decrease in interest income was primarily due to the loss of interest income earned on note receivable balances with subsidiaries of Cadbury, partially offset as we earned interest income on the funds from the bridge loan facility and other cash balances.
     Other income of $18 million in 2008 primarily related to indemnity income associated with the Tax Indemnity Agreement with Cadbury.
               Provision for Income Taxes
     The effective tax rates for 2008 and 2007 were 16.3% and 39.4%, respectively. The 2008 tax rate reflects that the tax benefit provided on the 2008 impairment charge is at an effective rate lower than our statutory rate primarily due to limits on the tax benefit provided against goodwill. The 2008 tax benefit also reflects expense of $19 million related to items Cadbury is obligated to indemnify us for under the Tax Indemnity Agreement as well as additional tax expense of $16 million driven by separation transactions.
          Results of Operations by Segment
     We report our business in three segments: Beverage Concentrates, Packaged Beverages and Latin America Beverages. The key financial measures management uses to assess the performance of our segments are net sales and SOP. The following tables set forth net sales and SOP for our segments for 2008 and 2007, as well as the adjustments necessary to reconcile our total segment results to our consolidated results presented in accordance with U.S. GAAP (dollars in millions).

	For the Year Ended
	December 31,
	2008	2007
Net sales
Beverage Concentrates	$983	$984
Packaged Beverages	4,305	4,295
Latin America Beverages	422	416

Net sales	$5,710	$5,695

	For the Year Ended
	December 31,
	2008	2007
SOP
Beverage Concentrates	$622	$608
Packaged Beverages	483	564
Latin America Beverages	86	96

Total SOP	1,191	1,268
Unallocated corporate costs	259	253
Impairment of goodwill and intangible assets	1,039	6
Restructuring costs	57	76
Other operating expense (income)	4	(71)

(Loss) income from operations	(168)	1,004
Interest expense, net	(225)	(189)
Other income (expense)	18	2

(Loss) income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$(375)	$817

          Beverage Concentrates
     The following table details our Beverage Concentrates segment’s net sales and SOP for 2008 and 2007 (dollars in millions):

	For the Year Ended
	December 31,		Amount	Percentage
	2008	2007	Change	Change
Net sales	$983	$984	$(1)	(0.1)%
SOP	622	608	14	2.3%
     Net sales for 2008 decreased $1 million compared with 2007 primarily due to an increase in fountain food service channel discounts. This decrease was partially offset by price increases and a favorable timing change of concentrate sales as bottlers purchased more concentrate in advance of planned concentrate price increases. Concentrate price increases will be effective in January 2009 compared with price increases which were effective in February 2008.
     SOP increased $14 million for 2008 as compared with 2007 driven by lower personnel costs, primarily due to savings generated from restructuring initiatives, and lower marketing costs.
     Volume (BCS) was flat in 2008. Dr Pepper volumes were flat as a 1% gain in the fountain foodservice channel offset declines in the “Soda Fountain Classics” line. The “Core 4” brands, which comprise 7UP, Sunkist, A&W and Canada Dry, were flat with declines in 7UP as the brand cycled the final stages of launch support for 7UP with 100% Natural Flavors and the re-launch of Diet 7UP, partially offset by a 3% increase in Canada Dry resulting from the launch of Canada Dry Green Tea Ginger Ale.

          Packaged Beverages
     The following table details our Packaged Beverages segment’s net sales and SOP for 2008 and 2007 (dollars in millions):

	For the Year Ended
	December 31,		Amount	Percentage
	2008	2007	Change	Change
Net sales	$4,305	$4,295	$10	2.3%
SOP	483	564	(81)	(14.4)%
     Sales volume decreased by approximately 3% for 2008 compared to 2007. The termination of the glaceau distribution agreement on November 2, 2007 and the Hansen distribution agreement on November 10, 2008 reduced sales volume by 3%. A 2% decrease in CSD volume and a 10% decrease in Snapple volume as we chose not to repeat aggressive promotional activity used in 2007 and from the impact of a weakened retail environment on our premium products, were offset by a 15% increase in Hawaiian Punch volume, sales from recently launched products, including Venom Energy and A&W and Sunkist Ready-to-Drink Floats, and 2% volume increases in both Clamato and Mott’s.
     Net sales increased $10 million for 2008 compared with 2007 reflecting sales volume declines offset by price increases primarily driven by the Mott’s brand. The termination of the glaceau and Hansen agreements reduced 2008 net sales by $227 million and $23 million, respectively. The acquisition of SeaBev in July 2007 added an incremental $79 million to our net sales in 2008.
     SOP decreased $81 million for 2008 compared with 2007 primarily due to higher commodity and component costs, higher distribution costs and increased wage and benefit costs. These decreases were partially offset by the growth in net sales combined with lower marketing costs as we cycled the introduction of Accelerade and savings generated from restructuring initiatives. The termination of the glaceau agreement reduced SOP by $40 million, excluding a one time gain of $13 million from the payment we received on termination. The termination of the Hansen agreement reduced SOP by $3 million.
     During 2008, our Packaged Beverages segment generated approximately $197 million and $38 million in net sales and operating profits, respectively, from sales of Hansen brands to third parties in the United States.
          Latin America Beverages
     The following table details our Latin America Beverages segment’s net sales and SOP for 2008 and 2007 (dollars in millions):

	For the Year Ended
	December 31,		Amount	Percentage
	2008	2007	Change	Change
Net sales	$422	$416	$6	1.4%
SOP	86	96	(10)	(10.4)%
     Sales volumes decreased 4% in 2008 compared with 2007, principally driven by the performance of Aguafiel and Peñafiel due to aggressive price competition.
     Net sales increased $6 million in 2008 compared with 2007 primarily due to price increases and a favorable channel and product mix, partially offset by a decline in volumes.
     SOP decreased $10 million in 2008 due to an increase in raw material costs combined with higher distribution and wage costs and volume declines, partially offset by the increase in net sales and lower marketing costs. Raw material costs were negatively affected both by higher costs of packaging materials and the Mexican Peso devaluation in the fourth quarter of 2008. An increase in distribution costs and wages resulted from additional distribution routes added during the year.

     In a letter dated December 11, 2008, we received formal notification from Hansen terminating our agreements to distribute Monster Energy in Mexico effective January 26, 2009. During 2008, our Latin America Beverages segment generated approximately $19 million and $6 million in net sales and operating profits, respectively, from sales of Hansen brands to third parties in Mexico.
     Accounting for the Separation from Cadbury
     Upon separation, effective May 7, 2008, we became an independent company, which established a new consolidated reporting structure. For the periods prior to May 7, 2008, our consolidated financial information has been prepared on a “carve-out” basis from Cadbury’s consolidated financial statements using the historical results of operations, assets and liabilities, attributable to Cadbury’s Americas Beverages business and including allocations of expenses from Cadbury. The results may not be indicative of our future performance and may not reflect our financial performance had we been an independent publicly-traded company during those prior periods.
          Settlement of Related Party Balances
     Upon our separation from Cadbury, we settled debt and other balances with Cadbury, eliminated Cadbury’s net investment in us and purchased certain assets from Cadbury related to our business. As of December 31, 2008, we had receivable and payable balances with Cadbury pursuant to the Separation and Distribution Agreement, Transition Services Agreement, Tax Indemnity Agreement, and Employee Matters Agreement. The following debt and other balances were settled with Cadbury upon separation (in millions):

Related party receivable	$11
Notes receivable from related parties	1,375
Related party payable	(70)
Current portion of the long-term debt payable to related parties	(140)
Long-term debt payable to related parties	(2,909)

Net cash settlement of related party balances	$(1,733)

          Items Impacting the Statement of Operations
     The following transactions related to our separation from Cadbury were included in the statement of operations for the year ended December 31, 2008 (in millions):

Transaction costs and other one time separation costs(1)	$33
Costs associated with the bridge loan facility(2)	24
Incremental tax expense related to separation, excluding indemnified taxes	11
Impact of Cadbury tax election(3)	5

(1)	We incurred transaction costs and other one time separation costs of $33 million for the year ended December 31, 2008. These costs are included in selling, general and administrative expenses in the statement of operations.

(2)	We incurred $24 million of costs for the year ended December 31, 2008, associated with the $1.7 billion bridge loan facility which was entered into to reduce financing risks and facilitate Cadbury’s separation of us. Financing fees of $21 million were expensed when the bridge loan facility was terminated on April 30, 2008, and $5 million of interest expense were included as a component of interest expense, partially offset by $2 million in interest income while the bridge loan was in escrow.

(3)	We incurred a charge to net income of $5 million ($9 million tax charge offset by $4 million of indemnity income) caused by a tax election made by Cadbury in December 2008.

               Items Impacting Income Taxes
     The consolidated financial statements present the taxes of our stand alone business and contain certain taxes transferred to us at separation in accordance with the Tax Indemnity Agreement agreed between us and Cadbury. This agreement provides for the transfer to us of taxes related to an entity that was part of Cadbury’s confectionery business and therefore not part of our historical consolidated financial statements. The consolidated financial statements also reflect that the Tax Indemnity Agreement requires Cadbury to indemnify us for these taxes. These taxes and the associated indemnity may change over time as estimates of the amounts change. Changes in estimates will be reflected when facts change and those changes in estimate will be reflected in our statement of operations at the time of the estimate change. In addition, pursuant to the terms of the Tax Indemnity Agreement, if we breach certain covenants or other obligations or we are involved in certain change-in-control transactions, Cadbury may not be required to indemnify us for any of these unrecognized tax benefits that are subsequently realized.
     Refer to Note 13 of the Notes to our Audited Consolidated Financial Statements for further information regarding the tax impact of the separation.
          Items Impacting Equity
     In connection with our separation from Cadbury, the following transactions were recorded as a component of Cadbury’s net investment in us (in millions):

	Contributions	Distributions
Legal restructuring to purchase Canada operations from Cadbury	$—	$(894)
Legal restructuring relating to Cadbury confectionery operations, including debt	—	(809)
Legal restructuring relating to Mexico operations	—	(520)
Contributions from parent	318	—
Tax reserve provided under FIN 48 as part of separation, net of indemnity	—	(19)
Other	(59)	—

Total	$259	$(2,242)

     Prior to May 7, 2008, our total invested equity represented Cadbury’s interest in our recorded assets. In connection with the distribution of our stock to Cadbury plc shareholders on May 7, 2008, Cadbury’s total invested equity was reclassified to reflect the post-separation capital structure of $3 million par value of outstanding common stock and contributed capital of $3,133 million.

Results of Operations for 2007 Compared to 2006
          Combined Operations
     The following table sets forth our combined results of operation for 2007 and 2006 (in millions):

	For the Year Ended December 31,
	2007		2006		Percentage
	Dollars	Percent	Dollars	Percent	Change
Net sales	$5,695	100.0%	$4,700	100.0%	21.2%
Cost of sales	2,564	45.0	1,959	41.7	30.9

Gross profit	3,131	55.0	2,741	58.3	14.2
Selling, general and administrative expenses	2,018	35.5	1,659	35.3	21.6
Depreciation and amortization	98	1.7	69	1.5	42.0
Restructuring costs	76	1.3	27	0.6	NM
Impairment of intangible assets	6	0.1	—	—	NM
Other operating income	(71)	(1.2)	(32)	(0.7)	NM

Income from operations	1,004	17.6	1,018	21.6	(1.4)
Interest expense	253	4.4	257	5.5	(1.6)
Interest income	(64)	(1.1)	(46)	(1.0)	39.1
Other expense/(income)	(2)	—	2	—	NM

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	817	14.3	805	17.1	1.5
Provision for income taxes	322	5.6	298	6.3	8.1

Income before equity in earnings of unconsolidated subsidiaries	495	8.7	507	10.8	(2.4)
Equity in earnings of unconsolidated subsidiaries, net of tax	2	—	3	0.1	(33.3)

Net income	$497	8.7%	$510	10.9%	(2.5)%

               Volume
     Volume (BCS) increased 1%. An 8% increase in NCBs was partially offset by a 1% decline in CSDs. In CSDs, Dr Pepper declined 2%, driven by declines in the “Soda Fountain Classics” line extensions which were introduced nationally in 2005. Our “Core 4” brands, which include 7UP, Sunkist, A&W and Canada Dry, increased 1%, consistent with the consumer shift from colas to flavored CSDs. Sales of glaceau products had a 5% favorable impact on NCB growth. Additionally, in NCBs growth of 4%, 10%, 32% and 3% in Snapple, Mott’s, Aguafiel and Clamato, respectively, was partially offset by a 13% decrease in Hawaiian Punch. Our Snapple volumes increase was driven by aggressive promotional activity and pricing activity in 2007. Volumes increased 1% in both North America and in Mexico and the Caribbean.
               Net Sales
     Net sales increased $995 million for 2007 compared with 2006 driven by increases in our Packaged Beverages segment, which contributed an additional $931 million mainly due to the inclusion of our bottling acquisitions. Higher pricing and improved sales mix in all remaining segments increased net sales by 3% despite lower volumes. The disposal of the Grandma’s Molasses brand in January 2006 and the Slush Puppie business in May 2006 reduced net sales by less than 1%.
               Gross Profit
     The $390 million increase in gross profit was primarily due to increases in our Packaged Beverages segment, which contributed an additional $359 million mainly due to the inclusion of our bottling acquisitions. The remaining increase was primarily due to net sales growth across our remaining segments partially offset by increases in commodity costs, including sweeteners and apple juice concentrate, as well as inventory write-offs related to Accelerade.

          The decrease in gross margin from 58% in 2006 to 55% in 2007 was due primarily to the inclusion of our bottling acquisitions for the full year 2007 as compared to partial periods in 2006 as bottling operations generally have lower margins than our other businesses.
               Income from Operations
     Income from operations decreased $14 million for 2007 as compared to 2006 primarily driven by an increase in SG&A expenses, higher restructuring charges, an increase in depreciation and amortization and a $6 million impairment charge partially offset by the increase in gross profit and gains recorded as the result of the termination of the glaceau distribution agreement.
     SG&A expense increased primarily due to the inclusion of our bottling acquisitions, wage and benefit inflation, higher transportation costs as well as higher operating expense allocations from Cadbury, partially offset by a reduction in annual management incentive plan accruals. Marketing expenses was up slightly in 2007 to support new product launches, including Accelerade, Mott’s line extensions, and Peñafiel in the United States. Higher depreciation on property, plant and equipment and an increase in amortization of definite-lived intangibles was also related to our bottling acquisitions. In 2007, we recorded impairment charges of $6 million, of which $4 million was related to the Accelerade brand.
     Restructuring costs for 2007 were primarily due to a plan announced in October 2007 intended to create a more efficient organization that resulted in the reduction of employees in the Company’s corporate, sales and supply chain functions and the continued integration of our Bottling Group business. The restructuring costs in 2006 were primarily related to the integration of our Bottling Group business as well as various other cost reduction and efficiency initiatives to align management information systems, consolidate back office operations from acquired businesses, eliminate duplicate functions and relocate employees.
     Income from operations in 2007 included an incremental $39 million of one-time gains as we recognized a $71 million gain upon the termination of the glaceau distribution agreement in 2007 as compared to a $32 million gain on disposals of the Grandma’s Molasses brand and the Slush Puppie business in 2006.
               Interest Expense and Interest Income
     Interest expense decreased $4 million in 2007 primarily due to a reduction in interest paid on a lawsuit settled in June 2007 and the settlement of third party debt, partially offset by an increase in interest paid to Cadbury.
     The $18 million increase in interest income was primarily due to higher note receivable balances with subsidiaries of Cadbury.
               Provision for Income Taxes
     The effective tax rates for 2007 and 2006 were 39.4% and 37.0%, respectively. The increase in the effective rate for 2007 was primarily due to a lower benefit from foreign operations.

          Results of Operations by Segment for 2007 Compared to 2006
     We report our business in three segments: Beverage Concentrates, Packaged Beverages and Latin America Beverages. The key financial measures management uses to assess the performance of our segments are net sales and SOP. The following tables set forth net sales and SOP for our segments for 2007 and 2006, as well as the adjustments necessary to reconcile our total segment results to our consolidated results presented in accordance with U.S. GAAP (dollars in millions).

	For the Year Ended
	December 31,
	2007	2006
Net sales
Beverage Concentrates	$984	$1,091
Packaged Beverages	4,295	3,208
Latin America Beverages	416	401

Net sales	$5,695	$4,700

	For the Year Ended
	December 31,
	2007	2006
SOP
Beverage Concentrates	$608	$663
Packaged Beverages	564	467
Latin America Beverages	96	99

Total SOP	1,268	1,229
Unallocated corporate costs	253	216
Impairment of goodwill and intangible assets	6	—
Restructuring costs	76	27
Other operating expense (income)	(71)	(32)

Income from operations	1,004	1,018
Interest expense, net	$(189)	$(211)
Other income (expense)	2	(2)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$817	$805

          Beverage Concentrates
     The following table details our Beverage Concentrates segment’s net sales and SOP for 2007 and 2006 (dollars in millions):

	For the Year Ended
	December 31,		Amount	Percentage
	2007	2006	Change	Change
Net sales	$984	$1,091	$(107)	(9.8)%
SOP	608	663	(55)	(8.3)%
     Net sales decreased $107 million reflecting the loss of certain third-party bottler sales, following their acquisition by our Packaged Beverages business during 2006, partially offset by price increases. Concentrate sales to those third party bottlers totaled $119 million in 2006. Subsequent to the acquisition of the bottlers, net sales and volume of finished product were recorded within our Packaged Beverages segment, while concentrate ingredients were recorded at cost. For 2006, net sales included $8 million for the Slush Puppie business which was disposed of in May 2006.

     SOP decreased $55 million primarily due to lower net sales as a result of the acquisition of bottlers in our Packaged Beverages business during 2006, increased sweetener and flavor costs and selling, general and administrative expenses partially offset by lower marketing expenses, particularly advertising costs. Selling, general and administrative expenses were higher due primarily to general inflationary increases, which were partially offset by lower management annual incentive plan accruals. The lower marketing expenses were primarily a result of a reduction in costs to support new product initiatives, including $25 million for the launch of Accelerade.
     Volume (BCS) declined 12% in 2007 due primarily to the bottler acquisitions in 2006. Those bottler acquisitions in 2006 by our Packaged Beverages business reduced volume (BCS) by 10%. Dr Pepper declined 3% driven by declines in the “Soda Fountain Classics” line which was introduced nationally in 2005. 7UP volume declined single digits primarily reflecting the discontinuance of 7UP Plus, as well as the comparison to strong volumes in 2006 driven by the third quarter launch of 7UP “with natural flavors” and heavy promotional support for 7UP and other brands. These declines were partially offset by single digit volume increases in Sunkist and Canada Dry, which are consistent with the consumer shift from colas to flavored CSDs.
          Packaged Beverages
     The following table details our Packaged Beverages segment’s net sales and SOP for 2007 and 2006 (dollars in millions):

	For the Year Ended
	December 31,		Amount	Percentage
	2007	2006	Change	Change
Net sales	$4,295	$3,208	$1,087	33.9%
SOP	564	467	97	20.8%
     Net sales increased $1,087 million for 2007 compared with 2006 primarily due to the acquisition of bottlers as well as price increases and a favorable shift towards higher priced products such as Snapple and Mott’s. Snapple volumes increased primarily due to the launch of Antioxidant Waters and the continued growth from super premium teas. Mott’s volumes increased due primarily to the new product launches of Mott’s for Tots juice and Mott’s Scooby Doo apple sauce and increased consumer demand for apple juice. These increases were partially offset by higher product placement costs associated with new product launches as well as a 14% decline in Hawaiian Punch volumes due to a price increase in April 2007.
     The results of operations for 2006 only include eight months of results from DPSUBG, which was acquired in May 2006, approximately seven months of results from All American Bottling Corp., which was acquired in June 2006, and approximately five months of results from Seven Up Bottling Company of San Francisco, which was acquired in August 2006. 2007 includes a full year of results of operations for these businesses and approximately six months of results from SeaBev, which was acquired in July 2007.
     SOP increased $97 million in 2007 primarily due to the inclusion of $13 million of the $71 million gain from the termination of the glaceau distribution agreement. The associated profit from increased net sales, which were reinforced by strong performance by Mott’s and Snapple products, and lower SG&A expenses in connection with a sales reorganization contributed favorably to SOP. These increases were offset by an increase in post-acquisition employee benefit costs, wage inflation costs, higher sweetener costs, an increase in investments in new markets and a $55 million operating loss from Accelerade. The $55 million operating loss attributable to Accelerade was primarily due to new product launch expenses, such as significant product placement and marketing investments. In 2007, we had no net sales for Accelerade as gross sales were more than offset by product placement fees. SOP was also negatively impacted by higher packaging and commodity costs, as well as the launches of Mott’s line extensions and Peñafiel in the United States.

          Latin America Beverages
     The following table details our Latin America Beverages segment’s net sales and SOP for 2007 and 2006 (dollars in millions):

	For the Year Ended
	December 31,		Amount	Percentage
	2007	2006	Change	Change
Net sales	$416	$401	$15	3.7%
SOP	96	99	(3)	(3.0)%
     Net sales increased $15 million for 2007 compared with 2006 due to volume growth of 2% and increased pricing despite challenging market conditions and adverse weather. The volume growth was due to double digit percentage increases in Aguafiel and Clamato.
     SOP decreased $3 million in 2007 despite the increase in net sales primarily due to an increase in raw material costs, particularly sweeteners, and higher distribution costs.
Liquidity and Capital Resources
          Trends and Uncertainties Affecting Liquidity
     Recent global financial events have resulted in the consolidation, failure or near failure of a number of institutions in the banking, insurance and investment banking industries and have substantially reduced the ability of companies to obtain financing. We have assessed the implications of the recent financial events on our current business and determined that these market disruptions have not had a significant impact on our financial position, results of operations or liquidity as of December 31, 2008. However, there can be no assurance that these events will not have an impact on our future financial position, results of operations or liquidity as these events could have a number of different effects on our business, including:
•	a reduction in consumer spending, which could result in a reduction in our sales volume and, consequently, could reduce our ability to fund our operating requirements with cash provided by operations; or

•	a negative impact on the ability of our customers to timely pay their obligations to us, thus reducing our operating cash flow.
     We believe that the following recent transactions and trends and uncertainties may impact liquidity:
•	Changes in economic factors could impact consumers’ purchasing power;

•	We incurred significant third party debt in connection with the separation;

•	We will continue to make capital expenditures to build new manufacturing capacity, upgrade our existing plants and distribution fleet of trucks, replace and expand our cold drink equipment, make investments in IT systems, and from time-to-time invest in restructuring programs in order to improve operating efficiencies and lower costs;

•	We assumed significant pension obligations in connection with the separation. We have assessed the impact of recent financial events on our pension asset returns and anticipate there will be no impact on our ability to meet our 2009 contribution requirements; and

•	We may make further acquisitions.

          Financing Arrangements
     On March 10, 2008, we entered into arrangements with a group of lenders to provide us with an aggregate of $4.4 billion of financing consisting of a term loan A facility, a revolving credit facility and a bridge loan facility.
     On April 11, 2008, these arrangements were amended and restated. The amended and restated arrangements consist of a $2.7 billion senior unsecured credit agreement that provides a $2.2 billion term loan A facility and a $500 million revolving credit facility (collectively, the “senior unsecured credit facility”) and a 364-day bridge credit agreement that provided a $1.7 billion bridge loan facility.
               Bridge Loan Facility
     On April 11, 2008, we borrowed $1.7 billion under the bridge loan facility to reduce financing risks and facilitate Cadbury’s separation of us. All of the proceeds from the borrowings were placed into interest-bearing collateral accounts. On April 30, 2008, borrowings under the bridge loan facility were released from the collateral account containing such funds and returned to the lenders and the 364-day bridge loan facility was terminated. Upon the termination of the bridge loan facility, we expensed $21 million of financing fees associated with the facility. Additionally, we incurred $5 million of interest expense on the bridge loan facility and earned $2 million of interest income on the bridge loan while in escrow.
               Senior Unsecured Credit Facility
     We borrowed $2.2 billion under the term loan A facility. We made mandatory repayments toward the principal of $165 million and optional prepayments toward the principal of $230 million for the year ended December 31, 2008.
     We are required to pay annual amortization in equal quarterly installments on the aggregate principal amount of the term loan A equal to: (i) 10% , or $220 million, per year for installments due in the first and second years following the initial date of funding, (ii) 15%, or $330 million, per year for installments due in the third and fourth years following the initial date of funding, and (iii) 50%, or $1.1 billion, for installments due in the fifth year following the initial date of funding. Because of prepayments made during 2008, we have no required principal payments due in 2009.
     The revolving credit facility has an aggregate principal amount of $500 million with a maturity in 2013. The revolving credit facility was undrawn as of December 31, 2008, except to the extent utilized by letters of credit. Up to $75 million of the revolving credit facility is available for the issuance of letters of credit, of which $38 million was utilized as of December 31, 2008. Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity. We may use borrowings under the revolving credit facility for working capital and general corporate purposes.
     The senior unsecured credit facility requires us to comply with a maximum total leverage ratio covenant and a minimum interest coverage ratio covenant, as defined in the credit agreement. The senior unsecured credit facility also contains certain usual and customary representations and warranties, affirmative covenants and events of default. As of December 31, 2008, we were in compliance with all covenant requirements. Based on our current and anticipated level of operations, we expect to be in compliance with all covenant requirements in the near and long term.
               Senior Unsecured Notes
     We completed the issuance of $1.7 billion aggregate principal amount of senior unsecured notes consisting of $250 million aggregate principal amount of 6.12% senior notes due 2013, $1.2 billion aggregate principal amount of 6.82% senior notes due 2018, and $250 million aggregate principal amount of 7.45% senior notes due 2038. The weighted average interest cost of the senior unsecured notes is 6.8%. Interest on the senior unsecured notes is payable semi-annually on May 1 and November 1 and is subject to adjustment as defined.
     The indenture governing the notes, among other things, limits our ability to incur indebtedness secured by principal properties, to incur certain sale and lease back transactions and to enter into certain mergers or transfers of substantially all of our assets. The notes are guaranteed by substantially all of our existing and future direct and indirect domestic subsidiaries.

               Use of Proceeds
     We used the funds from the term loan A facility and the net proceeds of the senior unsecured notes to settle with Cadbury related party debt and other balances, eliminate Cadbury’s net investment in us, purchase certain assets from Cadbury related to our business and pay fees and expenses related to our credit facilities.
               Debt Ratings
     As of December 31, 2008, our debt ratings were Baa3 with a stable outlook from Moody’s Investor Service and BBB- with a negative outlook from Standard & Poor’s. These debt ratings impact the interest we pay on our financing arrangement. A downgrade of one or both of our debt ratings could increase our interest expense and decrease the cash available to fund anticipated obligations.
          Cash Management
     Prior to separation, our cash was available for use and was regularly swept by Cadbury operations in the United States at its discretion. Cadbury also funded our operating and investing activities as needed. We earned interest income on certain related party balances. Our interest income has been reduced due to the settlement of the related party balances upon separation and, accordingly, we expect interest income for 2009 to be minimal.
     Post separation, we fund our liquidity needs from cash flow from operations and amounts available under financing arrangements.
          Capital Expenditures
     Capital expenditures were $304 million, $230 million and $158 million for 2008, 2007 and 2006, respectively. Capital expenditures for all periods primarily consisted of expansion of our capabilities in existing facilities, cold drink equipment and IT investments for new systems. The increase in expenditures for 2008 compared with 2007 was primarily related to early stage costs of a new manufacturing and distribution center in Victorville, California. The increase in 2007 compared with 2006 was primarily due to investments and improvements in newly acquired bottling operations. We continue to expect to incur discretionary annual capital expenditures in an amount equal to approximately 5% of our net sales which we expect to fund through cash provided by operating activities.
          Restructuring
     We have implemented restructuring programs from time to time and have incurred costs that are designed to improve operating effectiveness and lower costs. These programs have included closure of manufacturing plants, reductions in force, integration of back office operations and outsourcing of certain transactional activities. We recorded $57 million, $76 million and $27 million of restructuring costs for 2008, 2007 and 2006, respectively, and we do not expect to incur significant restructuring charges over the next 12 months. Refer to Note 14 of the Notes to our Audited Consolidated Financial Statements for further information.
          Acquisitions
     We may make further acquisitions. For example, we may make further acquisitions of regional bottling companies, distributors and distribution rights to further extend our geographic coverage. Any acquisitions may require future capital expenditures and restructuring expenses.

          Liquidity
     Based on our current and anticipated level of operations, we believe that our proceeds from operating cash flows will be sufficient to meet our anticipated obligations. To the extent that our operating cash flows are not sufficient to meet our liquidity needs, we may utilize amounts available under our revolving credit facility.
     The following table summarizes our cash activity for 2008, 2007 and 2006 (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Net cash provided by operating activities	$709	$603	$581
Net cash provided by (used in) investing activities	1,074	(1,087)	(502)
Net cash (used in) provided by financing activities	(1,625)	515	(72)
               Net Cash Provided by Operating Activities
     Net cash provided by operating activities increased $106 million for the year ended December 31, 2008, compared with the year ended December 31, 2007. The $809 million decrease in net income included a $1,033 million increase in the non-cash impairment of goodwill and intangible assets, an $83 million decrease in the gain on the disposal of assets due to a one-time gain recorded in 2007 upon the termination of the glaceau distribution agreement, an increase of $39 million in depreciation and amortization expense driven by higher capital expenditures and the amortization of capitalized financing costs and the impact of the write-off of $21 million of deferred financing costs related to our bridge loan facility. These amounts were partially offset by a decrease of $296 million in deferred income taxes driven by the impairment of intangible assets. Changes in working capital included a $71 million favorable decrease in inventory primarily due to improved inventory management and lower sales volumes offset by an increase of $43 million in trade accounts receivable and a $43 million decrease in accounts payable and accrued expenses. Trade accounts receivable increased despite reduced collection times due to an increase in sales in December 2008. Accounts payable and accrued expenses decreased primarily due to lower inventory purchases as we focus on inventory management. Cash provided by operations was also impacted by our separation from Cadbury.
     Net cash provided by operating activities in 2007 was $603 million compared to $581 million in 2006. The $22 million increase was primarily due to changes in non-cash adjustments and working capital improvements. The increase in working capital was primarily the result of a $99 million increase in accounts payable and accrued expenses and a $74 million decrease in trade accounts receivable. These changes were partially offset by increases in related party receivables of $55 million, other accounts receivable of $84 million and inventories of $27 million.
               Net Cash Provided by Investing Activities
     The increase of $2,161 million in cash provided by investing activities for the year ended December 31, 2008, compared with the year ended December 31, 2007, was primarily attributable to related party notes receivable due to the separation from Cadbury. For the 2007, cash used in net issuances of related party notes receivable totaled $929 million compared with cash provided by net repayments of related party notes receivable of $1,375 million for 2008. We increased capital expenditures by $74 million in the current year, primarily due to early stage costs of a new manufacturing and distribution center in Victorville, California. Capital asset investments for both years primarily consisted of expansion of our capabilities in existing facilities, replacement of existing cold drink equipment, IT investments for new systems, and upgrades to the vehicle fleet. Additionally, cash used by investing activities for 2007 included $98 million in proceeds from the disposal of assets, primarily attributable to the termination of the glaceau distribution agreement, partially offset by net cash used in the acquisition of SeaBev.

     Net cash used in investing activities for the year ended December 31, 2007, was $1,087 million compared to $502 million for the year ended December 31, 2006. The increase of $585 million was primarily attributable to the issuance of notes receivable for $1,846 million, partially offset by $842 million due to the repayment of notes receivable and a decrease of $405 million for acquisitions, principally the acquisition in 2006 of the remaining 55% interest in DPSUBG. Additionally, cash used by investing activities for 2007 included $98 million in proceeds from the disposal of assets, primarily attributable to the termination of the glaceau distribution agreement, partially offset by net cash used in the acquisition of SeaBev.
               Net Cash Provided by Financing Activities
     The increase of $2,140 million in cash used in financing activities for the year ended December 31, 2008, compared with the year ended December 31, 2007, was driven by the change in Cadbury’s investment as part of our separation from Cadbury and payments of third party long-term debt. This increase was partially offset by the issuances of third party long-term debt.
     The following table summarizes the issuances and payments of third party and related party debt for 2008 and 2007 (in millions):

	For the Year Ended
	December 31,
	2008	2007
Issuances of Third Party Debt:
Senior unsecured credit facility	$2,200	$—
Senior unsecured notes	1,700	—
Bridge loan facility	1,700	—

Total issuances of third party debt	5,600	—

Payments on Third Party Debt:
Senior unsecured credit facility	(395)	$—
Bridge loan facility	(1,700)	—
Other payments	(5)	—

Total payments on third party debt	(2,100)	$—

Net change in third party debt	$3,500	$—

	For the Year Ended
	December 31,
	2008	2007
Issuances of related party debt	$1,615	$2,845

Payments on related party debt	(4,664)	(3,455)

Net change in related party debt	$(3,049)	$(610)

     Net cash provided by financing activities for the year ended December 31, 2007, was $515 million compared to $72 million used in financing activities for the year ended December 31, 2006. The $587 million increase in 2007 was due to higher levels of debt issuances and net investment transactions with Cadbury, partially offset by increases in debt repayment.
          Cash and Cash Equivalents
     Cash and cash equivalents were $214 million as of December 31, 2008, an increase of $147 million from $67 million as of December 31, 2007. The increase was primarily due to our separation from Cadbury as prior to separation our excess cash was regularly swept by Cadbury.
     Our cash balances are used to fund working capital requirements, scheduled debt and interest payments, capital expenditures and income tax obligations. Cash available in our foreign operations may not be immediately available for these purposes. Foreign cash balances constitute approximately 32% of our total cash position as of December 31, 2008.

          Contractual Commitments and Obligations
     We enter into various contractual obligations that impact, or could impact, our liquidity. The following table summarizes our contractual obligations and contingencies at December 31, 2008 (in millions). Based on our current and anticipated level of operations, we believe that our proceeds from operating cash flows will be sufficient to meet our anticipated obligations. To the extent that our operating cash flows are not sufficient to meet our liquidity needs, we may utilize amounts available under our revolving credit facility. Refer to Notes 11 and 15 of the Notes to our Audited Consolidated Financial Statements for additional information regarding the items described in this table.

		Payments Due in Year
							After
	Total	2009	2010	2011	2012	2013	2013
Senior unsecured credit facility	$1,805	$—	$292	$330	$908	$275	$—
Senior unsecured notes	1,700	—	—	—	—	250	1,450
Capital leases(1)	19	2	3	3	4	4	3
Interest payments(2)	1,657	203	181	177	159	112	825
Operating leases(3)	280	66	56	41	31	27	59
Purchase obligations(4)	436	236	40	36	33	28	63
Other long-term liabilities(5)	207	16	18	18	18	22	115
Short-term tax reserves	2	2	—	—	—	—	—
Payable to Cadbury(6)	125	24	8	8	8	8	69

Total	$6,231	$549	$598	$613	$1,161	$726	$2,584

(1)	Amounts represent capitalized lease obligations, net of interest. Interest in respect of capital leases is included under the caption “Interest payments” on this table.

(2)	Amounts represent our estimated interest payments based on: (a) projected interest rates for floating rate debt, (b) the impact of interest rate swaps which convert variable interest rates to fixed rates, (c) specified interest rates for fixed rate debt, (d) capital lease amortization schedules and (e) debt amortization schedules.

(3)	Amounts represent minimum rental commitment under non-cancelable operating leases.

(4)	Amounts represent payments under agreements to purchase goods or services that are legally binding and that specify all significant terms, including capital obligations and long-term contractual obligations.

(5)	Amounts represent estimated pension and postretirement benefit payments for U.S. and non-U.S. defined benefit plans.

(6)	Additional amounts payable to Cadbury of approximately $11 million are excluded from the table above. Due to uncertainty regarding the timing of payments associated with these liabilities, we are unable to make a reasonable estimate of the amount and period for which these liabilities might be paid.
     In accordance with the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109, we had $515 million of unrecognized tax benefits as of December 31, 2008, classified as a long-term liability. The table above does not reflect any payments related to tax reserves if it is not possible to make a reasonable estimate of the amount or timing of the payment.
     Off-Balance Sheet Arrangements
     There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our results of operations, financial condition, liquidity, capital expenditures or capital resources.

     Critical Accounting Estimates
     The process of preparing our consolidated financial statements in conformity with U.S. GAAP requires the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses. Critical accounting estimates are both fundamental to the portrayal of a company’s financial condition and results and require difficult, subjective or complex estimates and assessments. These estimates and judgments are based on historical experience, future expectations and other factors and assumptions we believe to be reasonable under the circumstances. The most significant estimates and judgments are reviewed on an ongoing basis and revised when necessary. Actual amounts may differ from these estimates and judgments. We have identified the policies described below as our critical accounting estimates. See Note 2 to our Consolidated Financial Statements for a discussion of these and other accounting policies.
          Revenue Recognition
     We recognize sales revenue when all of the following have occurred: (1) delivery; (2) persuasive evidence of an agreement exists; (3) pricing is fixed or determinable; and (4) collection is reasonably assured. Delivery is not considered to have occurred until the title and the risk of loss passes to the customer according to the terms of the contract between the customer and us. The timing of revenue recognition is largely dependent on contract terms. For sales to customers that are designated in the contract as free-on-board destination, revenue is recognized when the product is delivered to and accepted at the customer’s delivery site. Net sales are reported net of costs associated with customer marketing programs and incentives, as described below, as well as sales taxes and other similar taxes.
     Customer Marketing Programs and Incentives
     We offer a variety of incentives and discounts to bottlers, customers and consumers through various programs to support the distribution of our products. These incentives and discounts include cash discounts, price allowances, volume based rebates, product placement fees and other financial support for items such as trade promotions, displays, new products, consumer incentives and advertising assistance. These incentives and discounts are reflected as a reduction of gross sales to arrive at net sales. The aggregate deductions from gross sales recorded in relation to these programs were approximately $3,057 million, $3,159 million and $2,440 million in 2008, 2007 and 2006, respectively. Trade spend for 2008 and 2007 reflect a full year of trade spend costs from our Packaged Beverages segment while 2006 includes the effect of our Packaged Beverages segment’s trade spend only from the date of the acquisition of the remaining 55% of DPSUBG. The amounts of trade spend are larger in our Packaged Beverages segment than those related to other parts of our business. Our customer incentive programs are generally based on annual targets. Accruals are established for the expected payout based on contractual terms, volume-based metrics and/or historical trends and require management judgment with respect to estimating customer participation and performance levels.
          Goodwill and Other Indefinite Lived Intangible Assets
     In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”) we classify intangible assets into three categories: (1) intangible assets with definite lives subject to amortization; (2) intangible assets with indefinite lives not subject to amortization; and (3) goodwill. The majority of our intangible asset balance is made up of brands which we have determined to have indefinite useful lives. In arriving at the conclusion that a brand has an indefinite useful life, management reviews factors such as size, diversification and market share of each brand. Management expects to acquire, hold and support brands for an indefinite period through consumer marketing and promotional support. We also consider factors such as our ability to continue to protect the legal rights that arise from these brand names indefinitely or the absence of any regulatory, economic or competitive factors that could truncate the life of the brand name. If the criteria are not met to assign an indefinite life, the brand is amortized over its expected useful life.

     We conduct tests for impairment in accordance with SFAS 142. For intangible assets with definite lives, we conduct tests for impairment if conditions indicate the carrying value may not be recoverable. For goodwill and intangible assets with indefinite lives, we conduct tests for impairment annually, as of December 31, or more frequently if events or circumstances indicate the carrying amount may not be recoverable. We use present value and other valuation techniques to make this assessment. If the carrying amount of goodwill or an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. For purposes of impairment testing we assign goodwill to the reporting unit that benefits from the synergies arising from each business combination and also assign indefinite lived intangible assets to our reporting units. We define reporting units as Beverage Concentrates, Latin America Beverages, and Packaged Beverages’ two reporting units, DSD and WD. Our equity method investees also perform such tests for impairment for intangible assets and/or goodwill. If an impairment charge was recorded by our equity method investee, we would record our proportionate share of such charge.
     The impairment test for indefinite lived intangible assets encompasses calculating a fair value of an indefinite lived intangible asset and comparing the fair value to its carrying value. If the carrying value exceeds the estimated fair value, impairment is recorded. The impairment tests for goodwill include comparing a fair value of the respective reporting unit with its carrying value, including goodwill and considering any indefinite lived intangible asset impairment charges (“Step 1”). If the carrying value exceeds the estimated fair value, impairment is indicated and a second step analysis must be performed.
     The tests for impairment include significant judgment in estimating the fair value of intangible assets primarily by analyzing future revenues and profit performance. Fair value is based on what the intangible asset would be worth to a third party market participant. Discount rates are based on a weighted average cost of equity and cost of debt, adjusted with various risk premiums. These assumptions could be negatively impacted by various of the risks discussed in “Risk Factors” in the Annual Report on Form 10-K.
     Our annual impairment analysis, performed as of December 31, 2008, resulted in a non-cash charge of $1,039 million which is reported in the line item impairment of goodwill and intangible assets in our consolidated statement of operations. A summary of the impairment charges is provided below (in millions):

	For the Year Ended December 31, 2008
	Impairment	Income Tax	Impact on Net
	Charge	Benefit	Income
Snapple brand(1)	$278	$(112)	$166
Distribution rights(2)	581	(220)	361
Goodwill(3)	180	(11)	169

Total	$1,039	$(343)	$696

(1)	Included within the WD reporting unit.

(2)	Includes the DSD reporting unit’s distribution rights, brand franchise rights, and bottler agreements which convey certain rights to us, including the rights to manufacture, distribute and sell products of the licensor within specified territories.

(3)	Includes all goodwill recorded in the DSD reporting unit which related to our bottler acquisitions in 2006 and 2007.
     For our annual impairment analysis performed as of December 31, 2008, methodologies used to determine the fair values of the assets included a combination of the income based approach and market based approach, as well as an overall consideration of market capitalization and our enterprise value.
     The results of the Step 1 analyses performed as of December 31, 2008, indicated there was a potential impairment of goodwill in the DSD reporting unit as the book value exceeded the estimated fair value. As a result, the second step (“Step 2”) of the goodwill impairment test was performed for the reporting unit. The implied fair value of goodwill determined in the Step 2 analysis was determined by allocating the fair value of the reporting unit to all the assets and liabilities of the applicable reporting unit (including any unrecognized intangible assets and related deferred taxes) as if the reporting unit had been acquired in a business combination. As a result of the Step 2 analysis, we impaired the entire DSD reporting unit’s goodwill.
     The following table summarizes the critical assumptions that were used in estimating fair value for our annual impairment tests performed as of December 31, 2008:

Estimated average operating income growth (2009 to 2018)	3.2%
Projected long-term operating income growth(1)	2.5%
Weighted average discount rate(2)	8.9%
Capital charge for distribution rights(3)	2.1%

(1)	Represents the operating income growth rate used to determine terminal value.

(2)	Represents our targeted weighted average discount rate of 7.0% plus the impact of a specific reporting unit risk premiums to account for the estimated additional uncertainty associated with our future cash flows. The risk premium primarily reflects the uncertainty related to: (1) the continued impact of the challenging marketplace and difficult macroeconomic conditions; (2) the volatility related to key input costs; and (3) the consumer, customer, competitor, and supplier reaction to our marketplace pricing actions. Factors inherent in determining our weighted average discount rate are: (1) the volatility of our common stock; (2) expected interest costs on debt and debt market conditions; and (3) the amounts and relationships of targeted debt and equity capital.

(3)	Represents a charge as a percent of revenues to the estimated future cash flows attributable to our distribution rights for the estimated required economic returns on investments in property, plant, and equipment, net working capital, customer relationships, and assembled workforce.
     For the DSD reporting unit’s goodwill, keeping the residual operating income growth rate constant but changing the discount rate downward by 0.50% would indicate less of an impairment charge of approximately $60 million. Keeping the discount rate constant and increasing the residual operating income growth rate by 0.50% would indicate less of an impairment charge of approximately $10 million. An increase of 0.50% in the estimated operating income growth rate would reduce the goodwill impairment charge by approximately $75 million.
     For the Snapple brand, keeping the residual operating income growth rate constant but changing the discount rate by 0.50% would result in a $45 million to $50 million change in the impairment charge. Keeping the discount rate constant but changing the residual operating income growth rate by 0.50% would result in a $30 million to $35 million change in the impairment charge of the Snapple brand. A change of 0.25% in the estimated operating income growth rate would change the impairment charge by approximately $25 million.
     A change in the critical assumptions detailed above would not result in a change to the impairment charge related to distribution rights.
     The results of our annual impairment tests indicated that the fair value of our indefinite lived intangible assets and goodwill not discussed above exceeded their carrying values and, therefore, are not impaired.

     Based on triggering events in the second and third quarters of 2008, we performed interim impairment analyses of the Snapple Brand and the DSD reporting unit’s goodwill and concluded there was no impairment as of June 30 and September 30, 2008, respectively. However, deteriorating economic and market conditions in the fourth quarter triggered higher discount rates as well as lower volume and growth projections which drove the impairments of the DSD reporting unit’s goodwill, Snapple brand and the DSD reporting unit’s distribution rights recorded in the fourth quarter. Indicative of the economic and market conditions, our average stock price declined 19% in the fourth quarter as compared to the average stock price from May 7, 2008, the date of our separation from Cadbury, through September 30, 2008. The impairment of the distribution rights was attributed to insufficient net economic returns above working capital, fixed assets and assembled workforce.
     In 2007, we recorded impairment charges of $6 million, of which $4 million was related to the Accelerade brand.
          Definite Lived Intangible Assets
     Definite lived intangible assets are those assets deemed by the management to have determinable finite useful lives. Identifiable intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives as follows:

Intangible Asset	Useful Life
Brands	5 to 15 years
Bottler agreements	5 to 15 years
Customer relationships and contracts	5 to 10 years
          Stock-Based Compensation
     We account for our stock-based compensation plans under SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”). SFAS 123(R) requires the recognition of compensation expense in our Consolidated Statement of Operations related to the fair value of employee share-based awards. Determining the amount of expense for stock-based compensation, as well as the associated impact to our balance sheets and statements of cash flows, requires us to develop estimates of the fair value of stock-based compensation expense. The most significant factors of that expense that require estimates or projections include the expected volatility, expected lives and estimated forfeiture rates of stock-based awards. As we lack a meaningful set of historical data upon which to develop valuation assumptions, we have elected to develop certain valuation assumptions based on information disclosed by similarly-situated companies, including multi-national consumer goods companies of similar market capitalization and large food and beverage industry companies which have experienced an initial public offering since June 2001.
     In accordance with SFAS 123(R), we recognize the cost of all unvested employee stock options on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures. Prior to our separation from Cadbury, we participated in certain employee share plans that contained inflation indexed earnings growth performance conditions. These plans were accounted for under the liability method of SFAS 123(R). In accordance with SFAS 123(R), a liability was recorded on the balance sheet until and, in calculating the income statement charge for share awards, the fair value of each award was remeasured at each reporting date until awards vested. We no longer participate in employee share plans that contain inflation indexed earnings growth performance conditions.
          Pension and Postretirement Benefits
     We have several pension and postretirement plans covering employees who satisfy age and length of service requirements. There are twelve stand-alone non-contributory defined benefit pension plans and six stand-alone postretirement plans. Depending on the plan, pension and postretirement benefits are based on a combination of factors, which may include salary, age and years of service.

     Pension expense has been determined in accordance with the principles of SFAS No. 87, Employers’ Accounting for Pensions, as amended by SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An amendment of Financial Accounting Standards Board Statements No. 87, 88, 106, and 132(R) (“SFAS 158”). Our policy is to fund pension plans in accordance with the requirements of the Employee Retirement Income Security Act. Employee benefit plan obligations and expenses included in our Consolidated Financial Statements are determined from actuarial analyses based on plan assumptions, employee demographic data, years of service, compensation, benefits and claims paid and employer contributions.
     The expense related to the postretirement plans has been determined in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (“SFAS 106”), as amended by SFAS No. 158. As stated in SFAS 106, we accrue the cost of these benefits during the years that employees render service to us.
     The calculation of pension and postretirement plan obligations and related expenses is dependent on several assumptions used to estimate the present value of the benefits earned while the employee is eligible to participate in the plans. The key assumptions we use in determining the plan obligations and related expenses include: (1) the interest rate used to calculate the present value of the plan liabilities; (2) employee turnover, retirement age and mortality; and (3) the expected return on plan assets. Our assumptions reflect our historical experience and our best judgment regarding future performance. Due to the significant judgment required, our assumptions could have a material impact on the measurement of our pension and postretirement obligations and expenses. Refer to Note 15 of the Notes to our Audited Consolidated Financial Statements for further information.
     The effect of a 1% increase or decrease in the weighted-average discount rate used to determine the pension benefit obligations for U.S. plans would change the benefit obligation as of December 31, 2008, by approximately $26 million and $29 million, respectively. The effect of a 1% change in the weighted-average assumptions used to determine the net periodic costs would change the costs for the year ended December 31, 2008, by approximately $3 million.
          Risk Management Programs
     We retain selected levels of property, casualty, workers’ compensation and other business risks. Many of these risks are covered under conventional insurance programs with high deductibles or self-insured retentions. Accrued liabilities related to the retained casualty risks are calculated based on loss experience and development factors, which contemplate a number of variables including claim history and expected trends. These loss development factors are established in consultation with external insurance brokers and actuaries. At December 31, 2008, we had accrued liabilities related to the retained risks of $60 million, including both current and long-term liabilities. At December 31, 2007, we had accrued liabilities of $49 million primarily related to retained risks to cover long-term, self-insured liabilities for our Packaged Beverages segment prior to participation in the Cadbury placed insurance programs. Prior to our separation from Cadbury, we participated in insurance programs placed by Cadbury. Prior to and upon separation, Cadbury retained the risk and accrued liabilities for the exposures insured under these insurance programs.
     We believe the use of actuarial methods to estimate our future losses provides a consistent and effective way to measure our self-insured liabilities. However, the estimation of our liability is judgmental and uncertain given the nature of claims involved and length of time until their ultimate cost is known. The final settlement amount of claims can differ materially from our estimate as a result of changes in factors such as the frequency and severity of accidents, medical cost inflation, legislative actions, uncertainty around jury verdicts and awards and other factors outside of our control.
     Income Taxes
     Income taxes are computed and reported on a separate return basis and accounted for using the asset and liability approach under SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). This method involves determining the temporary differences between combined assets and liabilities recognized for financial reporting and the corresponding combined amounts recognized for tax purposes and computing the tax-related carryforwards at the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The resulting amounts are deferred tax assets or liabilities and the net changes represent the deferred tax expense or benefit for the year. The total of taxes currently payable per the tax return and the deferred tax expense or benefit represents the income tax expense or benefit for the year for financial reporting purposes.

     We periodically assess the likelihood of realizing our deferred tax assets based on the amount of deferred tax assets that we believe is more likely than not to be realized. We base our judgment of the recoverability of our deferred tax asset primarily on historical earnings, our estimate of current and expected future earnings, prudent and feasible tax planning strategies, and current and future ownership changes.
     As of December 31, 2008, undistributed earnings considered to be permanently reinvested in non-U.S. subsidiaries totaled approximately $124 million. Deferred income taxes have not been provided on this income as the Company believes these earnings to be permanently reinvested. It is not practicable to estimate the amount of additional tax that might be payable on these undistributed foreign earnings.
     Our effective income tax rate may fluctuate on a quarterly basis due to various factors, including, but not limited to, total earnings and the mix of earnings by jurisdiction, the timing of changes in tax laws, and the amount of tax provided for uncertain tax positions.
Effect of Recent Accounting Pronouncements
     Refer to Note 2 of the Notes to our Audited Consolidated Financial Statements in Item 8 of this Current Report on Form 8-K for a discussion of recent accounting standards and pronouncements.

ITEM 8. Financial Statements and Supplementary Data

Audited Financial Statements:
Report of Independent Registered Public Accounting Firm
Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006
Consolidated Balance Sheets as of December 31, 2008 and 2007
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006
Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2008, 2007 and 2006
Notes to Audited Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Dr Pepper Snapple Group, Inc.:
Plano, Texas
          We have audited the accompanying consolidated balance sheets of Dr Pepper Snapple Group, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Dr Pepper Snapple Group, Inc. and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
          As discussed in Note 1, the consolidated financial statements of the Company include allocation of certain general corporate overhead costs through May 7, 2008, from Cadbury Schweppes plc. These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from Cadbury Schweppes plc.
          As discussed in Note 13 to the consolidated financial statements, the Company changed its method of accounting for uncertainties in income taxes as of January 1, 2007.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 26, 2009 (December 10, 2009 as to the retroactive adjustment for change in reporting segments described in Note 23 and the subsequent event described in Note 26)

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2008, 2007 and 2006
(In millions, except per share data)

	For the Year Ended December 31,
	2008	2007	2006
Net sales	$5,710	$5,695	$4,700
Cost of sales	2,590	2,564	1,959

Gross profit	3,120	3,131	2,741
Selling, general and administrative expenses	2,075	2,018	1,659
Depreciation and amortization	113	98	69
Impairment of goodwill and intangible assets	1,039	6	—
Restructuring costs	57	76	27
Other operating expense (income)	4	(71)	(32)

(Loss) income from operations	(168)	1,004	1,018
Interest expense	257	253	257
Interest income	(32)	(64)	(46)
Other (income) expense	(18)	(2)	2

(Loss) income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	(375)	817	805
Provision for income taxes	(61)	322	298

(Loss) income before equity in earnings of unconsolidated subsidiaries	(314)	495	507
Equity in earnings of unconsolidated subsidiaries, net of tax	2	2	3

Net (loss) income	$(312)	$497	$510

(Loss) earnings per common share:
Basic	$(1.23)	$1.96	$2.01
Diluted	$(1.23)	$1.96	$2.01

Weighted average common shares outstanding:
Basic	254.0	253.7	253.7
Diluted	254.0	253.7	253.7
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007
(In millions except share and per share data)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$214	$67
Accounts receivable:
Trade (net of allowances of $13 and $20, respectively)	532	538
Other	51	59
Related party receivable	—	66
Note receivable from related parties	—	1,527
Inventories	263	325
Deferred tax assets	93	81
Prepaid expenses and other current assets	84	76

Total current assets	1,237	2,739
Property, plant and equipment, net	990	868
Investments in unconsolidated subsidiaries	12	13
Goodwill	2,983	3,183
Other intangible assets, net	2,712	3,617
Other non-current assets	564	100
Non-current deferred tax assets	140	8

Total assets	$8,638	$10,528

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$796	$812
Related party payable	—	175
Current portion of long-term debt payable to related parties	—	126
Income taxes payable	5	22

Total current liabilities	801	1,135
Long-term debt payable to third parties	3,522	19
Long-term debt payable to related parties	—	2,893
Deferred tax liabilities	981	1,324
Other non-current liabilities	727	136

Total liabilities	6,031	5,507

Commitments and contingencies

Stockholders’ equity:
Cadbury’s net investment	—	5,001
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 253,685,733 shares issued and outstanding for 2008 and no shares issued for 2007	3	—
Additional paid-in capital	3,140	—
Accumulated deficit	(430)	—
Accumulated other comprehensive (loss) income	(106)	20

Total stockholders’ equity	2,607	5,021

Total liabilities and stockholders’ equity	$8,638	$10,528

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2008, 2007 and 2006
(In millions)

	For the Year Ended December 31,
	2008	2007	2006
Operating activities:
Net (loss) income	$(312)	$497	$510
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expense	141	120	94
Amortization expense	54	49	45
Amortization of deferred financing costs	13	—	—
Impairment of goodwill and intangible assets	1,039	6	—
Provision for doubtful accounts	5	11	4
Employee stock-based expense	9	21	17
Deferred income taxes	(241)	55	14
Write-off of deferred loan costs	21	—	—
Loss (gain) on disposal of property and intangible assets	12	(71)	(32)
Other, net	5	(6)	(10)
Changes in assets and liabilities:
Trade and other accounts receivable	(4)	(6)	4
Related party receivable	11	(57)	(2)
Inventories	57	(14)	13
Other current assets	(20)	(1)	8
Other non-current assets	(5)	(8)	(3)
Accounts payable and accrued expenses	(48)	(5)	(104)
Related party payable	(70)	12	13
Income taxes payable	48	10	2
Other non-current liabilities	(6)	(10)	8

Net cash provided by operating activities	709	603	581
Investing activities:
Acquisition of subsidiaries, net of cash	—	(30)	(435)
Purchase of investments and intangible assets	—	(2)	(53)
Proceeds from disposals of investments and other assets	—	98	53
Purchases of property, plant and equipment	(304)	(230)	(158)
Proceeds from disposals of property, plant and equipment	4	6	16
Issuances of related party notes receivables	(165)	(1,937)	(91)
Repayment of related party notes receivables	1,540	1,008	166
Other, net	(1)	—	—

Net cash provided by (used in) investing activities	1,074	(1,087)	(502)
Financing activities:
Proceeds from issuance of related party long-term debt	1,615	2,845	2,086
Proceeds from senior unsecured credit facility	2,200	—	—
Proceeds from senior unsecured notes	1,700	—	—
Proceeds from bridge loan facility	1,700	—	—
Repayment of related party long-term debt	(4,664)	(3,455)	(2,056)
Repayment of senior unsecured credit facility	(395)	—	—
Repayment of bridge loan facility	(1,700)	—	—
Deferred financing charges paid	(106)	—	—
Cash distributions to Cadbury	(2,065)	(213)	(80)
Change in Cadbury’s net investment	94	1,334	(23)
Other, net	(4)	4	1

Net cash (used in) provided by financing activities	(1,625)	515	(72)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	158	31	7
Currency translation	(11)	1	—
Cash and cash equivalents at beginning of period	67	35	28

Cash and cash equivalents at end of period	$214	$67	$35

See Note 21 for supplemental cash flow disclosures.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2008, 2007 and 2006
(In millions)

						Accumulated
			Additional			Other
	Common Stock Issued		Paid-In	Accumulated	Cadbury’s Net	Comprehensive		Comprehensive
	Shares	Amount	Capital	Deficit	Investment	Income (Loss)	Total Equity	Income (Loss)
Balance as of January 1, 2006	—	$—	$—	$—	$2,416	$10	$2,426
Net income	—	—	—	—	510	—	510	$510
Contributions from Cadbury	—	—	—	—	403	—	403	—
Distributions to Cadbury	—	—	—	—	(80)	—	(80)	—
Adoption of FAS 158, net of tax of $2	—	—	—	—	—	(4)	(4)	—
Net change in pension liability, net of tax of less than $1	—	—	—	—	—	3	3	3
Foreign currency translation adjustment	—	—	—	—	—	(8)	(8)	(8)

Balance as of December 31, 2006	—	—	—	—	3,249	1	3,250	505

Net income	—	—	—	—	497	—	497	497
Contributions from Cadbury	—	—	—	—	1,484	—	1,484	—
Distributions to Cadbury	—	—	—	—	(213)	—	(213)	—
Adoption of FIN 48	—	—	—	—	(16)	—	(16)	—
Net change in pension liability, net of tax expense of $2	—	—	—	—	—	3	3	3
Foreign currency translation adjustment	—	—	—	—	—	16	16	16

Balance as of December 31, 2007	—	—	—	—	5,001	20	5,021	516

Net (loss) income	—	—	—	(430)	118	—	(312)	(312)
Contributions from Cadbury	—	—	—	—	259	—	259	—
Distributions to Cadbury	—	—	—	—	(2,242)	—	(2,242)	—
Separation from Cadbury on May 7, 2008 and issuance of common stock upon distribution	253.7	3	3,133	—	(3,136)	—	—	—
Stock-based compensation expense, including tax benefit	—	—	7	—	—	—	7	—
Net change in pension liability, net of tax benefit of $30	—	—	—	—	—	(43)	(43)	(43)
Adoption of FAS 158, net of tax benefit of $1	—	—	—	—	—	(2)	(2)	—
Cash flow hedges, net of tax benefits of $12	—	—	—	—	—	(20)	(20)	(20)
Foreign currency translation adjustment	—	—	—	—	—	(61)	(61)	(61)

Balance as of December 31, 2008	253.7	$3	$3,140	$(430)	$—	$(106)	$2,607	$(436)

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
1. Business and Basis of Presentation
     References in this Current Report on Form 8-K to “we”, “our”, “us”, “DPS” or “the Company” refer to Dr Pepper Snapple Group, Inc. and all entities included in our audited consolidated financial statements. Cadbury plc and Cadbury Schweppes plc are hereafter collectively referred to as “Cadbury” unless otherwise indicated.
     This Current Report on Form 8-K refers to some of DPS’ owned or licensed trademarks, trade names and service marks, which are referred to as the Company’s brands. All of the product names included in this Current Report on Form 8-K are either DPS’ registered trademarks or those of the Company’s licensors.
  Change in Operating Segments
     As of December 31, 2008, the Company’s operating structure consisted of the following four operating segments: Beverage Concentrates, Finished Goods, Bottling Group and Mexico and the Caribbean.
     Effective January 1, 2009, the Company reorganized its operating structure to consist of only three operating segments:
•	The Beverage Concentrates segment reflects sales of the Company’s branded concentrates and syrup to third party bottlers primarily in the United States and Canada. Most of the brands in this segment are carbonated soft drink brands.

•	The Packaged Beverages segment reflects sales in the United States and Canada from the manufacture and distribution of finished beverages and other products, including sales of the Company’s own brands and third party brands, through both DSD and warehouse direct delivery systems.

•	The Latin America Beverages segment reflects sales in the Mexico and Caribbean markets from the manufacture and distribution of both concentrates and finished beverages.
     The Company has made the following changes to its financial segment information:
•	Intersegment sales. All intersegment sales are made at cost and intersegment eliminations are reported as part of the segment results. Previously, our Bottling Group purchased concentrates at an arm’s length price from our Beverage Concentrates segment and our Bottling Group segment purchased finished beverages from our Finished Goods segment. All intersegment transactions were eliminated in preparing our consolidated results of operations.

•	Allocations of certain trade and marketing costs. Trade and marketing expenditures are allocated to the Beverage Concentrates and Packaged Beverages segments based on brand volume. Previously, certain combined selling activities that supported our Beverage Concentrates and Finished Goods segments had not been proportionally allocated between those two segments.

•	Allocations of overhead and selling costs. Certain overhead costs, which are managed at a corporate level, such as information technology, back-office shared services, finance, research and development and human resources, are no longer allocated to the segments. These costs are now reported as unallocated corporate costs. Additionally, the Company has changed its allocation methodology for certain combined selling activities.

•	Other adjustments previously excluded from the segment profitability measures. Certain items, such as LIFO inventory adjustments, the impact of foreign exchange, and other income and expense items that previously were included in the “other” line item within adjustments in the underlying operating profit (loss) (“UOP”) financial measure presentation are now reported as a component of the segment operating profit (loss) (“SOP”) financial measure.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     As a result of the change in our internal reporting and operating segments, DPS revised the following Notes to Consolidated Financial Statements:
•	Note 2, Significant Accounting Policies — References to operating segments within the disclosures have been revised.

•	Note 3, Impairment of Goodwill and Intangible Assets — References to operating segments within the disclosures have been revised.

•	Note 5, Acquisitions — References to operating segments within the disclosures have been revised.

•	Note 9, Goodwill and Other Intangible Assets — References to reporting units within the changes in the carrying amount of goodwill table have been revised.

•	Note 14, Restructuring Costs — Costs of certain restructuring programs included in tables to illustrate the impact to the operating segments have been revised.

•	Note 22, Commitments and Contingencies — References to operating segments within the disclosures has been revised.

•	Note 23, Segments — Tables and disclosures have been revised.
     Additionally, Note 26, Subsequent Events, has been revised to include the subsequent agreement with Pepsico, Inc.
     This Item has not been revised for other changes since the filing of the 2008 Annual Report on Form 10-K. For significant developments since the filing of the 2008 Annual Report on Form 10-K, refer to the Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009, and September 30, 2009, respectively.
  Nature of Operations
     DPS is a leading integrated brand owner, manufacturer and distributor of non-alcoholic beverages in the United States, Canada, and Mexico with a diverse portfolio of flavored (non-cola) carbonated soft drinks (“CSD”) and non-carbonated beverages (“NCB”), including ready-to-drink teas, juices, juice drinks and mixers. The Company’s brand portfolio includes popular CSD brands such as Dr Pepper, 7UP, Sunkist, A&W, Canada Dry, Schweppes, Squirt and Peñafiel, and NCB brands such as Snapple, Mott’s, Hawaiian Punch, Clamato, Mr & Mrs T, Margaritaville and Rose’s.
  Formation of the Company and Separation from Cadbury
     On May 7, 2008, Cadbury separated the Americas Beverages business from its global confectionery business by contributing the subsidiaries that operated its Americas Beverages business to DPS. In return for the transfer of the Americas Beverages business, DPS distributed its common stock to Cadbury plc shareholders. As of the date of distribution, a total of 800 million shares of common stock, par value $0.01 per share, and 15 million shares of preferred stock, all of which shares of preferred stock are undesignated, were authorized. On the date of distribution, 253.7 million shares of common stock were issued and outstanding and no shares of preferred stock were issued. On May 7, 2008, DPS became an independent publicly-traded company listed on the New York Stock Exchange under the symbol “DPS”.
     Dr Pepper Snapple Group, Inc. was formed on October 24, 2007, and did not have any operations prior to ownership of Cadbury’s beverage business in the United States, Canada, Mexico and the Caribbean (“the Americas Beverages business”).
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Basis of Presentation
     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for consolidated financial information and in accordance with the instructions to Form 10-K and Article 3A of Regulation S-X. In the opinion of management, all adjustments, consisting principally of normal recurring adjustments, considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.
     Upon separation, effective May 7, 2008, DPS became an independent company, which established a new consolidated reporting structure. For the periods prior to May 7, 2008, the consolidated financial statements have been prepared on a “carve-out” basis from Cadbury’s consolidated financial statements using historical results of operations, assets and liabilities attributable to Cadbury’s Americas Beverages business and including allocations of expenses from Cadbury. The historical Cadbury’s Americas Beverages information is the Company’s predecessor financial information. The Company eliminates from its financial results all intercompany transactions between entities included in the combination and the intercompany transactions with its equity method investees.
     The consolidated financial statements may not be indicative of the Company’s future performance and may not reflect what its consolidated results of operations, financial position and cash flows would have been had the Company operated as an independent company during all of the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying consolidated financial statements.
     Prior to the May 7, 2008, separation, Cadbury provided certain corporate functions to the Company and costs associated with these functions were allocated to the Company. These functions included corporate communications, regulatory, human resources and benefit management, treasury, investor relations, corporate controller, internal audit, Sarbanes Oxley compliance, information technology, corporate and legal compliance, and community affairs. The costs of such services were allocated to the Company based on the most relevant allocation method to the service provided, primarily based on relative percentage of revenue or headcount. Management believes such allocations were reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Company been operating as an independent company for all of the periods presented. The charges for these functions are included primarily in selling, general, and administrative expenses in the Consolidated Statements of Operations.
     Prior to the May 7, 2008, separation, the Company’s total invested equity represented Cadbury’s interest in the recorded net assets of the Company. The net investment balance represented the cumulative net investment by Cadbury in the Company through May 6, 2008, including any prior net income or loss attributed to the Company. Certain transactions between the Company and other related parties within the Cadbury group, including allocated expenses, were also included in Cadbury’s net investment.
  Restatement of Net Sales and Cost of Sales related to Intercompany Eliminations
     Subsequent to the issuance of the Company’s 2007 Combined Annual Financial Statements included on Form 10, which was effective on April 22, 2008, the Company identified an error in the presentation of the previously reported net sales and cost of sales captions on the Statement of Operations. For the years ended December 31, 2007 and 2006, the Company’s Combined Statement of Operations included $53 million and $35 million, respectively, of intercompany transactions that should have been eliminated upon consolidation.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In order to correct the error, the net sales and cost of sales captions have been restated in the Consolidated Statement of Operations from the amounts previously reported as follows (in millions):

	For the Year Ended December 31, 2007		For the Year Ended December 31, 2006
	As Previously		As Previously
	Reported	As Corrected	Reported	As Corrected
Net sales	$5,748	$5,695	$4,735	$4,700
Cost of sales	2,617	2,564	1,994	1,959
     These adjustments to the Consolidated Statement of Operations do not affect the Company’s Consolidated Balance Sheets, Consolidated Statements of Changes in Stockholders’ Equity, Consolidated Statements of Cash Flows, gross profit, income from operations or net income.
2. Significant Accounting Policies
          Use of Estimates
     The process of preparing financial statements in conformity with U.S. GAAP requires the use of estimates and judgments that affect the reported amount of assets, liabilities, revenue and expenses. These estimates and judgments are based on historical experience, future expectations and other factors and assumptions the Company believes to be reasonable under the circumstances. These estimates and judgments are reviewed on an ongoing basis and are revised when necessary. Actual amounts may differ from these estimates. Changes in estimates are recorded in the period of change.
          Cash and Cash Equivalents
     Cash and cash equivalents include cash and investments in short-term, highly liquid securities, with original maturities of three months or less.
     The Company is exposed to potential risks associated with its cash and cash equivalents. DPS places its cash and cash equivalents with high credit quality financial institutions. Deposits with these financial institutions may exceed the amount of insurance provided; however, these deposits typically are redeemable upon demand and, therefore, the Company believes the financial risks associated with these financial instruments are minimal.
          Accounts Receivable and Allowance for Doubtful Accounts
     Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company determines the required allowance for doubtful collections using information such as its customer credit history and financial condition, industry and market segment information, economic trends and conditions and credit reports. Allowances can be affected by changes in the industry, customer credit issues or customer bankruptcies. Account balances are charged against the allowance when it is determined that the receivable will not be recovered.
     Activity in the allowance for doubtful accounts was as follows (in millions):

	2008	2007	2006
Balance, beginning of the year	$20	$14	$10
Net charge to costs and expenses	5	11	4
Acquisition of subsidiaries	—	—	3
Write-offs	(12)	(5)	(3)

Balance, end of the year	$13	$20	$14

     The Company is exposed to potential credit risks associated with its accounts receivable. DPS performs ongoing credit evaluations of its customers, and generally does not require collateral on its accounts receivable. The Company has not experienced significant credit related losses to date. No single customer accounted for 10% or more of the Company’s trade accounts receivable for any period presented.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Inventories
     Inventories are stated at the lower of cost or market value. Cost is determined for inventories of the Company’s subsidiaries in the United States substantially by the last-in, first-out (“LIFO”) valuation method and for inventories of the Company’s international subsidiaries by the first-in, first-out (“FIFO”) valuation method. The costs of finished goods inventories include raw materials, direct labor and indirect production and overhead costs. Reserves for excess and obsolete inventories are based on an assessment of slow-moving and obsolete inventories, determined by historical usage and demand. Excess and obsolete inventory reserves were $7 million and $17 million as of December 31, 2008 and 2007, respectively. Refer to Note 6 for further information.
          Property, Plant and Equipment
     Property, plant and equipment is stated at cost plus capitalized interest on borrowings during the actual construction period of major capital projects, net of accumulated depreciation. Significant improvements which substantially extend the useful lives of assets are capitalized. The costs of major rebuilds and replacements of plant and equipment are capitalized and expenditures for repairs and maintenance which do not improve or extend the life of the assets are expensed as incurred. When property, plant and equipment is sold or retired, the costs and the related accumulated depreciation are removed from the accounts, and any net gain or loss is recorded in other operating expense (income) in the Consolidated Statement of Operations. Refer to Note 7 for further information.
     For financial reporting purposes, depreciation is computed on the straight-line method over the estimated useful asset lives as follows:

Asset	Useful Life
Buildings and improvements	40 years
Machinery and equipment	10 years
Vehicles	5 years
Cold drink equipment	4 to 7 years
Computer software	3 to 5 years
     Leasehold improvements are depreciated over the shorter of the estimated useful life of the assets or the lease term. Estimated useful lives are periodically reviewed and, when warranted, are updated.
     The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In order to assess recoverability, DPS compares the estimated undiscounted future pre-tax cash flows from the use of the asset or group of assets, as defined, to the carrying amount of such assets. Measurement of an impairment loss is based on the excess of the carrying amount of the asset or group of assets over the long-lived asset’s fair value. As of December 31, 2008, no analysis was warranted.
          Goodwill and Other Intangible Assets
     In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”) the Company classifies intangible assets into three categories: (1) intangible assets with definite lives subject to amortization; (2) intangible assets with indefinite lives not subject to amortization; and (3) goodwill. The majority of the Company’s intangible asset balance is made up of brands which the Company has determined to have indefinite useful lives. In arriving at the conclusion that a brand has an indefinite useful life, management reviews factors such as size, diversification and market share of each brand. Management expects to acquire, hold and support brands for an indefinite period through consumer marketing and promotional support. The Company also considers factors such as its ability to continue to protect the legal rights that arise from these brand names indefinitely or the absence of any regulatory, economic or competitive factors that could truncate the life of the brand name. If the criteria are not met to assign an indefinite life, the brand is amortized over its expected useful life.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Identifiable intangible assets deemed by the Company to have determinable finite useful lives are amortized on a straight-line basis over their estimated useful lives as follows:

Intangible Asset	Useful Life
Brands	5 to 15 years
Bottler agreements	5 to 15 years
Customer relationships and contracts	5 to 10 years
     DPS conducts tests for impairment in accordance with SFAS 142. For intangible assets with definite lives, tests for impairment must be performed if conditions exist that indicate the carrying value may not be recoverable. For goodwill and indefinite lived intangible assets, the Company conducts tests for impairment annually, as of December 31, or more frequently if events or circumstances indicate the carrying amount may not be recoverable. DPS’ equity method investees also perform such tests for impairment for intangible assets and/or goodwill. If an impairment charge was recorded by one of its equity method investees, the Company would record its proportionate share of such charge. Impairment charges are recorded in the line item impairment of goodwill and intangible assets in the Consolidated Statement of Operations. Refer to Note 3 for additional information.
          Other Assets
     The Company provides support to certain customers to cover various programs and initiatives to increase net sales, including contributions to customers or vendors for cold drink equipment used to market and sell the Company’s products. These programs and initiatives generally directly benefit the Company over a period of time. Accordingly, costs of these programs and initiatives are recorded in prepaid expenses and other current assets and other non-current assets in the Consolidated Balance Sheets. The costs for these programs are amortized over the period to be directly benefited based upon a methodology consistent with the Company’s contractual rights under these arrangements.
     The long-term portion of these programs and initiatives recorded in the Consolidated Balance Sheets were $83 million and $86 million, net of accumulated amortization, as of December 31, 2008 and 2007, respectively. The amortization charge for the cost of contributions to customers or vendors for cold drink equipment was $8 million, $9 million and $16 million for 2008, 2007 and 2006, respectively, and was recorded in selling, general and administrative expenses in the Consolidated Statements of Operations. The amortization charge for the cost of other programs and incentives was $14 million, $10 million and $10 million for 2008, 2007 and 2006, respectively, and was recorded as a deduction from gross sales.
          Fair Value of Financial Instruments
     The carrying amounts reflected in the Consolidated Balance Sheets of cash and cash equivalents, accounts receivable, net, and accounts payable and accrued expenses approximate their fair values due to their short-term nature. The fair value of long term debt as of December 31, 2008, is based on quoted market prices for publicly traded securities. The Company’s long-term debt as of December 31, 2007, was subject to variable and fixed interest rates that approximated market rates and, as a result, the Company believes the carrying value of long-term debt approximated the fair value.
     Effective January 1, 2008, the Company adopted certain provisions of SFAS No. 157, Fair Value Measurements, (“SFAS 157”), as required, and, accordingly, the estimated fair values of financial instruments measured at fair value in the financial statements on a recurring basis are calculated based on market rates to settle the instruments. These values represent the estimated amounts DPS would pay or receive to terminate agreements, taking into consideration current market rates and creditworthiness. Refer to Note 19 for additional information.
          Pension and Postretirement Benefits
     The Company has U.S. and foreign pension and postretirement benefit plans which provide benefits to a defined group of employees who satisfy age and length of service requirements at the discretion of the Company. As of December 31, 2008, the Company had twelve stand-alone non-contributory defined benefit plans and six stand-alone postretirement health care plans. Depending on the plan, pension and postretirement benefits are based on a combination of factors, which may include salary, age and years of service.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Pension expense has been determined in accordance with the principles of SFAS No. 87, Employers’ Accounting for Pensions, as amended by SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An amendment of Financial Accounting Standards Board Statements No. 87, 88, 106, and 132(R) (“SFAS 158”). The Company’s policy is to fund pension plans in accordance with the requirements of the Employee Retirement Income Security Act. Employee benefit plan obligations and expenses included in the Consolidated Financial Statements are determined from actuarial analyses based on plan assumptions, employee demographic data, years of service, compensation, benefits and claims paid and employer contributions.
     The expense related to the postretirement plans has been determined in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (“SFAS 106”), as amended by SFAS No. 158. In accordance with SFAS 106, the Company accrues the cost of these benefits during the years that employees render service. Refer to Note 15 for additional information.
          Risk Management Programs
     The Company retains selected levels of property, casualty, workers’ compensation and other business risks. Many of these risks are covered under conventional insurance programs with high deductibles or self-insured retentions. Accrued liabilities related to the retained casualty risks are calculated based on loss experience and development factors, which contemplate a number of variables including claim history and expected trends. These loss development factors are established in consultation with external insurance brokers and actuaries. At December 31, 2008, the Company had accrued liabilities related to the retained risks of $60 million, including both current and long-term liabilities. At December 31, 2007, the Company had accrued liabilities of $49 million primarily related to retained risks to cover long-term, self-insured liabilities for our Packaged Beverages segment prior to participation in the Cadbury placed insurance programs. Prior to the separation from Cadbury, DPS participated in insurance programs placed by Cadbury. Prior to and upon separation, Cadbury retained the risk and accrued liabilities for the exposures insured under these insurance programs.
          Income Taxes
     Income taxes are accounted for using the asset and liability approach under SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). This method involves determining the temporary differences between combined assets and liabilities recognized for financial reporting and the corresponding combined amounts recognized for tax purposes and computing the tax-related carryforwards at the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The resulting amounts are deferred tax assets or liabilities and the net changes represent the deferred tax expense or benefit for the year. The total of taxes currently payable per the tax return and the deferred tax expense or benefit represents the income tax expense or benefit for the year for financial reporting purposes.
     The Company periodically assesses the likelihood of realizing its deferred tax assets based on the amount of deferred tax assets that the Company believes is more likely than not to be realized. The Company bases its judgment of the recoverability of its deferred tax asset primarily on historical earnings, its estimate of current and expected future earnings, prudent and feasible tax planning strategies, and current and future ownership changes. Refer to Note 13 for additional information.
     As of December 31, 2008, undistributed earnings considered to be permanently reinvested in non-U.S. subsidiaries totaled approximately $124 million. Deferred income taxes have not been provided on this income as the Company believes these earnings to be permanently reinvested. It is not practicable to estimate the amount of additional tax that might be payable on these undistributed foreign earnings.
     DPS’ effective income tax rate may fluctuate on a quarterly basis due to various factors, including, but not limited to, total earnings and the mix of earnings by jurisdiction, the timing of changes in tax laws, and the amount of tax provided for uncertain tax positions.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Revenue Recognition
     The Company recognizes sales revenue when all of the following have occurred: (1) delivery; (2) persuasive evidence of an agreement exists; (3) pricing is fixed or determinable; and (4) collection is reasonably assured. Delivery is not considered to have occurred until the title and the risk of loss passes to the customer according to the terms of the contract between the Company and the customer. The timing of revenue recognition is largely dependent on contract terms. For sales to other customers that are designated in the contract as free-on-board destination, revenue is recognized when the product is delivered to and accepted at the customer’s delivery site. Net sales are reported net of costs associated with customer marketing programs and incentives, as described below, as well as sales taxes and other similar taxes.
          Customer Marketing Programs and Incentives
     The Company offers a variety of incentives and discounts to bottlers, customers and consumers through various programs to support the distribution of its products. These incentives and discounts include cash discounts, price allowances, volume based rebates, product placement fees and other financial support for items such as trade promotions, displays, new products, consumer incentives and advertising assistance. These incentives and discounts are reflected as a reduction of gross sales to arrive at net sales. The aggregate deductions from gross sales recorded in relation to these programs were approximately $3,057 million, $3,159 million and $2,440 million in 2008, 2007 and 2006, respectively. Trade spend for 2008 and 2007 reflect a full year of trade spend costs from the Company’s Packaged Beverages segment while 2006 includes the effect of the Packaged Beverages segment’s trade spend only from the date of the acquisition of the remaining 55% of Dr Pepper/Seven Up Bottling Group, Inc. (“DPSUBG”). The amounts of trade spend are larger in the Packaged Beverages segment than those related to other parts of its business. Accruals are established for the expected payout based on contractual terms, volume-based metrics and/or historical trends and require management judgment with respect to estimating customer participation and performance levels.
          Transportation and Warehousing Costs
     The Company incurred $775 million, $736 million and $582 million of transportation and warehousing costs in 2008, 2007 and 2006, respectively. These amounts, which primarily relate to shipping and handling costs, are recorded in selling, general and administrative expenses in the Consolidated Statements of Operations.
          Advertising and Marketing Expense
     Advertising and marketing costs are expensed as incurred and amounted to approximately $356 million, $387 million and $374 million for 2008, 2007 and 2006, respectively. These expenses are recorded in selling, general and administrative expenses in the Consolidated Statements of Operations.
          Research and Development
     Research and development costs are expensed when incurred and amounted to $17 million in 2008. Research and development costs totaled $14 million for each of 2007 and 2006, net of allocations to Cadbury. Additionally, the Company incurred packaging engineering costs of $4 million, $5 million, and $3 million for 2008, 2007 and 2006, respectively. These expenses are recorded in selling, general and administrative expenses in the Consolidated Statements of Operations.
          Stock-Based Compensation
     The Company accounts for its stock-based compensation plans under SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”). SFAS 123(R) requires the recognition of compensation expense in the Consolidated Statement of Operations related to the fair value of employee share-based awards.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Under SFAS 123(R), the Company recognizes the cost of all unvested employee stock options on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures. Prior to the separation from Cadbury, the Company participated in certain employee share plans that contained inflation indexed earnings growth performance conditions. These plans were accounted for under the liability method of SFAS 123(R). In accordance with SFAS 123(R), a liability was recorded on the balance sheet and, in calculating the income statement charge for share awards, the fair value of each award was remeasured at each reporting date until awards vested.
     The stock-based compensation plans in which the Company’s employees participate are described further in Note 16.
          Restructuring Costs
     The Company periodically records facility closing and reorganization charges when a facility for closure or other reorganization opportunity has been identified, a closure plan has been developed and the affected employees notified, all in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”). Refer to Note 14 for additional information.
          Foreign Currency Translation
     The functional currency of the Company’s operations outside the United States is generally the local currency of the country where the operations are located. The balance sheets of operations outside the United States are translated into U.S. Dollars at the end of year rates. The results of operations for the fiscal year are translated into U.S. Dollars at an annual average rate, calculated using month end exchange rates.
     The following table sets forth exchange rate information for the periods and currencies indicated:

Mexican Peso to U.S. Dollar Exchange Rate	End of Year Rates	Annual Average Rates
2008	13.67	11.07
2007	10.91	10.91
2006	10.79	10.86

Canadian Dollar to U.S. Dollar Exchange Rate	End of Year Rates	Annual Average Rates
2008	1.22	1.06
2007	1.00	1.07
2006	1.17	1.13
     Differences on exchange arising from the translation of opening balances sheets of these entities to the rate ruling at the end of the financial year are recognized in accumulated other comprehensive income. The exchange differences arising from the translation of foreign results from the average rate to the closing rate are also recognized in accumulated other comprehensive income. Such translation differences are recognized as income or expense in the period in which the Company disposes of the operations.
     Transactions in foreign currencies are recorded at the approximate rate of exchange at the transaction date. Assets and liabilities resulting from these transactions are translated at the rate of exchange in effect at the balance sheet date. All such differences are recorded in results of operations and amounted to $11 million, less than $1 million and $5 million in 2008, 2007 and 2006, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Recently Issued Accounting Standards
     In December 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No.132 (R)-1, Employers’ Disclosures about Pensions and Other Postretirement Benefits (“FSP 132R-1”). FSP 132R-1 requires enhanced disclosures about the plan assets of a Company’s defined benefit pension and other postretirement plans intended to provide users of financial statements with a greater understanding of: (1) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (2) the major categories of plan assets; (3) the inputs and valuation techniques used to measure the fair value of plan assets; (4) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets. FSP 132R-1 is effective for years ending after December 15, 2009. The Company will provide the required disclosures for all its filings for periods subsequent to the effective date.
     In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). This standard is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”) and other GAAP. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The measurement provisions of this standard will apply only to intangible assets acquired after the effective date.
     In March 2008, the FASB issued SFAS 161. SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities, requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”), and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company will provide the required disclosures for all its filings for periods subsequent to the effective date.
     In December 2007, the FASB issued SFAS 141(R). SFAS 141(R) changes how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. Some of the changes, such as the accounting for contingent consideration, will introduce more volatility into earnings. SFAS 141(R) is effective for the Company beginning January 1, 2009, and the Company will apply SFAS 141(R) prospectively to all business combinations subsequent to the effective date.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and the deconsolidation of a subsidiary and also establishes disclosure requirements that clearly identify and distinguish between the controlling and noncontrolling interests and requires the separate disclosure of income attributable to the controlling and noncontrolling interests. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company will apply SFAS 160 prospectively to all applicable transactions subsequent to the effective date.
   Recently Adopted Accounting Standards
     In October 2008, FASB issued FASB Staff Position No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective for the Company on December 31, 2008, for all financial assets and liabilities recognized or disclosed at fair value in its consolidated financial statements on a recurring basis. The adoption of this provision did not have a material impact on the Company’s consolidated financial statements.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment to FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value of option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 was effective for the Company on January 1, 2008. The adoption of SFAS 159 did not have a material impact on the Company’s consolidated financial statements.
     In September 2006, the FASB issued SFAS 157 which defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS 157 is effective for the Company January 1, 2008. However, in February 2008, the FASB released FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which delayed the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS 157 for the Company’s financial assets and liabilities did not have a material impact on its consolidated financial statements. The Company does not believe the adoption of SFAS 157 for its non-financial assets and liabilities, effective January 1, 2009, will have a material impact on its consolidated financial statements.
3. Impairment of Goodwill and Intangible Assets
     In accordance with SFAS No. 142, the Company conducts impairment tests of goodwill and indefinite lived intangible assets annually, as of December 31, or more frequently if circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of impairment testing DPS assigns goodwill to the reporting unit that benefits from the synergies arising from each business combination and also assigns indefinite lived intangible assets to its reporting units. The Company defines reporting units as Beverage Concentrates, Latin America Beverages, and Packaged Beverages’ two reporting units, the Direct Store Delivery system (“DSD”) and the Warehouse Direct delivery system (“WD”).
     As discussed in Note 23, effective January 1, 2009, the Company reorganized its operating structure to consist of only three operating segments. Although the Company changed its operating segments, there was no change to the reporting units identified for impairment tests of goodwill and indefinite lived intangible assets.
     DPS’ annual impairment analysis, performed as of December 31, 2008, resulted in non-cash charges of $1,039 million for the year ended December 31, 2008, which are reported in the line item impairment of goodwill and intangible assets in the Consolidated Statement of Operations. A summary of the impairment charges is provided below (in millions):

	For the Year Ended December 31, 2008
	Impairment	Income Tax	Impact on Net
	Charge	Benefit	Income
Snapple brand(1)	$278	$(112)	$166
Distribution rights(2)	581	(220)	361
Goodwill(3)	180	(11)	169

Total	$1,039	$(343)	$696

(1)	Included within the WD reporting unit.

(2)	Includes the DSD reporting unit’s distribution rights, brand franchise rights, and bottler agreements which convey certain rights to DPS, including the rights to manufacture, distribute and sell products of the licensor within specified territories.

(3)	Includes all goodwill recorded in the DSD reporting unit which related to our bottler acquisitions in 2006 and 2007.
     The impairment test for indefinite lived intangible assets encompasses calculating a fair value of an indefinite lived intangible asset and comparing the fair value to its carrying value. If the carrying value exceeds the estimated fair value, impairment is recorded. The impairment tests for goodwill include comparing a fair value of the respective reporting unit with its carrying value, including goodwill and considering any indefinite lived intangible asset impairment charges (“Step 1”). If the carrying value exceeds the estimated fair value, impairment is indicated and a second step analysis must be performed.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Fair value is measured based on what each intangible asset or reporting unit would be worth to a third party market participant. Methodologies included a combination of the income based approach and market based approach, as well as an overall consideration of market capitalization and the enterprise value of the Company. Discount rates were based on a weighted average cost of equity and cost of debt and were adjusted with various risk premiums.
     The results of the Step 1 analyses performed as of December 31, 2008, indicated there was a potential impairment of goodwill in the DSD reporting unit as the book value exceeded the estimated fair value. As a result, the second step (“Step 2”) of the goodwill impairment test was performed for the reporting unit. The implied fair value of goodwill determined in the Step 2 analysis was determined by allocating the fair value of the reporting unit to all the assets and liabilities of the applicable reporting unit (including any unrecognized intangible assets and related deferred taxes) as if the reporting unit had been acquired in a business combination. As a result of the Step 2 analysis, the Company impaired the entire DSD reporting unit’s goodwill.
     The following table summarizes the critical assumptions that were used in estimating fair value for DPS’ annual impairment tests of goodwill and intangible assets performed as of December 31, 2008:

Estimated average operating income growth (2009 to 2018)	3.2%
Projected long-term operating income growth(1)	2.5%
Weighted average discount rate(2)	8.9%
Capital charge for distribution rights(3)	2.1%

(1)	Represents the operating income growth rate used to determine terminal value.

(2)	Represents the Company’s targeted weighted average discount rate of 7.0% plus the impact of a specific reporting unit risk premiums to account for the estimated additional uncertainty associated with DPS’ future cash flows. The risk premium primarily reflects the uncertainty related to: (1) the continued impact of the challenging marketplace and difficult macroeconomic conditions; (2) the volatility related to key input costs; and (3) the consumer, customer, competitor, and supplier reaction to the Company’s marketplace pricing actions. Factors inherent in determining DPS’ weighted average discount rate are: (1) the volatility of DPS’ common stock; (2) expected interest costs on debt and debt market conditions; and (3) the amounts and relationships of targeted debt and equity capital.

(3)	Represents a charge as a percent of revenues to the estimated future cash flows attributable to the Company’s distribution rights for the estimated required economic returns on investments in property, plant, and equipment, net working capital, customer relationships, and assembled workforce.
     Based on triggering events in the second and third quarters of 2008, the Company performed interim impairment analyses of the Snapple brand and the DSD reporting unit’s goodwill and concluded there was no impairment as of June 30 and September 30, 2008, respectively. However, deteriorating economic and market conditions in the fourth quarter triggered higher discount rates as well as lower volume and growth projections which drove the impairments of the DSD reporting unit’s goodwill, Snapple brand and the DSD reporting unit’s distribution rights recorded in the fourth quarter. Indicative of the economic and market conditions, the Company’s average stock price declined 19% in the fourth quarter as compared to the average stock price from May 7, 2008, the date of DPS’ separation from Cadbury, through September 30, 2008. The impairment of the distribution rights was attributed to insufficient net economic returns above working capital, fixed assets and assembled workforce.
     The results of DPS’ annual impairment tests indicated that the fair value of the Company’s indefinite lived intangible assets and goodwill not discussed above exceeded their carrying values and, therefore, are not impaired. See Note 9 for further information on goodwill and other intangible assets.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
4. Accounting for the Separation from Cadbury
     Upon separation, effective May 7, 2008, DPS became an independent company, which established a new consolidated reporting structure. For the periods prior to May 7, 2008, the Company’s consolidated financial information has been prepared on a “carve-out” basis from Cadbury’s consolidated financial statements using the historical results of operations, assets and liabilities, attributable to Cadbury’s Americas Beverages business and including allocations of expenses from Cadbury. The results may not be indicative of the Company’s future performance and may not reflect DPS’ financial performance had DPS been an independent publicly-traded company during those prior periods.
     In connection with the separation from Cadbury, the Company entered into a Separation and Distribution Agreement, Transition Services Agreement, Tax Sharing and Indemnification Agreement (“Tax Indemnity Agreement”) and Employee Matters Agreement with Cadbury, each dated as of May 1, 2008.
          Settlement of Related Party Balances
     Upon the Company’s separation from Cadbury, the Company settled debt and other balances with Cadbury, eliminated Cadbury’s net investment in the Company and purchased certain assets from Cadbury related to DPS’ business. As of December 31, 2008, the Company had receivable and payable balances with Cadbury pursuant to the Separation and Distribution Agreement, Transition Services Agreement, Tax Indemnity Agreement, and Employee Matters Agreement. The following debt and other balances were settled with Cadbury upon separation (in millions):

Related party receivable	$11
Notes receivable from related parties	1,375
Related party payable	(70)
Current portion of the long-term debt payable to related parties	(140)
Long-term debt payable to related parties	(2,909)

Net cash settlement of related party balances	$(1,733)

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Items Impacting the Statement of Operations
     The following transactions related to the Company’s separation from Cadbury were included in the statement of operations for the year ended December 31, 2008 (in millions):

Transaction costs and other one time separation costs(1)	$33
Costs associated with the bridge loan facility(2)	24

Incremental tax expense related to separation, excluding indemnified taxes	11
Impact of Cadbury tax election(3)	5

(1)	DPS incurred transaction costs and other one time separation costs of $33 million for the year ended December 31, 2008. These costs are included in selling, general and administrative expenses in the statement of operations.

(2)	The Company incurred $24 million of costs for the year ended December 31, 2008, associated with the $1.7 billion bridge loan facility which was entered into to reduce financing risks and facilitate Cadbury’s separation of the Company. Financing fees of $21 million were expensed when the bridge loan facility was terminated on April 30, 2008, and $5 million of interest expense were included as a component of interest expense, partially offset by $2 million in interest income while in escrow.

(3)	The Company incurred a charge to net income of $5 million ($9 million tax charge offset by $4 million of indemnity income) caused by a tax election made by Cadbury in December 2008.
     Items Impacting Income Taxes
     The consolidated financial statements present the taxes of the Company’s stand alone business and contain certain taxes transferred to DPS at separation in accordance with the Tax Indemnity Agreement agreed between Cadbury and DPS. This agreement provides for the transfer to DPS of taxes related to an entity that was part of Cadbury’s confectionery business and therefore not part of DPS’ historical consolidated financial statements. The consolidated financial statements also reflect that the Tax Indemnity Agreement requires Cadbury to indemnify DPS for these taxes. These taxes and the associated indemnity may change over time as estimates of the amounts change. Changes in estimates will be reflected when facts change and those changes in estimate will be reflected in the Company’s statement of operations at the time of the estimate change. In addition, pursuant to the terms of the Tax Indemnity Agreement, if DPS breaches certain covenants or other obligations or DPS is involved in certain change-in-control transactions, Cadbury may not be required to indemnify the Company for any of these unrecognized tax benefits that are subsequently realized. See Note 13 for further information regarding the tax impact of the separation.
     Items Impacting Equity
     In connection with the Company’s separation from Cadbury, the following transactions were recorded as a component of Cadbury’s net investment in DPS (in millions):

	Contributions	Distributions
Legal restructuring to purchase Canada operations from Cadbury	$—	$(894)
Legal restructuring relating to Cadbury confectionery operations, including debt repayment	—	(809)
Legal restructuring relating to Mexico operations	—	(520)
Contributions from parent	318	—
Tax reserve provided under FIN 48 as part of separation, net of indemnity	—	(19)
Other	(59)	—

Total	$259	$(2,242)

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Prior to the May 7, 2008, separation date, the Company’s total invested equity represented Cadbury’s interest in the recorded assets of DPS. In connection with the distribution of DPS’ stock to Cadbury plc shareholders on May 7, 2008, Cadbury’s total invested equity was reclassified to reflect the post-separation capital structure of $3 million par value of outstanding common stock and contributed capital of $3,133 million.
5. Acquisitions
     On May 2, 2006, the Company acquired approximately 55% of the outstanding shares of DPSUBG, which, combined with the Company’s pre-existing 45% ownership, resulted in the Company’s full ownership of DPSUBG. DPSUBG’s principal operations are the bottling and distribution of beverages produced by the Company’s Beverage Concentrates segment and certain beverages produced by third parties, all in North America. The Company acquired DPSUBG to strengthen the route-to-market of its North American beverage business.
     The results of DPSUBG have been included in the individual line items within the Consolidated Statement of Operations from May 2, 2006. Prior to this date, the existing investment in DPSUBG was accounted for by the equity method. Refer to Note 8 for further information.
     The following unaudited pro forma summary presents the results of operations as if the acquisition of DPSUBG had occurred at the beginning of the fiscal year ended December 31, 2006 (dollars in millions, except per share data). The pro forma information may not be indicative of future performance.

Net sales	$5,408
Net income	500
Earnings per common share:
Basic	$1.97
Diluted	$1.97
     The Company also acquired All American Bottling Company on June 9, 2006, Seven Up Bottling Company of San Francisco on August 7, 2006 and Southeast-Atlantic Beverage Corporation (“SeaBev”) on July 11, 2007, to further strengthen the route-to-market of DPS’ North American beverage business. These acquisitions were included within the Packaged Beverages segment.
6. Inventories
     Inventories as of December 31, 2008 and 2007 consisted of the following (in millions):

	December 31,	December 31,
	2008	2007
Raw materials	$78	$110
Finished goods	235	245

Inventories at FIFO cost	313	355
Reduction to LIFO cost	(50)	(30)

Inventories	$263	$325

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
7. Property, Plant and Equipment
     Net property, plant and equipment consisted of the following as of December 31, 2008 and 2007 (in millions):

	December 31,	December 31,
	2008	2007
Land	$84	$90
Buildings and improvements	272	260
Machinery and equipment	911	775
Cold drink equipment	157	124
Software	111	106
Construction-in-progress	141	119

Gross property, plant and equipment	1,676	1,474
Less: accumulated depreciation and amortization	(686)	(606)

Net property, plant and equipment	$990	$868

     Building and improvements included $23 million of assets at cost under capital lease and machinery and equipment included $1 million of assets at cost under capital lease as of December 31, 2008 and 2007. The net book value of assets under capital lease was $19 million and $22 million as of December 31, 2008 and 2007, respectively.
     Depreciation expense amounted to $141 million, $120 million and $94 million in 2008, 2007 and 2006, respectively. Depreciation expense was comprised of $53 million, $53 million and $45 million in cost of sales and $88 million, $67 million and $49 million in depreciation and amortization on the Consolidated Statement of Operations in 2008, 2007 and 2006, respectively.
     Capitalized interest was $8 million, $6 million and $3 million during 2008, 2007 and 2006, respectively.
8. Investments in Unconsolidated Subsidiaries
     The Company has an investment in a 50% owned Mexican joint venture which gives it the ability to exercise significant influence over operating and financial policies of the investee. However, the investment represents a noncontrolling ownership interest and is accounted for under the equity method of accounting. The carrying value of the investment was $12 million and $13 million as of December 31, 2008 and 2007, respectively. The Company’s proportionate share of the net income resulting from its investment in the joint venture is reported under line item captioned equity in earnings of unconsolidated subsidiaries, net of tax, in the Consolidated Statements of Operations.
     Additionally, the Company maintains certain investments accounted for under the cost method of accounting that have a zero cost basis in companies that it does not control and for which it does not have the ability to exercise significant influence over operating and financial policies.
Dr Pepper/Seven Up Bottling Group
     Prior to the Company’s acquisition of the remaining 55% of DPSUBG on May 2, 2006, the Company had an investment of approximately 45% in DPSUBG. Upon the Company’s acquisition of the remaining 55%, DPSUBG became a fully-owned subsidiary and its results were combined from that date forward. Refer to Note 5 for further information. The table below summarizes DPSUBG’s reported financial information for 2006 for the period prior to the Company’s acquisition of the remaining 55% of DPSUBG (in millions):

January 1, 2006 to May 1, 2006
Net sales	$708
Cost of goods sold	469

Gross profit	$239

Operating income	$32

Net income	$2

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
9. Goodwill and Other Intangible Assets
     Changes in the carrying amount of goodwill for the year ended December 31, 2008, by reporting unit are as follows (in millions):

		WD	DSD
	Beverage	Reporting	Reporting	Latin America
	Concentrates	Unit(3)	Unit(3)	Beverages	Total
Balance as of December 31, 2006	$1,733	$1,222	$188	$37	$3,180
Acquisitions	—	—	7	—	7
Other changes	(2)	(2)	—	—	(4)

Balance as of December 31, 2007	$1,731	$1,220	$195	$37	$3,183
Acquisitions(1)	—	—	(8)	—	(8)
Impairment(2)	—	—	(180)	—	(180)
Other changes	2	—	(7)	(7)	(12)

Balance as of December 31, 2008	$1,733	$1,220	$—	$30	$2,983

(1)	The Company acquired SeaBev on July 11, 2007. The Company completed its fair value assessment of the assets acquired and liabilities assumed of this acquisition during the first quarter 2008, resulting in a $1 million increase in the DSD reporting unit’s goodwill. During the second quarter of 2008, the Company made a tax election related to the SeaBev acquisition which resulted in a decrease of $9 million to the DSD reporting unit’s goodwill.

(2)	DPS’ annual impairment analysis, performed as of December 31, 2008, resulted in non-cash impairment charges of $180 million for the year ended December 31, 2008, which are reported in the line item impairment of goodwill and intangible assets in the Company’s consolidated statements of operations. Refer to Note 3 for further information.

(3)	The Packaged Beverages segment contains two reporting units, DSD and WD.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The net carrying amounts of intangible assets other than goodwill as of December 31, 2008, and December 31, 2007, are as follows (in millions):

	December 31, 2008			December 31, 2007
	Gross	Accumulated	Net	Gross	Accumulated	Net
	Amount	Amortization	Amount	Amount	Amortization	Amount
Intangible assets with indefinite lives:
Brands(1)(2)	$2,647	$—	$2,647	$3,087	$—	$3,087
Bottler agreements(3)	4	—	4	398	—	398
Distributor rights(4)	—	—	—	25	—	25
Intangible assets with finite lives:
Brands	29	(21)	8	29	(17)	12
Customer relationships	76	(33)	43	76	(20)	56
Bottler agreements(5)	24	(14)	10	57	(19)	38
Distributor rights	2	(2)	—	2	(1)	1

Total	$2,782	$(70)	$2,712	$3,674	$(57)	$3,617

(1)	Brands consisted of indefinite lived brands of $2,647 million and $2,943 million and indefinite lived brand franchise rights of zero and $144 million as of December 31, 2008 and 2007, respectively.

(2)	In 2008, intangible brands with indefinite lives decreased due to a $278 million impairment of the Snapple brand, $144 million impairment of brand franchise rights and an $18 million change in foreign currency. Refer to Note 3 for further information.

(3)	In 2008, intangible bottler agreements with indefinite lives decreased due to a $412 million impairment of the bottler agreements. Refer to Note 3 for further information.

(4)	In 2008, distribution rights with indefinite lives decreased due to a $25 million impairment of distribution rights. Refer to Note 3 for further information.

(5)	Certain reclassifications of bottler agreements were made in 2008 based on a change in estimate which impacted both the intangible balances and related accumulated amortization.
     As of December 31, 2008, the weighted average useful lives of intangible assets with finite lives were 10 years, 3 years and 7 years for brands, customer relationships and bottler agreements, respectively. Amortization expense for intangible assets was $28 million, $30 million and $19 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     Amortization expense of these intangible assets over the next five years is expected to be the following (in millions):

2009	$18
2010	18
2011	9
2012	4
2013	4
     In 2007, following the termination of the Company’s distribution agreements for glaceau products, DPS received a payment of approximately $92 million and recognized a net gain of $71 million after the write-off of associated assets.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
10. Accounts Payable and Accrued Expenses
     Accounts payable and accrued expenses consisted of the following as of December 31, 2008, and December 31, 2007 (in millions):

	December 31,	December 31,
	2008	2007
Trade accounts payable	$234	$278
Customer rebates	177	200
Accrued compensation	86	127
Insurance reserves	59	45
Third party interest accrual and interest rate swap liability	58	—
Other current liabilities	182	162

Accounts payable and accrued expenses	$796	$812

11. Long-term Obligations
     The following table summarizes the Company’s long-term debt obligations as of December 31, 2008 and 2007 (in millions):

	December 31,	December 31,
	2008	2007
Senior unsecured notes	$1,700	$—
Revolving credit facility	—	—
Senior unsecured term loan A facility	1,805	—
Debt payable to Cadbury(1)	—	3,019
Less — current portion	—	(126)

Subtotal	3,505	2,893
Long-term capital lease obligations	17	19

Long-term debt	$3,522	$2,912

(1)	In connection with the Company’s separation from Cadbury on May 7, 2008, all debt payable to Cadbury was repaid.
     On March 10, 2008, the Company entered into arrangements with a group of lenders to provide an aggregate of $4.4 billion in senior financing. The arrangements consisted of a term loan A facility, a revolving credit facility and a bridge loan facility.
     On April 11, 2008, these arrangements were amended and restated. The amended and restated arrangements consist of a $2.7 billion senior unsecured credit agreement that provided a $2.2 billion term loan A facility and a $500 million revolving credit facility (collectively, the “senior unsecured credit facility”) and a 364-day bridge credit agreement that provided a $1.7 billion bridge loan facility.
     During 2008, the Company completed the issuance of $1.7 billion aggregate principal amount of senior unsecured notes consisting of $250 million aggregate principal amount of 6.12% senior notes due 2013, $1.2 billion aggregate principal amount of 6.82% senior notes due 2018, and $250 million aggregate principal amount of 7.45% senior notes due 2038.
     The following is a description of the senior unsecured credit facility and the senior unsecured notes. The summaries of the senior unsecured credit facility and the senior unsecured notes are qualified in their entirety by the specific terms and provisions of the senior unsecured credit agreement and the indenture governing the senior unsecured notes, respectively, copies of which are included as exhibits to the Annual Report on Form 10-K.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Senior Unsecured Credit Facility
     The Company’s senior unsecured credit agreement provides senior unsecured financing of up to $2.7 billion, consisting of:
•	a senior unsecured term loan A facility in an aggregate principal amount of $2.2 billion with a term of five years; and

•	a revolving credit facility in an aggregate principal amount of $500 million with a maturity in 2013. The revolving credit facility was undrawn as of December 31, 2008 except to the extent utilized by letters of credit. Up to $75 million of the revolving credit facility is available for the issuance of letters of credit, of which $38 million was utilized as of December 31, 2008.
     During 2008, DPS borrowed $2.2 billion under the term loan A facility. The Company made combined mandatory and optional repayments toward the principal totaling $395 million for the year ended December 31, 2008.
     Borrowings under the senior unsecured credit facility bear interest at a floating rate per annum based upon the London interbank offered rate for dollars (“LIBOR”) or the alternate base rate (“ABR”), in each case plus an applicable margin which varies based upon the Company’s debt ratings, from 1.00% to 2.50%, in the case of LIBOR loans and 0.00% to 1.50% in the case of ABR loans. The alternate base rate means the greater of (a) JPMorgan Chase Bank’s prime rate and (b) the federal funds effective rate plus one half of 1%. Interest is payable on the last day of the interest period, but not less than quarterly, in the case of any LIBOR loan and on the last day of March, June, September and December of each year in the case of any ABR loan. The average interest rate for the year ended December 31, 2008, was 4.9%. Interest expense was $85 million for the year ended December 31, 2008, including amortization of deferred financing costs of $10 million.
     The Company utilizes interest rate swaps, effective September 30, 2008, to convert variable interest rates to fixed rates. The notional amounts of the swaps are $500 million and $1,200 million with durations of six months and 15 months, respectively. See Note 18 for further information regarding derivatives.
     An unused commitment fee is payable quarterly to the lenders on the unused portion of the commitments in respect of the revolving credit facility equal to 0.15% to 0.50% per annum, depending upon the Company’s debt ratings. The Company incurred $1 million in unused commitment fees for the year ended December 31, 2008. Additionally, interest expense included $2 million for amortization of deferred financing costs associated with the revolving credit facility.
     The Company is required to pay annual amortization in equal quarterly installments on the aggregate principal amount of the term loan A equal to: (i) 10%, or $220 million, per year for installments due in the first and second years following the initial date of funding, (ii) 15%, or $330 million, per year for installments due in the third and fourth years following the initial date of funding, and (iii) 50%, or $1.1 billion, for installments due in the fifth year following the initial date of funding. Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity.
     All obligations under the senior unsecured credit facility are guaranteed by substantially all of the Company’s existing and future direct and indirect domestic subsidiaries.
     The senior unsecured credit facility contains customary negative covenants that, among other things, restrict the Company’s ability to incur debt at subsidiaries that are not guarantors; incur liens; merge or sell, transfer, lease or otherwise dispose of all or substantially all assets; make investments, loans, advances, guarantees and acquisitions; enter into transactions with affiliates; and enter into agreements restricting its ability to incur liens or the ability of subsidiaries to make distributions. These covenants are subject to certain exceptions described in the senior credit agreement. In addition, the senior unsecured credit facility requires the Company to comply with a maximum total leverage ratio covenant and a minimum interest coverage ratio covenant, as defined in the senior credit agreement. The senior unsecured credit facility also contains certain usual and customary representations and warranties, affirmative covenants and events of default. As of December 31, 2008, the Company was in compliance with all covenant requirements.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Senior Unsecured Notes
     During 2008, the Company completed the issuance of $1.7 billion aggregate principal amount of senior unsecured notes consisting of $250 million aggregate principal amount of 6.12% senior notes due 2013, $1.2 billion aggregate principal amount of 6.82% senior notes due 2018, and $250 million aggregate principal amount of 7.45% senior notes due 2038. The weighted average interest cost of the senior unsecured notes is 6.8%. Interest on the senior unsecured notes is payable semi-annually on May 1 and November 1 and is subject to adjustment. Interest expense was $78 million for the year ended December 31, 2008, including amortization of deferred financing costs of $1 million.
     The indenture governing the senior unsecured notes, among other things, limits the Company’s ability to incur indebtedness secured by principal properties, to enter into certain sale and lease back transactions and to enter into certain mergers or transfers of substantially all of DPS’ assets. The senior unsecured notes are guaranteed by substantially all of the Company’s existing and future direct and indirect domestic subsidiaries.
     On May 7, 2008, upon the Company’s separation from Cadbury, the borrowings under the term loan A facility and the net proceeds of the senior unsecured notes were released to DPS from collateral accounts and escrow accounts. The Company used the funds to settle with Cadbury related party debt and other balances, eliminate Cadbury’s net investment in the Company, purchase certain assets from Cadbury related to DPS’ business and pay fees and expenses related to the Company’s credit facilities.
Bridge Loan Facility
     The Company’s bridge credit agreement provided a senior unsecured bridge loan facility in an aggregate principal amount of $1.7 billion with a term of 364 days from the date the bridge loan facility is funded.
     On April 11, 2008, DPS borrowed $1.7 billion under the bridge loan facility to reduce financing risks and facilitate Cadbury’s separation of the Company. All of the proceeds from the borrowings were placed into interest-bearing collateral accounts. On April 30, 2008, borrowings under the bridge loan facility were released from the collateral account containing such funds and returned to the lenders and the 364-day bridge loan facility was terminated. For the year ended December 31, 2008, the Company incurred $24 million of costs associated with the bridge loan facility. Financing fees of $21 million, which were expensed when the bridge loan facility was terminated, and $5 million of interest expense were included as a component of interest expense. These costs were partially offset as the Company earned $2 million in interest income on the bridge loan while in escrow.
Capital Lease Obligations
     Long-term capital lease obligations totaled $17 million and $19 million as of December 31, 2008, and December 31, 2007, respectively. Current obligations related to the Company’s capital leases were $2 million as of December 31, 2008, and December 31, 2007, and were included as a component of accounts payable and accrued expenses.
Long-Term Debt Maturities
     As of December 31, 2008, the aggregate amounts of required principal payments on long-term obligations, excluding capital leases, are as follows (in millions):

2009	$—
2010	292
2011	330
2012	908
2013	525
Thereafter	1,450
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Debt Payable to Cadbury
     Prior to separation from Cadbury, the Company had a variety of debt agreements with other wholly-owned subsidiaries of Cadbury that were unrelated to DPS’ business. As of December 31, 2007, outstanding debt totaled $3,019 million with $126 million recorded in current portion of long-term debt payable to related parties. Refer to Note 24 for further information.
12. Other Non-Current Assets and Other Non-Current Liabilities
     Other non-current assets consisted of the following as of December 31, 2008, and December 31, 2007 (in millions):

	December 31,	December 31,
	2008	2007
Long-term receivables from Cadbury	$386	$—
Deferred financing costs, net	66	—
Customer incentive programs	83	86
Other	29	14

Other non-current assets	$564	$100

     Other non-current liabilities consisted of the following as of December 31, 2008 and 2007 (in millions):

	December 31,	December 31,
	2008	2007
Long-term payables due to Cadbury	$112	$—
Liabilities for unrecognized tax benefits	515	111
Long-term pension and postretirement liability	89	14
Other	11	11

Other non-current liabilities	$727	$136

13. Income Taxes
     (Loss) income before provision for income taxes and equity in earnings of unconsolidated subsidiaries was as follows (in millions):

	For the Year Ended December 31,
	2008	2007	2006
U.S	$(534)	$650	$698
Non-U.S	159	167	107

Total	$(375)	$817	$805

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The provision for income taxes attributable to continuing operations has the following components (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Current:
Federal	$111	$199	$220
State	43	33	40
Non-U.S	37	41	23

Total current provision	191	273	283

Deferred:
Federal	(223)	29	10
State	(36)	4	7
Non-U.S	7	16	(2)

Total deferred provision	(252)	49	15

Total provision for income taxes	$(61)	$322	$298

     In 2008, 2007 and 2006, the reported amount of income tax expense is different from the amount of income tax expense that would result from applying the federal statutory rate due principally to state taxes, tax reserves and the deduction for domestic production activity. Additionally, with respect to 2008, the most significant difference is the impairment of goodwill and intangible assets. Refer to Note 3 for further information.
     The following is a reconciliation of income taxes computed at the U.S. federal statutory tax rate to the income taxes reported in the consolidated statement of operations (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Statutory federal income tax of 35%	$(131)	$287	$283
State income taxes, net	(1)	26	28
Impact of non-U.S. operations	(8)	(2)	(18)
Impact of impairments	53	—	—
Indemnified taxes(1)	19	27	—
Other(2)	7	(16)	5

Total provision for income taxes	$(61)	$322	$298

Effective tax rate	16.3%	39.4%	37.0%

(1)	Amounts represent tax expense recorded by the Company for which Cadbury is obligated to indemnify DPS under the Tax Indemnity Agreement

(2)	Included in other items is $16 million of non-indemnified tax expense the Company recorded in the year ended December 31, 2008, driven by separation related transactions.
     Deferred income taxes reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial reporting basis using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Deferred tax assets (liabilities), as determined under the provision of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, were comprised of the following as of December 31, 2008 and 2007 (in millions):

	December 31,
	2008	2007
Deferred income tax assets:
Pension and postretirement benefits	$36	$—
Accrued liabilities	56	61
Compensation	27	33
Other	85	77

	$204	$171

Deferred income tax liabilities:
Intangible assets	(816)	(1,269)
Fixed assets	(115)	(124)
Other	—	(13)

	(931)	(1,406)

Valuation allowance	(21)	—
Net deferred income tax asset (liability)	$(748)	$(1,235)

     The Company’s net deferred tax liability decreased by $487 million from December 31, 2007, driven principally by the impairment of goodwill and intangible assets and separation related transactions. The impairment of goodwill and intangible assets resulted in a reduction of $343 million to the Company’s net deferred tax liability. Furthermore, in association with the Company’s separation from Cadbury, the carrying amounts of certain of its Canadian assets were stepped up in accordance with current Canadian law for tax purposes. A deferred tax asset of $173 million was established reflecting enacted Canadian tax legislation. The balance of this deferred tax asset was $122 million as of December 31, 2008, due to amortization of the intangible asset and changes in the foreign exchange rate. DPS’ cash tax benefit received from the amortization of the stepped up assets will be remitted to Cadbury or one of its subsidiaries under the Tax Indemnity Agreement. On this basis, a $130 million payable by DPS to Cadbury was established under long term liabilities to reflect the potential liability. The balance of this payable was $109 million as of December 31, 2008, due to changes in the foreign exchange rate. However, anticipated legislation in Canada could result in a future write down of the deferred tax asset which would be partly offset by a write down of the liability due to Cadbury.
     As of December 31, 2008, the Company had $10 million in tax effected state and local net operating loss and state credit carryforwards. The state and local non operating loss carryforwards expire from 2009 through 2028. The state tax credit carryforward expires in 2027.
     As of December 31, 2008, undistributed earnings considered to be permanently reinvested in non-U.S. subsidiaries totaled approximately $124 million. Deferred income taxes have not been provided on this income as the Company believes these earnings to be permanently reinvested. It is not practicable to estimate the amount of additional tax that might be payable on these undistributed foreign earnings.
     The Company had a deferred tax valuation allowance of $21 million and $0 as of December 31, 2008 and 2007, respectively. The valuation allowance is primarily related to a foreign operation and was established as part of the separation transaction.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Company files income tax returns in various U.S. federal, state and local jurisdictions. The Company also files income tax returns in various foreign jurisdictions, principally Canada and Mexico. The U.S. and most state and local income tax returns for years prior to 2003 are considered closed to examination by applicable tax authorities. Federal income tax returns for 2003, 2004 and 2005 are currently under examination by the Internal Revenue Service. Canadian income tax returns are open for audit for the 2008 tax year, while the Mexican income tax returns are open for tax years 2002 and forward.
     In accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109 (“FIN 48”), $515 million of unrecognized tax benefits were included in other non-current liabilities and $2 million of unrecognized tax benefits were included in current liabilities as of December 31, 2008. DPS holds $357 million (gross unrecognized benefit of $385 million, less state income tax and interest expense offsets of $28 million) of unrecognized tax benefits established in connection with its separation from Cadbury. Under the Tax Indemnity Agreement, Cadbury agreed to indemnify DPS for this and other tax liabilities and, accordingly, the Company has recorded a long-term receivable due from Cadbury as a component of other non-current assets. These taxes and the associated indemnity may change over time as estimates of the amounts change. Changes in estimates will be reflected when facts change and those changes in estimate will be reflected in the Company’s statement of operations at the time of the estimate change. In addition, pursuant to the terms of the Tax Indemnity Agreement, if DPS breaches certain covenants or other obligations or DPS is involved in certain change-in-control transactions, Cadbury may not be required to indemnify the Company for any of these unrecognized tax benefits that are subsequently realized.
     The following is reconciliation of the changes in the gross balance of unrecognized tax benefits amounts during 2008 (in millions):

Balance as of January 1, 2007	$70
Tax position taken in current period:
Gross increases	30
Tax position taken in prior periods:
Gross increases	11
Gross decreases	(9)
Settlements with taxing authorities — cash paid	(4)

Balance as of December 31, 2007	98
Tax position taken in current period:
Gross increases	396
Tax position taken in prior periods:
Gross increases	23
Gross decreases	(27)
Lapse of applicable statute of limitations	(7)

Balance as of December 31, 2008	$483

     The gross balance of unrecognized tax benefits of $483 million excluded $41 million of offsetting tax benefits. The net unrecognized tax benefits of $442 million, if recognized, would benefit the effective income tax rate. It is reasonably possible that the effective tax rate will be impacted by the resolution of some matters audited by various taxing authorities within the next twelve months, but a reasonable estimate of such impact can not be made at this time.
     The Company accrues interest and penalties on its uncertain tax positions as a component of its provision for income taxes. The amount of interest and penalties recognized in the Statement of Operations for uncertain tax positions was $18 million and ($2) million for 2008 and 2007, respectively. The Company had a total of $33 million and $12 million accrued for interest and penalties for its uncertain tax positions as of December 31, 2008 and 2007, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
14. Restructuring Costs
     The Company implements restructuring programs from time to time and incurs costs that are designed to improve operating effectiveness and lower costs. When the Company implements these programs, it incurs various charges, including severance and other employment related costs.
     Restructuring charges incurred during the years ended December 31, 2008, 2007 and 2006 were as follows (in millions):

	For the Year
	Ended December 31,
	2008	2007	2006
Organizational restructuring	$39	$32	$—
Integration of the Bottling Group business	10	21	18
Integration of technology facilities	7	4	—
Facility Closure	1	6	—
Process outsourcing	—	6	—
Corporate restructuring	—	3	7
Other	—	4	2

Total restructuring charges	$57	$76	$27

     The Company does not expect to incur significant additional non-recurring charges over the next 12 months with respect to the restructuring items listed above.
     Restructuring liabilities are included in accounts payable and accrued expenses on the Consolidated Balance Sheets. Restructuring liabilities as of December 31, 2008, 2007, and 2006, along with charges to expense, cash payments and non-cash charges for those years were as follows (in millions):

	Workforce
	Reduction	External	Closure
	Costs	Consulting	Costs	Other	Total
Balance as of January 1, 2006	$1	$—	$—	$1	$2
2006 Charges to expense	9	9	1	8	27
2006 Cash payments	(7)	(12)	(1)	(6)	(26)
Non-cash items	(1)	3	—	(3)	(1)

Balance as of December 31, 2006	2	—	—	—	2
2007 Charges to expense	47	10	5	14	76
2007 Cash payments	(22)	(13)	(5)	(12)	(52)
Non-cash items	2	4	—	(2)	4

Balance as of December 31, 2007	29	1	—	—	30
2008 Charges to expense	30	3	1	23	57
2008 Cash payments	(37)	(4)	(1)	(15)	(57)
Non-cash items	(16)	—	—	(6)	(22)

Balance as of December 31, 2008	$6	$—	$—	$2	$8

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Organizational Restructuring
     The Company initiated a restructuring program in the fourth quarter of 2007 intended to create a more efficient organization which resulted in the reduction of employees in the Company’s corporate, sales and supply chain functions. The table below summarizes the charges for the years ended December 31, 2008 and 2007 and the cumulative costs to date by operating segment (in millions). The Company does not expect to incur significant additional charges related to the organizational restructuring.

	Costs for the Year Ended		Cumulative
	December 31,		Costs to
	2008	2007	Date
Beverage Concentrates	$19	$15	$34
Packaged Beverages	9	10	19
Latin America Beverages	1	1	2
Corporate	10	6	16

Total	$39	$32	$71

  Integration of the Bottling Group Business
     In conjunction with the formation of the Bottling Group business in 2006, the Company began the standardization of processes within the Bottling Group business and integration of the Bottling Group business with the other operations of the Company. Effective January 1, 2009, the Bottling Group and Finished Goods segments were combined to form the Packaged Beverages operating segment. The table below summarizes the charges for the years ended December 31, 2008, 2007 and 2006 and the cumulative costs to date by operating segment (in millions). The Company does not expect to incur significant additional charges related to the integration of the Bottling Group business.

	Costs for the Year Ended			Cumulative
	December 31,			Costs to
	2008	2007	2006	Date
Packaged Beverages	$8	$12	$6	$26
Beverage Concentrates	2	9	6	17
Corporate	—	—	6	6

Total	$10	$21	$18	$49

  Integration of Technology Facilities
     In 2007, the Company began a program to integrate its technology facilities. Charges for the integration of technology facilities were $7 million for the year ended December 31, 2008, and $4 million for the year ended December 31, 2007. The Company has incurred $11 million to date and does not expect to incur significant additional charges related to the integration of technology facilities.
   Facility Closure
     The Company closed a facility related to the Packaged Beverages segment’s operations in 2007. Charges were $1 million and $6 million for the years ended December 31, 2008 and 2007, respectively. The Company has incurred $7 million to date and does not expect to incur significant additional charges related to the closure of the facility.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Process Outsourcing
     In 2007, the Company incurred $6 million in costs related to restructuring actions to outsource the activities of Latin America Beverages’ warehousing and distribution processes. The Company does not expect to incur significant additional charges related to this program.
  Corporate Restructuring
     In 2005 and 2006, the Company initiated corporate organizational restructuring programs. Charges for these restructuring programs were $3 million and $7 million for the year ended December 31, 2007 and 2006, respectively. The Company does not expect to incur significant additional charges related to these programs.
15. Employee Benefit Plans
Pension and Postretirement Plans
     The Company has U.S. and foreign pension and postretirement benefit plans which provide benefits to a defined group of employees at the discretion of the Company. As of December 31, 2008, the Company had twelve stand-alone non-contributory defined benefit plans and six stand-alone postretirement health care plans. Each plan has a measurement date of December 31. To participate in the defined benefit plans, eligible employees must have been employed by the Company for at least one year. The postretirement benefits are limited to qualified expenses and are subject to deductibles, co-payment provisions, and lifetime maximum amounts on coverage. Employee benefit plan obligations and expenses included in the consolidated financial statements are determined from actuarial analyses based on plan assumptions, employee demographic data, including years of service and compensation, benefits and claims paid and employer contributions. Additionally, the Company participates in various multi-employer defined benefit plans.
     Prior to the separation from Cadbury, certain employees of the Company participated in five defined benefit plans and one postretirement health care plan sponsored by Cadbury. Effective January 1, 2008, the Company separated these commingled plans which historically contained participants of both the Company and other Cadbury global companies into separate single employer plans sponsored by DPS. As a result, the Company re-measured the projected benefit obligation of the separated pension plans and recorded the assumed liabilities and assets based on the number of participants associated with DPS. The separation of the commingled plans into stand alone plans resulted in an increase of approximately $71 million to other non-current liabilities and a decrease of approximately $66 million to Accumulated Other Comprehensive Income (Loss) (“AOCI”), a component of stockholders equity.
     On January 1, 2008, the Company adopted the measurement provisions of SFAS 158. SFAS 158 requires that assumptions used to measure the Company’s annual pension and postretirement medical expenses be determined as of the balance sheet date and all plan assets and liabilities be reported as of that date. For fiscal years ending December 31, 2007, and prior, a majority of the Company’s pension and other postretirement plans used a September 30 measurement date and all plan assets and obligations were generally reported as of that date. On January 1, 2008, the Company elected the transition method under which DPS re-measured the defined benefit pension plan assets and obligations as of January 1, 2008, the first day of the 2008 fiscal year, for plans that previously had a measurement date other than December 31. As a result of implementing the measurement date provisions of SFAS 158, the Company recorded a charge of less than $1 million to Retained Earnings and an increase of approximately $2 million ($3 million gross, net of $1 million tax benefit), to AOCI.
     In 2008, DPS’ Compensation Committee approved the suspension of two of the Company’s principal defined benefit pension plans. Effective December 31, 2008, participants in the plans will not earn additional benefits for future services or salary increases. However, current participants will be eligible for an enhanced employer contribution within DPS’ Savings Incentive Plan effective January 1, 2009. The Company recorded a pension curtailment gain of less than $1 million. Additionally, the Company recorded approximately $16 million in 2008 related to pension plan settlements that resulted from the organizational restructuring program initiated in the fourth quarter of 2007.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The total pension and postretirement defined benefit costs recorded in the Company’s Statement of Operations for the years ended December 31, 2008, 2007 and 2006 were as follows (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Net Periodic Benefit Costs(1)
Pension plans(2)	$31	$—	$2
Postretirement plans	2	—	—
Multi-employer plans	4	26	29

Total	$37	$26	$31

(1)	Effective January 1, 2008, the Company separated commingled pension and post retirement plans which contained participants of both the Company and other Cadbury companies into separate stand alone plans sponsored by DPS. The net periodic benefit costs associated with these plans for the years ended December 31, 2007 and 2006 are reflected as multi-employer plan expense in the table above.

(2)	The Company recorded approximately $16 million in 2008 related to pension plan settlements that resulted from an organizational restructuring program.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following tables set forth amounts recognized in the Company’s financial statements and the plans’ funded status for the years ended December 31, 2008 and 2007 (in millions):

			Postretirement
	Pension Plans		Benefit Plans
	2008	2007	2008	2007
Projected Benefit Obligations
As of beginning of year	$66	$76	$9	$8
Impact from the separation of commingled plans into stand alone plans(1)	254	—	17	—
Impact of changing measurement date(2)	(1)	—	(1)	—
Service cost	11	2	1	—
Interest cost	19	4	1	—
Actuarial (gain)/loss	(27)	(6)	2	2
Benefits paid	(8)	(3)	(3)	(1)
Currency exchange adjustments	(4)	2	(1)	—
Curtailments/settlements	(80)	(9)	—	—

As of end of year	$230	$66	$25	$9

Fair Value of Plan Assets
As of beginning of year	$70	$72	$—	$—
Impact from the separation of commingled plans into stand alone plans(1)	194	—	6	—
Impact of changing measurement date(2)	(5)	—	—	—
Actual return of plan assets	(67)	6	(2)	—
Employer contribution	26	3	2	1
Plan participants’ contributions	—	—	1	—
Benefits paid	(8)	(3)	(3)	(1)
Currency exchange adjustments	(3)	1	—	—
Curtailments/settlements	(45)	(9)	—	—

As of end of year	$162	$70	$4	$—

Funded status of plan / net amount recognized	$(68)	$4	$(21)	$(9)

Funded status — overfunded	$2	$10	$—	$—
Funded status — underfunded	(70)	(6)	(21)	(9)

Net amount recognized consists of:
Non-current assets	$2	$10	$—	$—
Current liabilities	(1)	—	(1)	(1)
Non-current liabilities	(69)	(6)	(20)	(8)

Net amount recognized	$(68)	$4	$(21)	$(9)

(1)	Effective January 1, 2008, the Company separated commingled pension and post retirement plans which contained participants of both the Company and other Cadbury companies into separate stand alone plans sponsored by DPS. As a result, the Company re-measured the projected benefit obligation.

(2)	In accordance with SFAS 158, the Company elected the transition method under which DPS re-measured the plan obligations and plan assets as of January 1, 2008, the first day of the 2008 fiscal year, for plans that previously had a measurement date other than December 31.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The accumulated benefit obligations for the defined benefit pension plans were $230 million and $65 million at December 31, 2008 and 2007, respectively. The pension plan assets and the projected benefit obligations of DPS’ U.S. plans represent approximately 93 percent of the total plan assets and the total projected benefit obligation of all plans combined. The following table summarizes key pension plan information regarding plans whose accumulated benefit obligations exceed the fair value of their respective plan assets (in millions):

	2008	2007
Aggregate projected benefit obligation	$228	$27
Aggregate accumulated benefit obligation	228	27
Aggregate fair value of plan assets	158	22
     The following table summarizes the components of the net periodic benefit cost and changes in plan assets and benefit obligations recognized in Other Comprehensive Income (“OCI”) for the stand alone U.S. and foreign plans for the years ended December 31, 2008, 2007 and 2006 (in millions):

	Pension Plans			Postretirement Benefit Plans
	For the Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Net Periodic Benefit Costs (1)
Service cost	$11	$2	$2	$1	$—	$—
Interest cost	19	4	3	1	—	—
Expected return on assets	(19)	(5)	(3)	—	—	—
Amortization of actuarial (gain)/loss	3	—	—	—	—	—
Amortization of prior service cost/(credit)	1	—	—	—	—	—
Curtailment/settlements	16	(1)	—	—	—	—

Net periodic benefit costs	$31	$—	$2	$2	$—	$—

Changes Recognized in OCI (1)
Curtailment effects	$(34)	$—	N/A	$—	$(1)	N/A
Settlements	(16)	1	N/A	—	—	N/A
Current year actuarial (gain)/loss	60	(6)	N/A	5	1	N/A
Recognition of actuarial gain/(loss)	(3)	—	N/A	—	—	N/A
Current year prior service (credit)/cost	—	—	N/A	—	—	N/A
Recognition of prior service credit/(cost)	(1)	—	N/A	—	—	N/A

Total recognized in OCI	$6	$(5)	N/A	$5	$—	N/A

(1)	Effective January 1, 2008, the Company separated commingled pension and post retirement plans which contained participants of both the Company and other Cadbury companies into separate stand alone plans sponsored by DPS. The net periodic benefit costs associated with these plans prior to the separation are detailed below as a component of multi-employer plan costs for 2007 and 2006.
     The estimated net actuarial loss and prior service cost for the defined benefit plans that will be amortized from accumulated other comprehensive loss into periodic benefit cost in 2009 are approximately $5 million and less than $1 million, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table summarizes amounts included in AOCI for the plans as of December 31, 2008 and 2007 (in millions):

	Pension Plans		Postretirement Benefit Plans
	2008	2007	2008	2007
Prior service cost (gains)	$1	$2	$(1)	$(1)
Net losses (gains)	71	3	8	—

Amounts in AOCI	$72	$5	$7	$(1)

     The following table summarizes the contributions made to the Company’s pension and other postretirement benefit plans for the years ended December 31, 2008 and 2007, as well as the projected contributions for the year ending December 31, 2009 (in millions):

	Projected	Actual
	2009	2008	2007
Pension Plans	$41	$26	$3
Postretirement benefit Plans	2	2	1

Total	$43	$28	$4

     The following table summarizes the expected future benefit payments cash activity for the Company’s pension and postretirement benefit plans in the future (in millions):

	2009	2010	2011	2012	2013	2014—2018
Pension plans	$14	$16	$16	$17	$20	$105
Postretirement benefit plans	2	2	2	1	2	10
     Actuarial Assumptions
     The following table summarizes the weighted-average assumptions used to determine benefit obligations at the plan measurement dates for U.S. plans:

	Pension Plans		Postretirement Benefit Plans
	2008	2007	2008	2007
Weighted—average discount rate	6.50%	6.20%	6.50%	6.20%
Rate of increase in compensation levels	3.50%	N/A	N/A	N/A
     The following table summarizes the weighted average actuarial assumptions used to determine the net periodic benefit costs for U.S. plans for the years ended December 31, 2008, 2007 and 2006:

	Pension Plans			Postretirement Benefit Plans
	2008	2007	2006	2008	2007	2006
Weighted—average discount rate	6.00%	5.90%	5.72%	6.00%	5.90%	5.90%
Expected long-term rate of return on assets	7.30%	7.30%	7.53%	7.30%	N/A	N/A
Rate of increase in compensation levels	3.50%	N/A	N/A	N/A	N/A	4.00%
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table summarizes the weighted-average assumptions used to determine benefit obligations at the plan measurement dates for foreign plans:

	Pension Plans		Postretirement Benefit Plans
	2008	2007	2008	2007
Weighted—average discount rate	6.98%	6.06%	6.25%	5.25%
Rate of increase in compensation levels	3.90%	3.81%	N/A	3.50%
     The following table summarizes the weighted average actuarial assumptions used to determine the net periodic benefit costs for foreign plans for the years ended December 31, 2008, 2007, and 2006:

	Pension Plans			Postretirement Benefit Plans
	2008	2007	2006	2008	2007	2006
Weighted—average discount rate	7.14%	6.06%	5.98%	5.25%	5.25%	5.98%
Expected long-term rate of return on assets	7.66%	7.56%	7.61%	N/A	N/A	N/A
Rate of increase in compensation levels	4.23%	3.81%	4.13%	N/A	3.50%	4.50%
     The following table summarizes the health care cost trend rate assumptions used to determine the postretirement benefit obligation for U.S. and foreign plans:

Health care cost trend rate assumed for 2009 (Initial Rate)	9.00%
Rate to which the cost trend rate is assumed to decline (Ultimate Rate)	5.00%
Year that the rate reaches the ultimate trend rate	2016
     The effect of a 1% increase or decrease in health care trend rates on the U.S. and foreign postretirement benefit plans would change the benefit obligation at the end of the year and the service cost plus interest cost by less than $1 million.
     The pension assets of DPS’ U.S. plans represent approximately 93 percent of the total pension plan assets. The asset allocation for the U.S. defined benefit pension plans for December 31, 2008 and 2007 are as follows:

	Target	Actual
Asset Category	2009	2008	2007
Equity securities	60%	49%	60%
Fixed income	40%	51%	40%

Total	100%	100%	100%

     The Company has established formal investment policies for the assets associated with defined benefit plans. The Company’s pension investment policy and strategy are mandated by the Investment Committee. DPS’ pension plan investment strategy includes the use of actively-managed securities and is reviewed annually based upon changes in plan liabilities, an evaluation of market conditions, tolerance for risk and cash requirements for benefit payments. DPS’ investment objective is to have funds available to meet the plans’ benefit obligations when they become due. The overall investment strategy is to prudently invest plan assets in high-quality and diversified equity and debt securities to achieve the investment objective. DPS employs certain equity strategies which, in addition to investments in U.S. and international common and preferred stock, include investments in certain equity and debt-based securities used collectively to generate returns in excess of certain equity-based indices. None of the current assets are invested directly in equity or debt instruments issued by DPS, although it is possible that insignificant indirect investments exist through its broad market indices. The equity and fixed income investments under DPS sponsored pension plan assets are currently well diversified across all areas of the equity market and consist of both corporate and U.S. government bonds. The pension plans currently do not invest directly in any derivative investments.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The expected long-term rate of return on U.S. pension fund assets held by the Company’s pension trusts was determined based on several factors, including input from pension investment consultants and projected long-term returns of broad equity and bond indices. The plans’ historical returns were also considered. The expected long-term rate of return on the assets in the plans was based on an asset allocation assumption of about 60% with equity managers, with expected long-term rates of return of approximately 8.5%, and 40% with fixed income managers, with an expected long-term rate of return of about 5.5%. The actual asset allocation is regularly reviewed and periodically rebalanced to the targeted allocation when considered appropriate. Actual investment allocations may vary from the Company’s target investment allocations due to prevailing market conditions.
Multi—employer Plans
     Prior to the separation from Cadbury, certain employees of the Company participated in defined benefit plans and postretirement health care plans sponsored by Cadbury. Effective January 1, 2008, the Company separated these commingled plans which historically contained participants of both the Company and other Cadbury global companies into stand alone plans sponsored by DPS. These plans were accounted for as multi-employer plans prior to 2008. The following table summarizes the components of net periodic benefit cost related to the U.S. multi-employer plans sponsored by Cadbury recognized in the Consolidated Statements of Operations during 2007 and 2006 (in millions):

	Pension Plans		Postretirement Benefit Plans
	2007	2006	2007	2006
Service cost	$13	$12	$1	$1
Interest cost	17	15	1	1
Expected return on assets	(13)	(10)	(1)	—
Recognition of actuarial gain	5	5	—	—
Curtailments/settlements	—	2	—	—

Net periodic benefit costs	$22	$24	$1	$2

     Each individual component and the total periodic benefit cost for the foreign multi-employer plans sponsored by Cadbury were less than $1 million for all periods presented in the table above.
     The contributions paid into the U.S. and foreign multi-employer plans on the Company’s behalf by Cadbury were $30 million each for 2007 and 2006.
     The Company participates in a number of trustee-managed multi-employer defined benefit pension plans for employees under certain collective bargaining agreements. Contributions paid into the multi-employer plans are expensed as incurred and were approximately $4 million for the year ended December 31, 2008, and approximately $3 million each for the years ended December 31, 2007 and 2006.
     Savings Incentive Plan
     The Company sponsors a 401(k) Retirement Plan that covers substantially all employees who meet certain eligibility requirements. This plan permits both pretax and after-tax contributions, which are subject to limitations imposed by Internal Revenue Service regulations. The Company matches employees’ contributions up to specified levels. The Company’s contributions to this plan were approximately $13 million in 2008, $12 million in 2007 and $6 million in 2006.
16. Stock—Based Compensation and Cash Incentive Plans
   Stock—Based Compensation
     Stock-based compensation expense for years ended December 31, 2008, 2007 and 2006, has been determined based on SFAS 123(R), which requires the recognition of compensation expense in the Consolidated Statements of Operations related to the fair value of employee share-based awards and recognition of compensation cost over the service period, net of estimated forfeitures.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The components of stock-based compensation expense for the years ended December 31, 2008, 2007 and 2006, are presented below (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Plans sponsored by Cadbury	$3	$21	$17
DPS stock options and restricted stock units	6	—	—

Total stock—based compensation expense	9	21	17
Income tax benefit recognized in the income statement	(2)	(8)	(7)

Net stock—based compensation expense	$7	$13	$10

     In connection with the separation from Cadbury, on May 5, 2008, Cadbury Schweppes Limited, the Company’s sole stockholder, approved (a) the Company’s Omnibus Stock Incentive Plan of 2008 (the “Stock Plan”) and authorized up to 9 million shares of the Company’s common stock to be issued under the Stock Plan and (b) the Company’s Employee Stock Purchase Plan (“ESPP”) and authorized up to 2,250,000 shares of the Company’s common stock to be issued under the ESPP. Subsequent to May 7, 2008, the Compensation Committee granted under the Stock Plan (a) options to purchase shares of the Company’s common stock, which vest ratably over three years commencing with the first anniversary date of the option grant, and (b) restricted stock units (“RSUs”), with the substantial portion of such restricted stock units vesting on the third anniversary date of the grant, with each restricted stock unit to be settled for one share of the Company’s common stock on the respective vesting date of the restricted stock unit. The stock options issued under the Stock plan provides for a maximum option term of 10 years. The ESPP has not been implemented and no shares have been issued under that plan.
          Stock Options
     The tables below summarize information about the Company’s stock options granted during the year ended December 31, 2008.
     The fair value of each stock option is estimated on the date of grant using the Black-Scholes-Merton option-pricing model with the weighted average assumptions as detailed below:

Fair value of options at grant date	$7.37
Risk free interest rate	3.27%
Expected term of options	5.8 years
Dividend yield	—%
Expected volatility	22.26%
     As the Company lacks a meaningful set of historical data upon which to develop valuation assumptions, DPS has elected to develop certain valuation assumptions based on information disclosed by similarly-situated companies, including multi-national consumer goods companies of similar market capitalization and large food and beverage industry companies which have experienced an initial public offering since June 2001.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     A summary of DPS’ stock option activity for the year ended December 31, 2008, is as follows:

		Weighted average
	Stock Options	exercise price
Number outstanding at January 1, 2008	—	—
Granted	1,270,185	$25.30
Exercised	—	—
Forfeited or expired	(110,566)	$25.36

Outstanding at December 31, 2008	1,159,619	$25.30

Exercisable at December 31, 2008	—	—
     The following table summarizes information about stock options outstanding as of December 31, 2008 (in millions except per share and share data):

Range of Exercise Prices per	Number	Weighted Average Remaining	Aggregate	Number
Share	Outstanding	Contractual Term (years)	Intrinsic Value	Exercisable
$20.76 — $25.36	1,159,619	9.36	—	—
     A summary of the status of the Company’s nonvested shares as of December 31, 2008, and changes during the year ended December 31, 2008, is presented below:

		Weighted-Average
	Stock Options	Grant-Date Fair Value
Nonvested at January 1, 2008	—	—
Granted	1,270,185	$7.37
Vested	—	—
Forfeited	(110,566)	$7.38

Nonvested at December 31, 2008	1,159,619	$7.36

     As of December 31, 2008, there was $6 million of unrecognized compensation costs related to the nonvested stock options granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.35 years
          Restricted Stock Units
     The tables below summarize information about the restricted stock units granted during the year ended December 31, 2008. The fair value of restricted stock units is determined based on the number of units granted and the grant date fair value of common stock.
     A summary of the Company’s restricted stock activity for the year ended December 31, 2008, is as follows:

		Weighted Average Grant-
	Restricted Stock Units	Date Fair value
Number outstanding at January 1, 2008	—	—
Granted	1,080,261	$24.85
Vested and released	—	—
Forfeited or expired	(51,652)	$25.20

Outstanding at December 31, 2008	1,028,609	$24.83

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table summarizes information about restricted stock units outstanding as of December 31, 2008 (in millions except per share and share data):

Range of Grant—Date Fair Values	Number	Weighted Average Remaining
per Share	Outstanding	Contractual Term (years)	Aggregate Intrinsic Value
$14.44 — $25.36	1,028,609	2.35	$17
     As of December 31, 2008, there was $18 million of unrecognized compensation costs related to nonvested restricted stock units granted under the Plan. That cost is expected to be recognized over a weighted—average period of 2.35 years.
     Converted Legacy Plan
     Prior to the Company’s separation from Cadbury, certain of its employees participated in stock-based compensation plans sponsored by Cadbury. These plans provided employees with stock or options to purchase stock in Cadbury. The expense incurred by Cadbury for stock or stock options granted to DPS’ employees has been reflected in the Company’s Consolidated Statements of Operations in selling, general, and administrative expenses. The interests of the Company’s employees in certain Cadbury benefit plans were converted into one of three Company plans which were approved by the Company’s sole stockholder on May 5, 2008. As a result of this conversion, the participants in these three plans are fully vested in and will receive shares of common stock of the Company on designated future dates. Pursuant to SFAS No. 123(R), this conversion qualified as a modification of an existing award and resulted in the recognition of a one-time incremental stock-based compensation expense of less than $1 million which was recorded during the year ended December 31, 2008.
     As of December 31, 2008, the aggregate number of shares of Company’s common stock that is to be distributed under these plans is approximately 500,000 shares. These fully vested options are not included under the 2008 stock option activity detailed above.
      Cash Incentive Plans
     The Company has an annual cash incentive plan which rewards participating employees by enabling them to receive performance-based cash compensation. Awards may be made under the cash incentive plan to any employee of the Company, in the discretion of the compensation committee.
     On July 22, 2008, DPS’ Compensation Committee approved a change in the Cash Incentive Plan for the six months ended December 31, 2008, so that awards will be based on performance against the measures of gross profit (weighted at 40%) and net income (weighted at 60%). The Compensation Committee determined that these performance measures were a more appropriate measure of the Company’s performance. Cash Incentive Plan performance measures for the six months ending June 30, 2008, remained unchanged, namely, underlying operating profit (weighted to 60%) and net sales (weighted to 40%).
     Stock—Based Compensation Plans Prior to Separation from Cadbury
     Prior to separation from Cadbury, certain of the Company’s employees participated in stock-based compensation plans sponsored by Cadbury. These plans provided employees with stock or options to purchase stock in Cadbury Schweppes. Given that the Company’s employees directly benefit from participation in these plans, the expense incurred by Cadbury for options granted to DPS’ employees has been reflected in the Company’s Consolidated Statements of Operations in selling, general, and administrative expenses for the periods prior to separation. Upon separation, DPS sponsors its own stock-based compensation plans and, accordingly, the Company’s consolidated financial statements will not be impacted by the Cadbury sponsored plans in future periods.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Company recognized the cost of all unvested employee stock-based compensation plans sponsored by Cadbury on a straight-line attribution basis over the respective vesting periods, net of estimated forfeitures. Certain of the plans sponsored by Cadbury contained inflation indexed earnings growth performance conditions. SFAS 123(R) requires plans with such performance criteria to be accounted for under the liability method in which a liability is recorded on the balance sheet. In addition, in calculating the income statement charge for share awards under the liability method, the fair value of each award must be re-measured at each reporting date until vesting, calculated by estimating the number of awards expected to vest for each plan, adjusted over the vesting period.
     The outstanding value of options recognized using the equity method has been reflected in Cadbury’s net investment, a component of stockholders’ equity, while the options utilizing the liability method have been reflected in accounts payable and accrued expenses and other non-current liabilities on the Consolidated Balance Sheet. The Company did not receive cash in any year as a result of option exercises under share-based payment arrangements. Actual tax benefits realized for the tax deductions from option exercises were $10 million and $5 million for 2007 and 2006, respectively. As of December 31, 2007, there was $6 million of total unrecognized before-tax compensation cost related to nonvested stock-based compensation arrangements. The total intrinsic value of options exercised during the year was $24 million and $13 million for 2007 and 2006, respectively. An expense was recognized for the fair value at the date of grant of the estimated number of shares to be awarded to settle the awards over the vesting period of each scheme.
     The Company presents the tax benefits of deductions from the exercise of stock options as financing cash inflows in the Consolidated Statements of Cash Flows.
     Awards under the plans were settled by Cadbury, through either repurchases of publicly available shares, or awards under the Bonus Share Retention Plan (“BSRP”) and the Long Term Incentive Plan (“LTIP”) were satisfied by the transfer of shares to participants by the trustees of the Cadbury Schweppes Employee Trust (the “Employee Trust”). The Employee Trust was a general discretionary trust whose beneficiaries include employees and former employees of Cadbury and their dependents.
     Prior to separation, the Company had a number of share option plans that were available to certain senior executives, including the LTIP, BSRP and the Discretionary Share Option Plans (“DSOP”). Details of these plans, which were sponsored by Cadbury prior to separation, are included below.
               Long Term Incentive Plan
     Certain senior executives of the Company were granted a conditional award of shares under the LTIP. This award recognized the significant contribution they made to Cadbury shareowner value and was designed to incentivize them to strive for sustainable long-term performance. In 2007, awards for the 2007-2009 performance cycles were made to senior executives. Participants accumulated dividend equivalent payments both on the conditional share awards (which will only be paid to the extent that the performance targets are achieved) and during the deferral period. This part of the award was calculated as follows: number of shares vested multiplied by aggregate of dividends paid in the performance period divided by the share price on the vesting date. The LTIP as of December 31, 2007, had been in place since 1997. In 2004, the Compensation Committee of Cadbury (“the Committee”) made a number of changes to the LTIP, and the table below sets forth its key features. As explained below, from 2006, performance ranges for the growth in Underlying Earnings per Share (“UEPS”) are expressed in absolute rather than post-inflation terms.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Awards Made Prior to 2004	Awards Made for 2004 Forward
Face value of conditional share award made	50% to 80% of base salary	50% to 120% of base salary (2004 and 2005). 80% to 160% of base salary (2006 forward).

Performance conditions	Award is based on Total Stockholder Return (“TSR”) relative to the Comparator Group with a UEPS hurdle.	Half of the award is based on growth in UEPS over the three year performance period. The other half of the award is based on TSR relative to the Comparator Group.

UEPS vesting requirement(1)	For the award to vest at all, UEPS must have grown by at least the rate of inflation as measured by the Retail Price Index plus 2% per annum (over three years).	The extent to which some, all or none of the award vest depends upon annual compound growth in aggregate UEPS over the performance period:

• 30% of this half of the award will vest if the absolute compound annual growth rate achieved is 6% or more.

• 100% of this half of the award will vest if the absolute compound annual growth rate achieved is 10% or more.

• Between 6% and 10%, the award will vest proportionately.

TSR vesting requirement(1)	The extent to which some, all or none of the award vests depends on the TSR relative to the Comparator Group:	The extent to which some, all or none of the award vests depends upon the TSR relative to the Comparator Group:

·	• The minimum award of 50% of the shares conditionally granted will vest at the 50th percentile ranking.	• 30% of this half of the award will vest at the 50th percentile ranking from 2006.

	• 100% of the award will vest at the 80th percentile ranking or above.	• 100% of this half of the award will vest at the 80th percentile ranking or above.

	• Between the 50th and 80th percentiles, the award will vest proportionately.	• Between the 50th and 80th percentiles, the award will vest proportionately.

Re-tests	If the TSR performance criteria is not satisfied in the initial three year performance period, the award will be deferred on an annual basis for up to three years until the performance is achieved over the extended period (i.e., either four, five or six years). If the award does not vest after six years, then it will lapse.	There are no re-tests and the award will lapse if the minimum requirements are not met in the initial three year performance period.

Comparator Group	A weighting of 75% is applied to the UKT companies in the Comparator Group, and 25% to the non—UK based companies.	The Comparator Group has been simplified and amended to include companies more relevant to the Company, and there will be no weighting as between UK and non—UK companies.

(1)	For cycles beginning in 2004 and 2005, threshold vesting was 40% of the award, and performance ranges for the growth in UEPS was expressed in post-inflation terms.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The TSR measure is a widely accepted and understood benchmark of a company’s performance. It is measured according to the return index calculated by Thomson Financial on the basis that a company’s dividends are invested in the shares of that company. The return is the percentage increase in each company’s index over the performance period. UEPS is a key indicator of corporate performance. It is measured on an absolute basis (real prior to 2006 after allowing for inflation). Sustained performance is therefore required over the performance cycle as each year counts in the calculation.
     The “Comparator Group” was selected to reflect the global nature of Cadbury’s business.
     Awards under the LTIP (both before and after 2004) vest in full following a change in control in Cadbury Schweppes, but only to the extent that performance targets have been met at the time of the change in control unless Cadbury decides that the awards would have vested to a greater or lesser extent had the performance targets been measured over the normal period.
     The maximum number of shares issued under this plan, to all Cadbury Schweppes employees, was 3 million in each of 2007 and 2006. Awards made under this plan were classified as either equity, for those with TSR vesting conditions, or liabilities, for those with UEPS vesting conditions. The expense recognized by the Company in respect of these awards was less than $1 million in 2008 and $1 million for each of 2007 and 2006.
               Bonus Share Retention Plan
     The BSRP enabled participants to invest all or part of their Annual Incentive Plan (“AIP”) award in Cadbury Schweppes shares (“Deferred Shares”) and earn a match of additional shares after three years. During the three year period, the shares are held in trust. If a participant left Cadbury during the three-year period, they forfeited some of the additional shares, and in certain cases, it was possible that all of the Deferred Shares and the additional shares were forfeited.
     The number of matching shares that will be provided for grants from 2006 is as follows:

Absolute Compound Annual Growth in Aggregate
Underlying Economic Profit (“UEP”) Over the Three	Percentage of Matching Shares Awarded at the End of
Year Deferral Period Equivalent to	the Period
Below 4%	40% (Threshold)
4%	40%
8%	70%
12% or more	100% (Maximum)
     There was a straight line sliding scale between these percentages. UEP was measured on an aggregate absolute growth basis, the levels of growth required to achieve the highest levels of share match being demanding. For awards made before 2006, UEP performance was measured on a real basis, with a stepped vesting scale between the threshold and maximum. Awards under the BSRP vest in full following a change in control in Cadbury Schweppes but only to the extent that performance targets have been met at the time of the change in control unless Cadbury decides that the awards would have vested to a greater or lesser extent had the performance targets been measured over the normal period.
     The BSRP was available to a group of senior executives of the Company. The maximum number of shares issued to employees under this plan was three million in each of 2007 and 2006. The fair value of the shares under the plan was based on the market price of the Cadbury Schweppes ordinary shares on the date of the award. Where the awards did not attract dividends during the vesting period, the market price was reduced by the present value of the dividends expected to be paid during the expected life of the awards. Awards made under this plan in 2005 were classified as liabilities. Awards made in 2006 were classified as equity due to changes in the nature of the plan. The expense recognized by the Company in respect of these awards was less than $1 million in 2008 and $3 million in each of 2007 and 2006.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
               Discretionary Share Option Plans (DSOP)
     No option grants were made to Executive Directors in 2007 or 2006 as discretionary share options were removed as part of Cadbury’s remuneration program. No rights to subscribe for shares or debentures of any Cadbury company were granted to or exercised by any member of any of the Director’s immediate families during 2007. All existing discretionary share option plans which apply to Executive Directors used the following criteria:

	Annual Grants Made Prior to	Annual Grants Made After
	May 21, 2004	May 21, 2004
Market value of option grant made to Executive Directors	Customary grant was 300% of base salary and the maximum was 400% of base salary.	Maximum of 200% of base salary. From 2006 onwards, no such grants are made other than in exceptional circumstances.

Performance condition	Exercise is subject to UEPS growth of at least the rate of inflation plus 2% per annum over three years.	Exercise is subject to real compound annual growth in UEPS of 4% for half the award to vest and 6% real growth for the entire award to vest over three years, measured by comparison to the UEPS in the year immediately preceding grant.

Re-tests	If required, re-testing has been on an annual basis on a rolling three-year base for the life of the option.	If the performance condition is not met within the first three years, the option will be retested in year five with actual UEPS growth in year five measured in relation to the original base year.
     DSOP resulted in expense recognized by the Company of less than $1 million, $8 million and $10 million in 2008, 2007 and 2006, respectively. The DSOP consisted of the following three plans:
(i)	A Share Option Plan for directors, senior executives and senior managers was approved by stockholders in May 1994. Options were granted prior to July 15, 2004 and are normally exercisable within a period of seven years commencing three years from the date of grant, subject to the satisfaction of certain performance criteria.

(ii)	A Share Option Plan for eligible executives (previously called the Cadbury Schweppes Share Option Plan 1994, as amended at the 2004 Annual General Meeting (“AGM”) held on May 21, 2004). Options were granted after July 15, 2004, and are normally exercisable up to the 10th anniversary of grant, subject to the satisfaction of certain performance criteria.

(iii)	The Cadbury Schweppes (New Issue) Share Option Plan 2004 was established by the Directors, under the authority given by stockholders in May 2004. Eligible executives are granted options to subscribe for new shares only. Subject to the satisfaction of certain performance criteria, options are normally exercisable up to the 10th anniversary of grant.
     There were performance requirements for the exercising of options. The plans were accounted for as liabilities until vested, then as equity until exercised or lapsed.
               Other Share Plans
     Cadbury had an International Share Award Plan (“ISAP”) which was used to reward exceptional performance of employees. Following the decision to cease granting discretionary options other than in exceptional circumstances, the ISAP was used to grant conditional awards to employees, who previously received discretionary options. Awards under this plan are classified as liabilities until vested.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
               Share Award Fair Values
     The fair value was measured using the valuation technique that was considered to be the most appropriate to value each class of award; these included Binomial models, Black-Scholes calculations, and Monte Carlo simulations. These valuations took into account factors such as nontransferability, exercise restrictions and behavioral considerations. Key assumptions are detailed below:

	2007
	BSRP	LTIP	ISAP
Expected volatility	N/A	15%	N/A
Expected life	3 years	3 years	1 to 3 years
Risk-free rate	5.5%	N/A	4.9% to 5.8%
Expected dividend yield	2.5%	2.5%	2.5% to 3.0%
Fair value per award (% of share price at date of grant)	185.5%	92.8% UEPS 45.1% TSR	91.8% to 99.3%
Expectations of meeting performance criteria	40%	70%	100%

	2006
	BSRP	LTIP	ISAP
Expected volatility	N/A	18%	N/A
Expected life	3 years	3 years	1 to 3 years
Risk-free rate	4.5%	N/A	4.2% to 4.9%
Expected dividend yield	2.5%	2.5%	2.3% to 2.5%
Fair value per award (% of share price at date of grant)	185.2%(1)	92.8% UEPS 46% TSR	93.0% to 99.3%
Expectations of meeting performance criteria	40%	70%	N/A

(1)	Fair value of BSRP includes 100% of the matching shares available.
     Expected volatility was determined by calculating the historical volatility of Cadbury’s share price over the previous three years. The expected life used in the model has been adjusted, based on Cadbury’s best estimate, for the effects of nontransferability, exercise restrictions and behavioral considerations. The risk-free rates used reflect the implied yield on zero coupon bonds issued in the UK, with periods which match the expected term of the awards valued. The expected dividend yield was estimated using the historical dividend yield of Cadbury.
     A summary of the status of the Company’s non-vested shares, in relation to the BSRP, LTIP and ISAP as of December 31, 2007, and changes during the year ended December 31, 2007, is presented below:

	Number of Non-vested	Weighted Average
	Shares(‘000)	Grant Date Fair Value
Non-vested as of December 31, 2006	2,388	$6.61
Granted	743	4.62
Vested	(828)	6.06
Forfeitures	(417)	5.75

Non-vested as of December 31, 2007	1,886	6.26

     The total grant date fair value of shares vested during the year was $5 million in 2007 and $1 million in 2006. The total vested share units at December 31, 2007, was 237,447 with a weighted average grant date fair value of $6.31.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     A summary of option activity during 2007, in relation to the DSOP, is presented below:

		Weighted	Weighted Average	Aggregate
		Average	Remaining	Intrinsic
	Shares (‘000s)	Exercise Price	Contractual Term	Value
Outstanding as of January 1, 2007	22,669	$8.62
Exercised	(6,006)	8.37
Cancelled	(146)	9.76
Other	735	10.52

Outstanding as of December 31, 2007	17,252	9.00	5.3	$58,632

Exercisable as of December 31, 2007	13,502	8.58	4.8	$51,588
17. Earnings Per Share
     Basic (loss) earnings per share (“EPS”) is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the assumed conversion of all dilutive securities. The following table sets forth the computation of basic EPS utilizing the net income for the respective period and the Company’s basic shares outstanding (in millions, except per share data):

	For the Year Ended December 31,
	2008	2007	2006
Basic EPS:
Net (loss) income	$(312)	$497	$510
Weighted average common shares outstanding(1)	254.0	253.7	253.7
(Loss) earnings per common share — basic	$(1.23)	$1.96	$2.01
     The following table presents the computation of diluted EPS (dollars in millions, except per share amounts):

	For the Year Ended December 31,
	2008	2007	2006
Diluted EPS:
Net (loss) income	$(312)	$497	$510
Weighted average common shares outstanding(1)	254.0	253.7	253.7
Effect of dilutive securities:
Stock options and restricted stock units(2)	—	—	—

Weighted average common shares outstanding and common stock equivalents	254.0	253.7	253.7

(Loss) earnings per common share — diluted	$(1.23)	$1.96	$2.01

(1)	For all periods prior to May 7, 2008, the date DPS distributed the common stock of DPS to Cadbury plc shareholders, the same number of shares is being used for diluted EPS as for basic EPS as no common stock of DPS was previously outstanding and no DPS equity awards were outstanding for the prior periods. Subsequent to May 7, 2008, the number of basic shares includes approximately 500,000 shares related to former Cadbury benefit plans converted to DPS shares on a daily volume weighted average. See Note 16 for information regarding the Company’s stock-based compensation plans.

(2)	Anti—dilutive weighted average options totaling 0.8 million shares were excluded from the diluted weighted average shares outstanding for the year ended December 31, 2008. DPS had no anti-dilutive options for the years ended December 31, 2007 and 2006.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
18. Derivatives
     DPS mitigates the exposure to volatility in the floating interest rate on borrowings under its senior unsecured credit facility through the use of interest rate swaps that effectively convert variable interest rates to fixed rates. The intent of entering into the interest rate swaps is to provide predictability in the Company’s overall cost structure. During 2008, the Company entered into two interest rate swaps. The swaps were effective September 30, 2008. The notional amounts of the swaps are $500 million and $1,200 million with durations of six months and 15 months, respectively.
     The Company accounts for qualifying interest rate swaps as cash flow hedges under SFAS 133. Interest rate swaps entered into that meet established accounting criteria are formally designated as cash flow hedges. DPS assesses hedge effectiveness and measures hedge ineffectiveness at least quarterly throughout the designated period. The effective portion of the gain or loss on the interest rate swaps is recorded, net of applicable taxes, in AOCI, a component of Stockholders’ Equity in the Consolidated Balance Sheets. When net income is affected by the variability of the underlying cash flow, the applicable offsetting amount of the gain or loss from the interest rate swaps that is deferred in AOCI is released to net income and is reported as a component of interest expense in the Consolidated Statements of Operations. As of December 31, 2008, $20 million was recorded in AOCI related to interest rate swaps ($32 million net of a tax benefit of $12 million) all of which is expected to be reclassified into earnings within the next 12 months. During the year ended December 31, 2008, $2 million was reclassified from AOCI to net income. Changes in the fair value of the interest rate swaps that do not effectively offset changes in the fair value of the underlying hedged item throughout the designated hedge period (“ineffectiveness”) are recorded in net income for each period. For the year ended December 31, 2008, hedge ineffectiveness recognized in net income was less than $1 million. At December 31, 2008, the fair value of DPS’ cash flow hedges related to interest rate swaps was a liability of $32 million and was recorded in accounts payable and accrued expenses in the Consolidated Balance Sheet.
     Additionally, DPS mitigates the exposure to volatility in the prices of certain commodities the Company uses in its production process through the use of futures contracts and supplier pricing agreements. The intent of contracts and agreements is to provide predictability in the Company’s operating margins and its overall cost structure. The Company enters into futures contracts that economically hedge certain of its risks, although hedge accounting may not apply. In these cases, a natural hedging relationship exists in which changes in the fair value of the instruments act as an economic offset to changes in the fair value of the underlying item(s). Changes in the fair value of these instruments are recorded in net income throughout the term of the derivative instrument and are reported in the same line item of the Consolidated Statements of Operations as the hedged transaction. At December 31, 2008, the fair value of DPS’ economic hedges related to commodities was a liability of $8 million and was recorded in accounts payable and accrued expenses in the Consolidated Balance Sheet.
     For more information on the valuation of these derivative instruments, see Note 19.
19. Fair Value of Financial Instruments
     Effective January 1, 2008, the Company adopted SFAS 157, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 provides a framework for measuring fair value and establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability. The three-level hierarchy for disclosure of fair value measurements is as follows:
Level 1 - Quoted market prices in active markets for identical assets or liabilities.
Level 2 - Observable inputs such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
Level 3 - Valuations with one or more unobservable significant inputs that reflect the reporting entity’s own assumptions.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     FSP FAS 157-2 delayed the effective date for all nonfinancial assets and liabilities until January 1, 2009, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 (in millions):

	Level 1	Level 2	Level 3
Commodity futures	$—	$8	$—
Interest rate swaps	—	32	—

Total liabilities	$—	$40	$—

     The estimated fair values of other financial liabilities not measured at fair value on a recurring basis at December 31, 2008, are as follows (in millions):

	December 31, 2008
	Carrying Amount	Fair Value
Long term debt — 6.12% Senior unsecured notes	250	248
Long term debt — 6.82 % Senior unsecured notes	1,200	1,184
Long term debt — 7.45% Senior unsecured notes	250	249
Long term debt — Senior unsecured term loan A facility	1,805	1,606
     The fair value amounts for cash and cash equivalents, accounts receivable, net and accounts payable and accrued expenses approximate carrying amounts due to the short maturities of these instruments. The fair value of long term debt as of December 31, 2008, was estimated based on quoted market prices for publicly traded securities. The difference between the fair value and the carrying value represents the theoretical net premium or discount that would be paid or received to retire all debt at such date. The carrying amounts of long-term debt for the year ending December 31, 2007, approximated their fair values.
20. Accumulated Other Comprehensive (Loss) Income
     The Company’s accumulated balances, shown net of tax for each classification of comprehensive (loss) income as of December 31, 2008, 2007 and 2006, are as follows (in millions):

	December 31,
	2008	2007	2006
Net foreign currency translation adjustment	$(34)	$27	$11
Net pension and postretirement medical benefit plans adjustment(1)	(52)	(7)	(10)
Net cash flow hedge adjustment	(20)	—	—

Accumulated other comprehensive (loss) income	$(106)	$20	$1

(1)	The 2006 activity included a $4 million loss, net of tax, related to the impact of fully recognizing the funded status of DPS’ defined benefit pension and other postretirement benefits plans under SFAS 158. The 2008 activity included a $2 million loss, net of tax, as a result of changing the measurement date for DPS’ defined benefit pension plans from September 30 to December 31 under SFAS 158.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
21. Supplemental Cash Flow Information
     The following table details supplemental cash flow disclosures of non-cash investing and financing activities and other supplemental cash flow disclosures for the years ended December 31, 2008, 2007, and 2006 (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Supplemental cash flow disclosures of non-cash investing and financing activities:
Settlement related to separation from Cadbury(1)	$150	$—	$—
Purchase accounting adjustment related to prior year acquisitions	15	—	—
Capital expenditures included in accounts payable	4	—	—
Transfers of property, plant, and equipment to Cadbury	—	15	15
Transfers of operating assets and liabilities to Cadbury	—	22	16
Reduction in long-term debt from Cadbury	—	263	383
Related entities acquisition payments	—	17	23
Note payable related to acquisition	—	35	—
Assumption of debt related to acquisition payments by Cadbury	—	35	—
Transfer of related party receivable to Cadbury	—	16	—
Liabilities expected to be reimbursed by Cadbury	—	27	—
Reclassifications for tax transactions	—	90	—

Supplemental cash flow disclosures:
Interest paid	$143	$257	$204
Income taxes paid	120	34	14

(1)	The following detail represents the initial non-cash financing and investing activities in connection with the Company’s separation from Cadbury for the year ended December 31, 2008 (in millions):

Tax reserve provided under FIN 48 as part of separation	$(386)
Tax indemnification by Cadbury	334
Deferred tax asset setup for Canada operations	177
Transfer of legal entities to Cadbury for Canada operations	(165)
Liability to Cadbury related to Canada operations	(132)
Transfers of pension obligation	(71)
Settlement of operating liabilities due to Cadbury, net	75
Other tax liabilities related to separation	28
Settlement of related party note receivable from Cadbury	(7)
Transfer of legal entities to Cadbury for Mexico operations	(3)

Total	$(150)

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
22. Commitments and Contingencies
     Lease Commitments
     The Company has leases for certain facilities and equipment which expire at various dates through 2020. Operating lease expense was $59 million, $46 million, and $39 million for the years ended December 31, 2008, 2007 and 2006, respectively, Future minimum lease payments under capital and operating leases with initial or remaining noncancellable lease terms in excess of one year as of December 31, 2008 are as follows:

	Operating Leases	Capital Leases
2009	$66	$4
2010	56	4
2011	41	5
2012	31	5
2013	27	5
Thereafter	59	3

Total minimum lease payments	$280	26

Less imputed interest at rates ranging from 6.25% to 12.6%		(7)

Present value of minimum lease payments		$19

     Of the $19 million in capital lease obligations above, $17 million is included in long-term debt payable to third parties and $2 million is included in accounts payable and accrued expenses on the Consolidated Balance Sheet as of December 31, 2008.
      Legal Matters
     The Company is occasionally subject to litigation or other legal proceedings. Set forth below is a description of the Company’s significant pending legal matters. Although the estimated range of loss, if any, for the pending legal matters described below cannot be estimated at this time, the Company does not believe that the outcome of these, or any other, pending legal matters, individually or collectively, will have a material adverse effect on the business or financial condition of the Company although such matters may have a material adverse effect on the Company’s results of operations or cash flows in a particular period.
     Snapple Distributor Litigation
     In 2004, one of the Company’s subsidiaries, Snapple Beverage Corp., and several affiliated entities of Snapple Beverage Corp., including Snapple Distributors Inc., were sued in United States District Court, Southern District of New York, by 57 area route distributors for alleged price discrimination, breach of contract, retaliation, tortious interference and breach of the implied duty of good faith and fair dealings arising out of their respective area route distributor agreements. Each plaintiff sought damages in excess of $225 million. The plaintiffs initially filed the case as a class action but withdrew their class certification motion. They proceeded as individual plaintiffs but the cases were consolidated for discovery and procedural purposes. On September 14, 2007, the court granted the Company’s motion for summary judgment, dismissing the plaintiffs’ federal claims of price discrimination and dismissing, without prejudice, the plaintiffs’ remaining claims under state law. The plaintiffs filed an appeal of the decision and both parties have filed appellate briefs and are awaiting the court’s decision. Also, the plaintiffs may decide to re-file the state law claims in state court. The Company believes it has meritorious defenses with respect to the appeal and will defend itself vigorously. However, there is no assurance that the outcome of the appeal, or any trial, if claims are refiled, will be in the Company’s favor.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Snapple Litigation — Labeling Claims
     Holk and Weiner
     In 2007, Snapple Beverage Corp. was sued by Stacy Holk in New Jersey Superior Court, Monmouth County. The Holk case was filed as a class action. Subsequent to filing, the Holk case was removed to the United States District Court, District of New Jersey. Holk alleges that Snapple’s labeling of certain of its drinks is misleading and/or deceptive and seeks unspecified damages on behalf of the class, including enjoining Snapple from various labeling practices, disgorging profits, reimbursing of monies paid for product and treble damages. Snapple filed a motion to dismiss the Holk case on a variety of grounds. On June 12, 2008, the district court granted Snapple’s Motion to Dismiss and the Holk case was dismissed. The plaintiff has filed an appeal of the order dismissing the case and both parties have filed appellate briefs and are awaiting the court’s decision.
     In 2007 the attorneys in the Holk case filed a new action in New York on behalf of plaintiff, Evan Weiner, with substantially the same allegations and seeking the same damages as in the Holk case. The Company has filed a motion to dismiss the Weiner case on a variety of grounds. The Weiner case is currently stayed pending the outcome of the Holk case.
     The Company believes it has meritorious defenses to the claims asserted in the Holk and Weiner cases and will defend itself vigorously. However, there is no assurance that the outcome of either case will be favorable to the Company.
     Ivey
     In May 2008, a class action lawsuit was filed in the Superior Court for the State of California, County of Los Angeles, by Ray Ivey against Snapple Beverage Corp. and other affiliates. The plaintiff alleged that Snapple’s labeling of its lemonade juice drink violates California’s Unfair Competition Law and Consumer Legal Remedies Act and constitutes fraud under California statutes. The case has been settled. DPS paid a nominal amount and the plaintiff dismissed his action with prejudice to refiling.
  Nicolas Steele v. Seven Up/RC Bottling Company Inc.
  Robert Jones v. Seven Up/RC Bottling Company of Southern California, Inc.
  California Wage Audit
     In 2007, one of the Company’s subsidiaries, Seven Up/RC Bottling Company Inc., was sued by Nicolas Steele, and in a separate action by Robert Jones, in each case in Superior Court in the State of California (Orange County), alleging that its subsidiary failed to provide meal and rest periods and itemized wage statements in accordance with applicable California wage and hour law. The cases have been filed as class actions. The classes, which have not yet been certified, consist of employees who have held a merchandiser or delivery driver position in California in the past three years. The potential class size could be substantially higher due to the number of individuals who have held these positions over the three year period. On behalf of the classes, the plaintiffs claim lost wages, waiting time penalties and other penalties for each violation of the statute. The Company believes it has meritorious defenses to the claims asserted and will defend itself vigorously. However, there is no assurance that the outcome of this matter will be in its favor.
     The Company has been requested to conduct an audit of its meal and rest periods for all non-exempt employees in California at the direction of the California Department of Labor. At this time, the Company has declined to conduct such an audit until there is judicial clarification of the intent of the statute. The Company cannot predict the outcome of such an audit.
      Environmental, Health and Safety Matters
     The Company operates many manufacturing, bottling and distribution facilities. In these and other aspects of the Company’s business, it is subject to a variety of federal, state and local environment, health and safety laws and regulations. The Company maintains environmental, health and safety policies and a quality, environmental, health and safety program designed to ensure compliance with applicable laws and regulations. However, the nature of the Company’s business exposes it to the risk of claims with respect to environmental, health and safety matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. The Company is not currently named as a party in any judicial or administrative proceeding relating to environmental, health and safety matters which would materially affect its operations.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Compliance Matters
     The Company is currently undergoing state audits for the years 1981 through 2008 and spanning nine states and seven of the Company’s entities within the Packaged Beverages segment. The Company has accrued an estimated liability based on current facts and circumstances. However, there is no assurance of the outcome of the audits.
23. Segments
     Due to the integrated nature of DPS’ business model, the Company manages its business to maximize profitability for the Company as a whole. Prior to DPS’ separation from Cadbury, it maintained its books and records, managed its business and reported its results based on International Financial Reporting Standards (“IFRS”). DPS’ segment information has been prepared and presented on the basis which management uses to assess the performance of the Company’s segments, which is principally in accordance with IFRS. In addition, the Company’s current segment reporting structure is largely the result of acquiring and combining various portions of its business over the past several years. As a result, profitability trends in individual segments may not be consistent with the profitability of the company as a whole or comparable to DPS’ competitors.
     The Company presents segment information in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which established reporting and disclosure standards for an enterprise’s operating segments. Operating segments are defined as components of an enterprise that are businesses, for which separate financial information is available, and for which the financial information is regularly reviewed by the Company leadership team.
     As of December 31, 2008, the Company’s operating structure consisted of the following four operating segments: Beverage Concentrates, Finished Goods, Bottling Group and Mexico and the Caribbean.
     Effective January 1, 2009, the Company reorganized its operating structure to consist of only three operating segments:
•	The Beverage Concentrates segment reflects sales of the Company’s branded concentrates and syrup to third party bottlers primarily in the United States and Canada. Most of the brands in this segment are carbonated soft drink brands.

•	The Packaged Beverages segment reflects sales in the United States and Canada from the manufacture and distribution of finished beverages and other products, including sales of the Company’s own brands and third party brands, through both DSD and warehouse direct delivery systems.

•	The Latin America Beverages segment reflects sales in the Mexico and Caribbean markets from the manufacture and distribution of both concentrates and finished beverages.
Segment results are based on management reports. Net sales and segment operating profit (loss) (“SOP”) are the significant financial measures used to assess the operating performance of the Company’s operating segments.
     Information about the Company’s operations by operating segment for the years ended December 31, 2008, 2007 and 2006 is as follows (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Segment Results — Net Sales
Beverage Concentrates	$983	$984	$1,091
Packaged Beverages	4,305	4,295	3,208
Latin America Beverages	422	416	401

Net sales	$5,710	$5,695	$4,700

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31,
	2008	2007	2006
Segment Results — SOP
Beverage Concentrates	$622	$608	$663
Packaged Beverages	483	564	467
Latin America Beverages	86	96	99

Total SOP	1,191	1,268	1,229
Unallocated corporate costs	259	253	216
Impairment of goodwill and intangible assets	1,039	6	—
Restructuring costs	57	76	27
Other operating expense (income)	4	(71)	(32)

(Loss) income from operations	(168)	1,004	1,018
Interest expense, net	(225)	(189)	(211)
Other income (expense)	18	2	(2)

(Loss) income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$(375)	$817	$805

	For the Year Ended December 31,
	2008	2007	2006
Depreciation
Beverage Concentrates	$13	$12	$11
Packaged Beverages	109	102	72
Latin America Beverages	10	9	11

Segment total	132	123	94
Corporate and other	9	(1)	(1)
Adjustments and eliminations	—	(2)	1

Depreciation	$141	$120	$94

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended
	December 31,
	2008	2007
Fixed Assets
Beverage Concentrates	$87	$84
Packaged Beverages	842	714
Latin America Beverages	51	61

Segment total	980	859
Corporate and other	18	19
Adjustments and eliminations	(8)	(10)

Property, plant and equipment, net as reported	990	868
Current assets as reported	1,237	2,739
All other non-current assets as reported	6,411	6,921

Total assets	$8,638	$10,528

Geographic Data
     The Company utilizes separate legal entities for transactions with customers outside of the United States. Information about the Company’s operations by geographic region for 2008, 2007 and 2006 is below:

	For the Year Ended December 31,
	2008	2007	2006
Net Sales
United States	$5,070	$5,069	$4,116
International	640	626	584

Net sales	$5,710	$5,695	$4,700

	For the Year Ended
	December 31,
	2008	2007
Property, plant and equipment — net
United States	$935	$796
International	55	72

Property, plant and equipment — net	$990	$868

Major Customers
     In 2008 and 2007 the Company had one customer which accounted for 10% or more of total net sales, with $639 million and $588 million of net sales for the year ended December 31, 2008 and 2007, respectively. These sales were reported primarily in the Packaged Beverages segment. No customers contributed 10% or more of total net sales in 2006.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
24. Related Party Transactions
     Separation from Cadbury
     Upon the Company’s separation from Cadbury, the Company settled outstanding receivable, debt and payable balances with Cadbury except for amounts due under the Separation and Distribution Agreement, Transition Services Agreement, Tax Indemnity Agreement, and Employee Matters Agreement. Post separation, there were no expenses allocated to DPS from Cadbury. See Note 4 for information on the accounting for the separation from Cadbury.
     Allocated Expenses
     Cadbury allocated certain costs to the Company, including costs for certain corporate functions provided for the Company by Cadbury. These allocations were based on the most relevant allocation method for the services provided. To the extent expenses were paid by Cadbury on behalf of the Company, they were allocated based upon the direct costs incurred. Where specific identification of expenses was not practicable, the costs of such services were allocated based upon the most relevant allocation method to the services provided, primarily either as a percentage of net sales or headcount of the Company. The Company was allocated $6 million, $161 million and $142 million for the years ended December 31, 2008, 2007 and 2006, respectively. Beginning January 1, 2008, the Company directly incurred and recognized a significant portion of these costs, thereby reducing the amounts subject to allocation through the methods described above.
     Cash Management
     Prior to separation, the Company’s cash was historically available for use and was regularly swept by Cadbury operations in the United States at Cadbury’s discretion. Cadbury also funded the Company’s operating and investing activities as needed. Transfers of cash, both to and from Cadbury’s cash management system, were reflected as a component of Cadbury’s net investment in the Company’s Consolidated Balance Sheets. Post separation, the Company has funded its liquidity needs from cash flow from operations.
     Receivables
     The Company held a note receivable balance with wholly-owned subsidiaries of Cadbury with outstanding principal balances of $1,527 million as of December 31, 2007. The Company recorded $19 million, $57 million and $25 million of interest income for the years ended December 31, 2008, 2007 and 2006, respectively.
     The Company had other related party receivables of $66 million as of December 31, 2007, which primarily related to taxes, accrued interest receivable from the notes with wholly owned subsidiaries of Cadbury and other operating activities.
     Payables
     As of December 31, 2007, the Company had a related party payable balance of $175 million which represented non-interest bearing payable balances with companies owned by Cadbury, related party accrued interest payable associated with interest bearing notes and related party payables for sales of goods and services with companies owned by Cadbury.
     Long-term Obligations
     Prior to separation, the Company had a variety of debt agreements with other wholly-owned subsidiaries of Cadbury that were unrelated to the Company’s business. As of December 31, 2007, outstanding debt totaled $3,019 million with $126 million recorded in current portion of long-term debt payable to related parties. The Company recorded interest expense of $67 million, $227 million and $217 million for the years ended December 31, 2008, 2007 and 2006, respectively, related to interest bearing related party debt.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Cadbury Ireland Limited (“CIL”)
     As of December 31, 2007, the principal owed to CIL was $40 million. The debt incurred interest at a floating rate based on three-month LIBOR. The outstanding principal balance was payable on demand and is included in current portion of long-term debt on the Consolidated Balance Sheet. The Company recorded $1 million of interest expense related to the debt for 2008 and $2 million of interest expense for both 2007 and 2006.
          Cadbury Schweppes Finance plc, (“CSFPLC”)
     As of December 31, 2007, the Company had a variety of debt agreements with CSFPLC with maturity dates ranging from May 2008 to May 2011 with combined outstanding principal balance of $511 million. The debt incurred interest at a floating rate ranging between LIBOR plus 1.5% to LIBOR plus 2.5%. The Company recorded $12 million, $65 million and $175 million of interest expense related to these notes for 2008, 2007 and 2006, respectively.
          Cadbury Schweppes Americas Holding BV (“CSAHBV”)
     As of December 31, 2007, the Company had a variety of debt agreements with CSAHBV with maturity dates ranging from 2009 to 2017 with a combined outstanding principal balance of $2,468 million. The debt incurred interest at a floating rate ranging between six-month USD LIBOR plus 0.75% to six-month USD LIBOR plus 1.75%. The Company recorded $54 million and $149 million of interest expense related to these notes for 2008 and 2007, respectively.
     The Company also had additional debt agreements with other wholly-owned subsidiaries of Cadbury that were unrelated to the Company’s business that incurred interest expense of $11 million and $40 million in 2007 and 2006, respectively.
  Transactions with Dr Pepper/Seven Up Bottling Group
     Prior to the Company’s acquisition of the remaining shares of DPSUBG on May 2, 2006, the Company and DPSUBG entered into various transactions in the ordinary course of business as outlined below:
          Marketing support, co-packing fees and other arrangements
     The Company assisted DPSUBG in a variety of marketing programs, local media advertising and other similar arrangements to promote the sale of Company-branded products. DPSUBG charged the Company co-packing fees related to the manufacture of certain Company-branded products. The Company paid DPSUBG marketing support, co-packing fees and other fees totaling $41 million during 2006.
          Sales of beverage concentrates
     DPSUBG bought concentrates from the Company for the manufacture of DPS-branded soft drinks. DPS’ concentrates sales to DPSUBG totaled $100 million during 2006.
          Sales of finished beverages
     DPSUBG purchased finished beverages from the Company for sale to retailers. DPS’ finished beverage sales totaled $16 million during 2006.
The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
25. Guarantor and Non-Guarantor Financial Information
     The Company’s 6.12% senior notes due 2013, 6.82% senior notes due 2018 and 7.45% senior notes due 2038 (the “notes”) are fully and unconditionally guaranteed by substantially all of the Company’s existing and future direct and indirect domestic subsidiaries (except two immaterial subsidiaries associated with the Company’s charitable foundations) (the “guarantors”), as defined in the indenture governing the notes. The guarantors are wholly-owned either directly or indirectly by the Company and jointly and severally guarantee the Company’s obligations under the notes. None of the Company’s subsidiaries organized outside of the United States guarantee the notes.
     The following schedules present the guarantor and non-guarantor information for the years ended December 31, 2008, 2007 and 2006 and as of December 31, 2008 and 2007. The consolidating schedules are provided in accordance with the reporting requirements for guarantor subsidiaries.
     On May 7, 2008, Cadbury plc transferred its Americas Beverages business to Dr Pepper Snapple Group, Inc., which became an independent publicly-traded company. Prior to the transfer, Dr Pepper Snapple Group, Inc. did not have any operations. Accordingly, activity for Dr Pepper Snapple Group, Inc. (the “parent”) is reflected in the consolidating statements from May 7, 2008 forward.

	Consolidating Statement of Operations
	For the Year Ended December 31, 2008
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
			(in millions)
Net sales	$—	$5,137	$587	$(14)	$5,710
Cost of sales	—	2,348	256	(14)	2,590

Gross profit	—	2,789	331	—	3,120
Selling, general and administrative expenses	—	1,875	200	—	2,075
Depreciation and amortization	—	105	8	—	113
Impairment of goodwill and intangible assets	—	1,039	—	—	1,039
Restructuring costs	—	55	2	—	57
Other operating expense (income)	—	6	(2)	—	4

Income (loss) from operations	—	(291)	123	—	(168)
Interest expense	192	321	—	(256)	257
Interest income	(132)	(148)	(8)	256	(32)
Other (income) expense	(19)	—	1	—	(18)

(Loss) income before provision for income taxes and equity in earnings of subsidiaries	(41)	(464)	130	—	(375)
Provision for income taxes	(24)	(78)	41	—	(61)

(Loss) income before equity in earnings of subsidiaries	(17)	(386)	89	—	(314)
Equity in (loss) earnings of consolidated subsidiaries	(414)	65	—	349	—
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	2	—	2

Net (loss) income	$(431)	$(321)	$91	$349	$(312)

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Consolidating Statement of Operations
	For the Year Ended December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(in millions)
Net sales	$—	$5,131	$575	$(11)	$5,695
Cost of sales	—	2,336	239	(11)	2,564

Gross profit	—	2,795	336	—	3,131
Selling, general and administrative expenses	—	1,828	190	—	2,018
Depreciation and amortization	—	91	7	—	98
Impairment of intangible assets	—	6	—	—	6
Restructuring costs	—	63	13	—	76
Other operating (income) expense	—	(71)	—	—	(71)

Income from operations	—	878	126	—	1,004
Interest expense	—	224	29	—	253
Interest income	—	(48)	(16)	—	(64)
Other (income) expense	—	—	(2)	—	(2)

Income before provision for income taxes and equity in earnings of subsidiaries	—	702	115	—	817
Provision for income taxes	—	280	42	—	322

Income before equity in earnings of subsidiaries	—	422	73	—	495
Equity in earnings of consolidated subsidiaries	—	1	—	(1)	—
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	2	—	2

Net income	$—	$423	$75	$(1)	$497

	Consolidating Statement of Operations
	For the Year Ended December 31, 2006
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(in millions)
Net sales	$—	$4,177	$534	$(11)	$4,700
Cost of sales	—	1,751	219	(11)	1,959

Gross profit	—	2,426	315	—	2,741
Selling, general and administrative expenses	—	1,481	178	—	1,659
Depreciation and amortization	—	60	9	—	69
Restructuring costs	—	24	3	—	27
Other operating (income) expense	—	(32)	—	—	(32)

Income from operations	—	893	125	—	1,018
Interest expense	—	205	52	—	257
Interest income	—	(36)	(10)	—	(46)
Other (income) expense	—	1	1	—	2

Income before provision for income taxes and equity in earnings of subsidiaries	—	723	82	—	805
Provision for income taxes	—	284	14	—	298

Income before equity in earnings of subsidiaries	—	439	68	—	507
Equity in earnings of consolidated subsidiaries	—	6	—	(6)	—
Equity in earnings of unconsolidated subsidiaries, net of tax	—	1	2	—	3

Net income	$—	$446	$70	$(6)	$510

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Consolidating Balance Sheet
	As of December 31, 2008
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(in millions)
Current assets:
Cash and cash equivalents	$—	$145	$69	$—	$214
Accounts receivable:
Trade (net of allowances of $0, $11, $2, $0 and $13, respectively)	—	481	51	—	532
Other	—	49	2	—	51
Related party receivable	27	619	6	(652)	—
Inventories	—	240	23	—	263
Deferred tax assets	12	78	3	—	93
Prepaid and other current assets	24	54	6	—	84

Total current assets	63	1,666	160	(652)	1,237
Property, plant and equipment, net	—	935	55	—	990
Investments in consolidated subsidiaries	2,413	380	—	(2,793)	—
Investments in unconsolidated subsidiaries	—	—	12	—	12
Goodwill	—	2,961	22	—	2,983
Other intangible assets, net	—	2,639	73	—	2,712
Long-term receivable, related parties	3,989	—	—	(3,989)	—
Other non-current assets	451	106	7	—	564
Non-current deferred tax assets	—	—	140	—	140

Total assets	$6,916	$8,687	$469	$(7,434)	$8,638

Current liabilities:
Accounts payable and accrued expenses	$78	$667	$51	$—	$796
Related party payable	614	28	10	(652)	—
Income taxes payable	—	—	5	—	5

Total current liabilities	692	695	66	(652)	801
Long-term debt payable to third parties	3,505	17	—	—	3,522
Long-term debt payable to related parties	—	3,989	—	(3,989)	—
Deferred tax liabilities	—	966	15	—	981
Other non-current liabilities	112	607	8	—	727

Total liabilities	4,309	6,274	89	(4,641)	6,031

Total equity	2,607	2,413	380	(2,793)	2,607

Total liabilities and equity	$6,916	$8,687	$469	$(7,434)	$8,638

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Consolidating Balance Sheet
	As of December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(in millions)
Current assets:
Cash and cash equivalents	$—	$28	$39	$—	$67
Accounts receivable:
Trade (net of allowances of $0, $16, $4, $0 and $20, respectively)	—	464	74	—	538
Other	—	58	1	—	59
Related party receivable	—	61	9	(4)	66
Note receivable from related parties	—	1,317	210	—	1,527
Inventories	—	296	29	—	325
Deferred tax assets	—	71	10	—	81
Prepaid and other current assets	—	72	4	—	76

Total current assets	—	2,367	376	(4)	2,739
Property, plant and equipment, net	—	796	72	—	868
Investments in consolidated subsidiaries	—	89	—	(89)	—
Investments in unconsolidated subsidiaries	—	—	13	—	13
Goodwill	—	3,156	27	—	3,183
Other intangible assets, net	—	3,526	91	—	3,617
Other non-current assets	—	98	3	(1)	100
Non-current deferred tax assets	—	—	8	—	8

Total assets	$—	$10,032	$590	$(94)	$10,528

Current liabilities:
Accounts payable and accrued expenses	$—	$748	$64	$—	$812
Related party payable	—	143	36	(4)	175
Current portion of long-term debt payable to related parties	—	126	—	—	126
Income taxes payable	—	15	7	—	22

Total current liabilities	—	1,032	107	(4)	1,135
Long-term debt payable to third parties	—	19	—	—	19
Long-term debt payable to related parties	—	2,893	—	—	2,893
Deferred tax liabilities	—	1,289	35	—	1,324
Other non-current liabilities	—	126	11	(1)	136

Total liabilities	—	5,359	153	(5)	5,507

Total equity	—	4,673	437	(89)	5,021

Total liabilities and equity	$—	$10,032	$590	$(94)	$10,528

The accompanying notes are an integral part of these consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Consolidated Statement of Cash Flows
	for the Year Ended December 31, 2008
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(in millions)
Operating activities:
Net cash provided by operating activities	$(125)	$736	$98	$—	$709
Investing activities:
Purchases of property, plant and equipment	—	(288)	(16)	—	(304)
Issuances of notes receivable, net	(3,888)	(776)	(27)	4,526	(165)
Proceeds from repayments of notes receivable, net	—	1,488	76	(24)	1,540
Other, net	—	—	3	—	3

Net cash (used in) provided by investing activities	(3,888)	424	36	4,502	1,074
Financing activities:
Proceeds from issuance of long-term debt related to separation	—	1,615	—	—	1,615
Proceeds from issuance of long-term debt related to guarantor/ non-guarantor	614	3,888	24	(4,526)	—
Proceeds from senior unsecured credit facility	2,200	—	—	—	2,200
Proceeds from senior unsecured notes	1,700	—	—	—	1,700
Proceeds from bridge loan facility	1,700	—	—	—	1,700
Repayment of long-term debt related to separation	—	(4,653)	(11)	—	(4,664)
Repayment of long-term debt related to guarantor/ non-guarantor	—	—	(24)	24	—
Repayment of senior unsecured credit facility	(395)	—	—	—	(395)
Repayment of bridge loan facility	(1,700)	—	—	—	(1,700)
Deferred financing charges paid	(106)	—	—	—	(106)
Cash distributions to Cadbury	—	(1,989)	(76)	—	(2,065)
Change in the Cadbury’s net investment	—	100	(6)	—	94
Other, net	—	(4)	—	—	(4)

Net cash provided by (used in) financing activities	4,013	(1,043)	(93)	(4,502)	(1,625)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	—	117	41	—	158
Currency translation	—	—	(11)	—	(11)
Cash and cash equivalents at beginning of period	—	28	39	—	67

Cash and cash equivalents at end of period	$—	$145	$69	$—	$214

The accompanying notes are an integral part of these consolidated financial statements

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Condensed Consolidated Statement of Cash Flows
	for the Year Ended December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(in millions)
Operating activities:
Net cash provided by operating activities	$—	$504	$99	$—	$603
Investing activities:
Acquisition of subsidiaries, net of cash	—	(30)	—	—	(30)
Purchases of investments and intangibles	—	(2)	—	—	(2)
Proceeds from disposals of investments and other assets	—	98	—	—	98
Purchases of property, plant and equipment	—	(218)	(12)	—	(230)
Proceeds from disposals of property, plant and equipment	—	4	2	—	6
Group transfer of property, plant and equipment	—	—	—	—	—
Issuances of notes receivable, net	—	(1,441)	(496)	—	(1,937)
Proceeds from repayments of notes receivable, net	—	604	404	—	1,008

Net cash used in investing activities	—	(985)	(102)	—	(1,087)
Financing activities:
Proceeds from issuance of long-term debt	—	2,845	—	—	2,845
Repayment long-term debt	—	(3,130)	(325)	—	(3,455)
Excess tax benefit on stock-based compensation	—	4	—	—	4
Change in the parent’s net investment	—	773	348	—	1,121

Net cash provided by financing activities	—	492	23	—	515
Cash and cash equivalents — net change from:
Operating, investing and financing activities	—	11	20	—	31
Currency translation	—	2	(1)	—	1
Cash and cash equivalents at beginning of period	—	16	19	—	35

Cash and cash equivalents at end of period	$—	$29	$38	—	$67

The accompanying notes are an integral part of these consolidated financial statements

DR PEPPER SNAPPLE GROUP, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Consolidated Statement of Cash Flows
	for the Year Ended December 31, 2006
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(in millions)
Operating activities:
Net cash provided by operating activities	$—	$509	$72	$—	$581
Investing activities:
Acquisition of subsidiaries, net of cash	—	(435)	—	—	(435)
Purchases of investments and intangibles	—	(39)	(14)	—	(53)
Proceeds from disposals of investments and other assets	—	53	—	—	53
Purchases of property, plant and equipment	—	(144)	(14)	—	(158)
Proceeds from disposals of property, plant and equipment	—	13	3	—	16
Group transfer of property, plant and equipment	—	—	—	—	—
Issuances of notes receivable, net	—	(18)	(73)	—	(91)
Proceeds from repayments of notes receivable, net	—	166	—	—	166

Net cash used in investing activities	—	(404)	(98)	—	(502)
Financing activities:
Proceeds from issuance of long-term debt	—	2,086	—	—	2,086
Repayment long-term debt	—	(2,056)	—	—	(2,056)
Excess tax benefit on stock-based compensation	—	1	—	—	1
Change in the parent’s net investment	—	(129)	26	—	(103)

Net cash provided by (used in) financing activities	—	(98)	26	—	(72)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	—	7	—	—	7
Currency translation	—	1	(1)	—	—
Cash and cash equivalents at beginning of period	—	8	20	—	28

Cash and cash equivalents at end of period	$—	$16	$19	$—	$35

The accompanying notes are an integral part of these consolidated financial statements.

26. Subsequent Events
     Hansen Natural Distribution Agreement Termination
     In October 2008, Hansen Natural notified the Company that they were terminating the agreements to distribute Monster Energy as well as other Hansen’s beverage brands drinks in the United States effective December 11, 2008. Pursuant to the terms of the agreements, DPS received a payment of approximately $48 million in consideration for the termination in February 2009. In December 2008, Hansen notified the Company that they were terminating the agreements to distribute Monster Energy drinks in Mexico, effective January 26, 2009. Pursuant to the terms of the agreements, in March 2009 the Company entered into a settlement agreement to receive approximately $5 million in consideration for the termination.
     Agreement with PepsiCo, Inc.
     On December 8, 2009, DPS agreed to license certain brands to PepsiCo, Inc. (“PepsiCo”) on completion of PepsiCo’s proposed acquisitions of The Pepsi Bottling Group, Inc. (“PBG”) and PepsiAmericas, Inc. (“PAS”). As part of the transaction, DPS will receive a one-time payment of $900 million.
     Under a new licensing agreement that will replace existing agreements with PBG and PAS, PepsiCo will distribute Dr Pepper, Crush and Schweppes in the U.S.; Dr Pepper, Crush, Schweppes, Vernors and Sussex in Canada; and Squirt and Canada Dry in Mexico. The new agreement will have an initial term of 20 years, with 20-year renewal periods.
     Additionally, in U.S. territories where it has a distribution footprint, DPS will begin selling certain owned and licensed brands, including Sunkist soda, Squirt, Vernors and Hawaiian Punch, that were previously sold by PBG and PAS.
The accompanying notes are an integral part of these consolidated financial statements.

27. Selected Quarterly Financial Data (unaudited)
     The following table summarizes the Company’s information on net sales, gross profit, net income and earnings per share by quarter for the years ended December 31, 2008 and 2007. This data was derived from the Company’s unaudited consolidated financial statements.
     For periods prior to May 7, 2008, DPS’ financial data has been prepared on a “carve-out” basis from Cadbury’s consolidated financial statements using the historical results of operations, assets and liabilities attributable to Cadbury’s Americas Beverages business and including allocations of expenses from Cadbury. The historical Cadbury’s Americas Beverages information is the Company’s predecessor financial information. The results included below are not necessarily indicative of DPS’ future performance and may not reflect the Company’s financial performance had the Company been an independent, publicly-traded company.

	First	Second	Third	Fourth
For the Year Ended December 31,	Quarter	Quarter	Quarter	Quarter
	(in millions, except per share data)
2008
Net Sales	$1,295	$1,545	$1,494	$1,376
Gross profit	730	851	785	754
Net income	95	108	106	(621)
Basic earnings (loss) per common share(1)	$0.38	$0.42	$0.41	$(2.44)
Diluted earnings (loss) per common share(1)	$0.38	$0.42	$0.41	$(2.44)

2007
Net Sales	$1,257	$1,529	$1,521	$1,388
Gross profit	697	850	816	768
Net income	69	136	154	138
Basic earnings per common share(1)	$0.27	$0.54	$0.61	$0.54
Diluted earnings per common share(1)	$0.27	$0.54	$0.61	$0.54

(1)	In connection with the separation from Cadbury on May 7, 2008, DPS distributed to Cadbury shareholders the common stock of DPS. On the date of the distribution 253.7 million shares of common stock were issued. As a result, on May 7, 2008, the Company had 253.7 million shares of common stock outstanding and this share amount is being utilized for the calculation of basic earnings per common share for all periods presented prior to the date of the Distribution. The same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of DPS was traded prior to May 7, 2008, and no DPS equity awards were outstanding for the prior periods.
The accompanying notes are an integral part of these consolidated financial statements.

     Subsequent to the issuance of the Company’s unaudited interim Condensed Consolidated Financial Statements for the periods ended September 30, June 30, and March 31, 2008, the Company identified an error in the presentation in the previously reported net sales and cost of sales captions on the Statement of Operations. The Company did not eliminate certain intercompany net sales and cost of sales. The Company will restate its unaudited interim Condensed Consolidated Statement of Operations on Form 10-Qs during fiscal year 2009 to reflect the restatements shown below. These adjustments to the unaudited interim Condensed Consolidated Statements of Operations do not affect the Company’s Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Changes in Stockholders’ Equity, Condensed Consolidated Statements of Cash Flows, gross profit, income from operations or net income. The quarterly net sales detailed above reflect the restatement.
     The following is a summary of the effect of the correction associated with Company’s unaudited Condensed Consolidated Statements of Operations for the interim periods of 2008 and 2007 (in millions):

	As Previously Reported		As Restated
2008	Net Sales	Cost of Sales	Net Sales	Cost of Sales
Three months ended March 31	$1,307	$577	$1,295	$565
Three months ended June 30	1,557	706	1,545	694
Six months ended June 30	2,864	1,283	2,840	1,259
Three months ended September 30	1,505	720	1,494	709
Nine months ended September 30	4,369	2,003	4,334	1,968

	As Previously Reported		As Restated
2007	Net Sales	Cost of Sales	Net Sales	Cost of Sales
Three months ended March 31	$1,269	$572	$1,257	$560
Three months ended June 30	1,543	693	1,529	679
Six months ended June 30	2,812	1,265	2,786	1,239
Three months ended September 30	1,535	719	1,521	705
Nine months ended September 30	4,347	1,984	4,307	1,944
The accompanying notes are an integral part of these consolidated financial statements.